Exhibit 10.13
COMPOSITE VERSION reflects all amendments through August 20, 2008

CUMULATIVE CONFORMED VERSION
SALE AND SERVICING AGREEMENT
by and among
CS FUNDING VII DEPOSITOR LLC,
as the Seller
CAPITALSOURCE FINANCE LLC,
as the Originator and as the Servicer
EACH OF THE ISSUERS
FROM TIME TO TIME PARTY HERETO,
EACH OF THE LIQUIDITY BANKS
FROM TIME TO TIME PARTY HERETO
CITICORP NORTH AMERICA, INC.,
as the Administrative Agent
and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Backup Servicer and as the Collateral Custodian
Dated as of May 8, 2008
as amended by
FIRST AMENDMENT
dated as of July 31, 2008
SECOND AMENDMENT
dated as of August 20, 2008
COMMERCIAL LOAN-BACKED VARIABLE FUNDING CERTIFICATES

(continued)

(continued)

(continued)

v

SALE AND SERVICING AGREEMENT
     THIS SALE AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) dated as of May 8, 2008, as amended by the First Amendment, dated as of July 31, 2008, and the Second Amendment, dated as of August 20, 2008, by and among:
     (1) CS FUNDING VII DEPOSITOR LLC, a Delaware limited liability company, as the seller hereunder (together with its successors and assigns in such capacity, the “Seller”);
     (2) CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“CSF”), as the loan originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);
     (3) EACH OF THE ISSUERS FROM TIME TO TIME PARTY HERETO (together with their respective successors and assigns in such capacities, each an “Issuer”);
     (4) EACH OF THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO (together with their respective successors and assigns in such capacities, each a “Liquidity Bank”);
     (5) CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as the administrative agent for the Issuers and Liquidity Banks hereunder (together with its successors and assigns in such capacity, including any successor appointed pursuant to ARTICLE XII, the “Administrative Agent”); and
     (6) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”), and not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).
R E C I T A L S
     WHEREAS, the Seller has acquired, and may from time to time continue to acquire, certain Assets (as defined below) from the Originator pursuant to the Sale Agreement (as defined below);
     WHEREAS, the Seller has previously financed the Existing Assets (as defined below) through the CS VII Issuer Financing (as defined below) and now wishes to repay the CS VII Issuer Financing in full, receive a distribution and reconveyance of the Existing Assets previously held under the CS VII Issuer Financing from the Issuer (as defined in the Indenture defined below), its wholly-owned subsidiary, and finance hereunder the Existing Assets together with Additional Assets it may acquire from time to time;

     WHEREAS, in order to accomplish such financing, the Seller is prepared to transfer and assign, and grant security interests in, the Existing Assets and Additional Assets and other proceeds with respect thereto to the Purchasers (as defined below) from time to time;
     WHEREAS, the Purchasers may, in accordance with the terms of this Agreement, purchase such Assets; and
     WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with;
     NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITION
     Section 1.1 Certain Defined Terms.
     Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:
“1940 Act”: The Investment Company Act of 1940, as amended.
“Accrual Period”: (a) with respect to each Advance (or portion thereof) funded at an Interest Rate other than the CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to but excluding such first Payment Date and (ii) with respect to any subsequent Payment Date, the period from and including the previous Payment Date to but excluding such subsequent Payment Date, and (b) with respect to each Advance (or portion thereof) funded at an Interest Rate equal to the CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (ii) with respect to any subsequent Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first day of such immediately preceding calendar month.
“Acquired Loan”: A Loan (other than an Excluded Loan) that is either (a) originated by a Person other than the Originator, CapitalSource Inc. or any of their respective Subsidiaries and is acquired by the Originator, CapitalSource Inc. or any of their respective Subsidiaries in an arm’s length transaction from an unaffiliated third party; or (b) extended by the Originator, CapitalSource Inc. or any of their respective Subsidiaries directly to the Obligor as part of a multi-lender Loan in which neither CapitalSource Inc. nor any of its Subsidiaries is the administrative (or other analogous) agent; provided that the calculation of the principal amount of any Acquired Loan hereunder shall exclude any Retained Interest with respect to such Acquired Loan.

“Addition Date”: With respect to any Additional Assets, the date on which such Additional Assets become part of the Collateral.
“Additional Amount”: Defined in Section 2.16(a).
“Additional Assets”: All Assets that become part of the Collateral after the Closing Date.
“Adjusted Eurodollar Rate”: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Advance for which an interest rate is then being determined with maturities comparable to the Accrual Period to be applicable to such Advance, determined as of 10:00 a.m. (New York City, New York time) on the date which is two Business Days prior to the commencement of such Accrual Period (and rounded upward to the next whole multiple of 1/16 of 1%) to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.
“Administrative Agent”: Defined in the Preamble of this Agreement.
“Advance”: Defined in Section 2.1(b).
“Advance Rate”: On any Business Day, with respect to each Loan, a percentage determined as follows:
(a)	with respect to all Senior Secured Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4, 85%;

(b)	with respect to all Subordinated Loans assigned Loan Rating 1, Loan Rating 2, Loan Rating 3 or Loan Rating 4, 65%;

(c)	with respect to all Senior Secured Loans assigned Loan Rating 5, 50%;

(d)	with respect to all Subordinated Loans assigned Loan Rating 5, 25%;

(e)	with respect to all Loans assigned Loan Rating 6, 0%; and

(f)	with respect to any Rated Retained Security that is an Eligible Loan, 75%.
For purposes of calculating the Advance Rate with respect to any Acquired Loans, Agented Loans and Participation Loans, the applicable Advance Rate will be determined by reference to the type of underlying Loan being acquired, assigned, agented or participated in, as the case may be.
“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.
“Affected Party”: The Administrative Agent, the Purchasers, each Liquidity Bank, all assignees, participants and Affiliates of the Purchasers and each Liquidity Bank, any successor to CNAI as Administrative Agent and any sub-agent of the Administrative Agent.
“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent’s Account”: A special account (account number 40517805) in the name of the Administrative Agent maintained at Citibank, N.A.
“Agented Loans”: With respect to any Loan, one or more loans to an Eligible Obligor wherein (a) the loan(s) are originated by the Originator in accordance with the Credit and Collection Policy as a part of a loan transaction that has been fully consummated between the Originator and the related Obligor (without regard to any subsequent syndication of such Loan) prior to such Agented Loans becoming part of the Collateral hereunder, (b) upon an assignment of the loan under the Sale Agreement to the Seller, any original note related thereto will be endorsed to the Administrative Agent and held by the Collateral Custodian, on behalf of the Secured Parties, (c) the Seller, as assignee of the loan, will have all of the rights but none of the obligations of the Originator with respect to such loan and the Originator’s right, title and interest in and to the Related Property including the right to receive and collect payments directly in its own name and to enforce its rights directly against the Obligor thereof, (d) the loan, if secured, is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s loan of equal priority and (e) the Originator (or a wholly owned subsidiary of the Originator) is the administrative (or other analogous) agent for loans to such Obligor.
“Aggregate Outstanding Asset Balance”: On any date of determination, the sum of the Outstanding Asset Balances of all Eligible Assets included as part of the Collateral on such date.
“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Seller to the Purchasers, the Administrative Agent, the Backup Servicer, each Hedge Counterparty and the Collateral Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.9, Section 2.10, Section 2.14, Section 2.15 and Section 2.16 to the Affected Parties or

Indemnified Parties) or under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or by the Seller or any other Person under any fee letter (including, without limitation, the Purchaser Fee Letter, the Backup Servicer and Collateral Custodian Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).
“Alarm Service Loan”: An Eligible Loan to a Dealer (or any other Person agreed to by the Administrative Agent) that has secured its repayment obligations with the payments from one or more individuals, businesses or other entities that have entered into security alarm monitoring or security alarm monitoring and maintenance contracts to receive the security alarm monitoring or security alarm monitoring and maintenance services provided thereby.
“Allocation Adjustment Event”: With respect to each Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the occurrence of any one or more of the following under and as defined in any Permitted Securitization Transaction rated by the Rating Agencies, as applicable: (i) a “Servicer Default”, (ii) an “Event of Default” or (iii) an “Accelerated Amortization Event”.
“Alternative Rate”: An interest rate per annum equal to the Adjusted Eurodollar Rate calculated on a daily basis; provided that the Alternative Rate shall be the Base Rate (i) for all Advances of any Liquidity Bank which has provided a notice pursuant to clause (a), (b), (c) or (d) of the definition of Eurodollar Disruption Event and (ii) for the relevant Advances of any Liquidity Bank which has provided a notice pursuant to clause (e) of the definition of Eurodollar Disruption Event.
“Amortization Period”: The period beginning on the occurrence of the Termination Date and ending on the Collection Date.
“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Appraisal”: With respect to any Mortgaged Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines of the Appraisal Institute.
“Appraisal Institute”: The international membership association of professional real estate appraisers.
“Approved Dealers”: With respect to any Acquired Loan, (A) the nationally recognized dealers set forth on Schedule VIII hereto and (B) any other nationally recognized dealers that either are (x) designated by the Administrative Agent, acting in its reasonable discretion or (y) proposed by the Servicer by notice to the Administrative Agent and approved by the Administrative Agent in its sole discretion, and that (in case of both clauses (x) and (y)) are (1) Independent of each other, (2) Independent of the Originator and the Servicer and (3) regularly deal in assets in the nature of such Acquired Loan; provided, however, that, the Administrative Agent may designate dealers to be added to, or removed from, the aforementioned Schedule VIII from time to time (and, upon any such designation, such Schedule VIII shall be deemed to have been amended to reflect such designation without further action by any Person).
“Approved Pricing Service”: (A) the pricing services set forth on Schedule VIII hereto and (B) any other pricing services that either are (x) designated by the Administrative Agent in its sole discretion or (y) proposed by the Servicer by notice to the Administrative Agent and approved by the Administrative Agent in its sole discretion; provided, however, that, in the case of both clauses (A) and (B), unless otherwise agreed by the Administrative Agent, an Acquired Loan will be considered to be “priced” or “quoted” by an Approved Pricing Service only if, in the reasonable judgment of the Administrative Agent, such Approved Pricing Service will continue to provide quotations with respect to such Acquired Loan on an on-going basis in the ordinary course of its business as a pricing service.
“Approved Valuation Agent”: Any Independent third-party appraisal firm designated by the Servicer in writing to the Administrative Agent and approved by the Administrative Agent in its reasonable discretion.
“Asset Checklist”: The list of loan documents delivered by or on behalf of the Seller to the Collateral Custodian that identifies each of the items contained in the related Asset File, as amended from time to time.
“Asset Files”: With respect to any Asset, as applicable, and Related Security, copies of each of the Required Asset Documents and duly executed originals (to the extent required by the Credit and Collection Policy) and copies of any other Records relating to such Asset and Related Security.
“Asset List”: The Asset List provided by or on behalf of the Seller to the Administrative Agent and the Collateral Custodian, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.
“Asset Valuation Date”: With respect to any Acquired Loan:
     (1) the Market Value of which is determined with reference to clause (i)(B)(1) of the definition of Market Value, (x) the last day of each calendar month and (y) each date that a Borrowing Base Certificate is delivered;
     (2) the Market Value of which is determined with reference to clauses (i)(B)(2) and (i)(B)(3) of the definition of Market Value, (x) the last day of each calendar month and (y) each other date requested by the Administrative Agent; provided that on any date that the Aggregate Outstanding Asset Balance of all Assets whose Market Value is determined in accordance with clauses (i)(B)(2) or (i)(B)(3) of the definition of Market Value, is less than $50,000,000, clauses (x) and (y) of the preceding sentence shall be replaced with the following: (x) each Quarterly Determination Date and (y) each other date requested by the Administrative Agent.

“Assets”: Loans and Rated Retained Securities, individually or collectively, as the context requires.
“Assignment and Acceptance”: An assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit M hereto.
“Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter in accordance with the Credit and Collection Policy.
“Assignment of Mortgage”: As to each Loan (other than Agented Loans or Acquired Loans that have been syndicated and with respect to which neither the Originator nor any of its Affiliates is acting in the capacity of administrative agent, and other Loans for which an Assignment of Mortgage has been delivered to Wells Fargo in its capacity as trustee or custodian pursuant to a prior term transaction or warehouse facility involving the Originator or one of its Affiliates) secured by an Interest in Real Property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related Mortgage or similar security instrument and all other documents related to such Loan and to the Seller and to grant a perfected lien thereon by the Seller in favor of the Administrative Agent, on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit I hereto.
“Availability”: At any time, an amount equal to the excess, if any, of (i) the lesser of (a) the Facility Amount and (b) the Maximum Availability over (ii) the Advances Outstanding on such day; provided that (x) during the Amortization Period, or (y) at any time that the Combined Advances Outstanding exceeds the Combined Commitment Amount, the Availability shall be zero.
“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on the Assets included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Collection Period immediately preceding such Payment Date.
“Average Pool Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Asset Balance of all Assets that became Charged-Off Assets (net of Recoveries during such Collection Period) during the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is the sum of the Aggregate Outstanding Asset Balance as of the first day of the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is 12

(or the corresponding lesser number of Determination Dates included in the calculations described herein).
“Average Portfolio Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Outstanding Asset Balance of all Portfolio Assets (excluding equity investments) that became Charged-Off Portfolio Assets (net of Recoveries during such Collection Period) during the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is the sum of the Portfolio Outstanding Asset Balance (excluding equity investments) as of the first day of the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).
“Average Portfolio Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction the numerator of which is equal to the sum of the Portfolio Delinquency Ratio on such Determination Date and each of the two preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to three (or the corresponding lesser number of Determination Dates included in the calculations described herein).
“Backup Servicer”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.5.
“Backup Servicer and Collateral Custodian Fee Letter”: The Backup Servicer Fee Letter and Collateral Custodian Fee Letter, dated as of May 8, 2008, by and among the Servicer, the Administrative Agent, the Backup Servicer and the Collateral Custodian, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
“Backup Servicer Fee Rate”: The rate per annum set forth in the Backup Servicer and Collateral Custodian Fee Letter as the “Backup Servicer Fee Rate.”
“Backup Servicer Termination Notice”: Defined in Section 7.5.
“Backup Servicing Fee”: Defined in the Backup Servicer and Collateral Custodian Fee Letter.
“Banded Floating Rate Loan”: A Loan where the interest rate payable by the Obligor thereof fluctuates between a minimum interest rate and a maximum interest rate allowable under its Underlying Instruments.
“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate”: On any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the CD Rate and (c) the Federal Funds Rate plus 1.5%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Seller or any ERISA Affiliate of the Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“Borrowing Base”: On any date of determination, the sum of (i) the Aggregate Outstanding Asset Balance and (ii) (a) the Outstanding Asset Balances of all Additional Assets that are Eligible Assets to be included as part of the Collateral on such date minus (b) the amount (calculated without duplication) by which such Eligible Assets exceed any applicable Pool Concentration Criteria (with respect to clause (xvi) of the definition of “Pool Concentration Criteria”, Eligible Assets with the longest weighted average life shall be excluded first and, with respect to clause (xvii) of the definition of “Pool Concentration Criteria”, Eligible Assets with the lowest Loan Margin shall be excluded first).
“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-3, required to be delivered by the Seller along with each Borrowing Notice.
“Borrowing Notice”: Each notice, in the form of Exhibit A-1 or A-2 (as applicable), required to be delivered by the Seller (i) in respect of (a) the Initial Advance and each incremental Advance (as applicable), (b) any reduction of the Facility Amount or repayment of the Advances Outstanding, or (c) any reinvestment of Principal Collections under Section 2.9(b); and (ii) on each Determination Date.
“Breakage Costs”: Any amount or amounts as shall compensate a Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by the Administrative Agent in its sole discretion) as a result of a prepayment by the Seller of Advances Outstanding or Interest. All Breakage Costs shall be due and payable hereunder upon demand.
“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Minneapolis, Minnesota or New York City, New York, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.
“Capital Stock”: Any capital stock or membership interests (in the case of a limited liability company) or equivalent equity interests of CapitalSource Inc. or any Consolidated Subsidiary (to the extent issued to a Person other than CapitalSource Inc.), whether common or preferred.
“CD Rate”: A fluctuating interest rate per annum equal to 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent.

“Change-in-Control”: Any of the following:
     (a) Any “Person” or “group"(as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended), other than the Investors, shall become the “beneficial owner” (as defined in Section 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of shares representing more than the greater of (i) 20% of the shares outstanding of CapitalSource Inc. and (ii) the percentage of the aggregate then outstanding voting stock of CapitalSource Inc. owned beneficially, directly or indirectly, by the Investors;
     (b) the board of directors of CapitalSource Inc. shall not consist of at least a majority of Continuing Directors;
     (c) the failure of CapitalSource Inc. to own (directly or through wholly owned subsidiaries), free and clear of all Liens, the greater of (x) 51% of the outstanding Voting Stock of the Originator and (y) the aggregate amount of the outstanding Voting Stock of the Originator necessary to require the consolidation of the Originator’s financial statements with those of CapitalSource Inc. in accordance with GAAP; or
     (d) the failure by the Originator to own all of the limited liability company membership interests in the Seller.
“Charged-Off Asset”: An Asset with respect to which either of the following occurs: (a) the Servicer has deemed such Asset to be “charged-off” pursuant to the criteria set forth in the Credit and Collection Policy or (b) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) remain unpaid for at least 120 days from the original due date for such payment (without giving effect to any Servicer Advance thereon).
“Charged-Off Portfolio Asset”: A Portfolio Asset the Servicer has deemed to be “charged-off” pursuant to the criteria set forth in the Credit and Collection Policy.
“CHARTA”: CHARTA, LLC, together with its successors and assigns, each as permitted pursuant to this Agreement.
“Citibank”: Citibank, N.A.
“Citibank Facilities”: The securitization/warehouse facilities provided under (i) this Agreement and (ii) the Second Amended and Restated Sale and Servicing Agreement, dated as of May 8, 2008 (the “CREL 2007-A Facility”), by and among CapitalSource Real Estate Loan LLC, 2007-A, CSE Mortgage LLC, each of the Issuers and Liquidity Banks from time to time party thereto, Citicorp North America, Inc., as the Administrative Agent and Wells Fargo Bank, National Association, as the Backup Servicer and as the Collateral Custodian, and the related documentation with respect thereto, in each case, as now or hereafter amended, modified, supplemented, restated or replaced or substituted from time to time in accordance with their respective terms.
“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date”: Either (i) for the purposes of all provisions herein and in the Transaction Documents relating to and referencing the delivery of closing documents hereunder and which are not relating to or referencing the effectiveness of this Agreement, the commitment hereunder or the funding of or accrual of the Initial Advance (including, without limitation, Section 2.1(a)), May 8, 2008, or (ii) for the purposes of all provisions herein and in the Transaction Documents relating to or referencing the effectiveness of this Agreement, the Commitment of any Purchaser, or the funding of or accrual of the Initial Advance hereunder (including, without limitation, Sections 2.1(b), 2.1(d) and 4.2), May 9, 2008.
“Code”: The Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, securities accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts): (i) the Existing Assets and the Additional Assets, and all monies due or to become due in payment under such Existing Assets and the Additional Assets on and after the related Cut-Off Date, including but not limited to all Collections, but excluding any Excluded Amounts; and (ii) all Related Security with respect to the Existing Assets and the Additional Assets, and (iii) all income and Proceeds of the foregoing.
“Collateral Custodian”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 8.5.
“Collateral Custodian Fee”: Defined in the Backup Servicer and Collateral Custodian Fee Letter.
“Collateral Custodian Termination Notice”: Defined in Section 8.5.
“Collection Account”: Defined in Section 6.4(f).
“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.
“Collection Period”: Each calendar month.
“Collections”: (a) All cash collections and other cash proceeds of any Asset, including, without limitation, Scheduled Payments, Finance Charges, Prepayments, Insurance Proceeds, all Recoveries or other amounts received in respect thereof but excluding any Excluded Amounts, (b) any cash proceeds or other funds received by the Seller or the Servicer with respect to any Related Security, (c) all payments received pursuant to any Hedging Agreement or Hedge Transaction and (d) all Deemed Collections.

“Combined Advances Outstanding”: As of any day, the aggregate amount of Advances Outstanding hereunder plus all “Advances Outstanding” under the other Citibank Facilities (excluding the “Class B Advances Outstanding” under the CREL 2007-A Facility).
“Combined Commitment Amount”: As of any day, the lesser of (x) the aggregate Commitments outstanding hereunder plus the “Class A Commitment” outstanding under the CREL 2007-A Facility, and (y) $750,000,000.
“Commercial Paper Notes”: On any day, any short-term promissory notes of any Issuer issued by such Issuer in the commercial paper market.
“Commitment”: With respect to each Liquidity Bank the commitment of such Liquidity Bank to make Advances in accordance herewith in an amount not to exceed (a) with respect to Citibank, prior to the Termination Date, an amount equal to $285,000,000 or such amount as reduced or increased by any Assignment and Acceptance Agreement or (b) on or after the Termination Date, such Liquidity Bank’s pro rata share of the aggregate Advances Outstanding. Any reduction (or termination) of the Facility Amount pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Liquidity Bank’s Commitment.
“Commitment Fee”: With respect to any Purchaser, as defined in such Purchaser’s Purchaser Fee Letter.
“Confirmation and Undertaking Letter”: The Intercreditor and Lockbox Confirmation and Undertaking Letter, dated the date hereof, among the Administrative Agent, the Seller, the Servicer and Originator, CapitalSource Inc., CapitalSource Funding Inc. and CapitalSource Finance LLC, regarding certain agreements between the parties with respect to the Lock-Box Agreement and the Intercreditor Agreement, as the Confirmation and Undertaking Letter may be amended, restated, modified or supplemented from time to time.
“Consolidated Funded Indebtedness”: As of any date of determination, all outstanding Indebtedness of the Originator and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary”: At any date any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of CapitalSource Inc. in its consolidated and consolidating financial statements as of such date.
“Consolidated Tangible Net Worth”: As of any date of determination, the assets less the liabilities of any Person and its Subsidiaries on a consolidated basis, less intangible assets (including goodwill), all determined in accordance with GAAP for the most recent monthly period for which monthly financial statements of such Person should be available in the ordinary course of business of such Person.
“Continuing Directors”: The directors of CapitalSource Inc. on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors is recommended by majority of the then Continuing Directors or such other director receives the vote of the Investors in his or her election by the stockholders of CapitalSource Inc.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
“Corporate Trust Office”: With respect to Wells Fargo, the office at which any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Agreement is located at the address set forth under the signature of Wells Fargo on the applicable signature page hereto.
“CP Rate”: For any day during any Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by an Issuer from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the promissory notes issued by such Issuer that are allocated, in whole or in part, by the Administrative Agent on behalf of such Issuer to fund or maintain the Advances Outstanding funded by such Issuer during such period, as determined by the Administrative Agent (on such Issuer’s behalf) and reported to the Seller and the Servicer, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Administrative Agent (on such Issuer’s behalf) and (ii) other borrowings by such Issuer, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided that if any component of such rate is a discount rate, in calculating the CP Rate, the Administrative Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“Credit and Collection Policy”: The written credit policies and procedures manual of the Originator and the Servicer (which policies shall include without limitation policies on a risk rating system, due diligence format, underwriting parameters and credit approval procedures) in the form provided to the Administrative Agent prior to the Closing Date, as it may be amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).
“CREL 2007-A Facility”: The meaning set forth in the defined term “Citibank Facilities”.
“CSF LIBOR Rate”: The Eurodollar or LIBO rate for 30, 60, 90 or 180 day, as applicable, deposits in Dollars, as and when determined in accordance with the applicable Required Asset Documents.
“CSF Prime Rate”: The rate designated by CSF (or the originator of an Acquired Loan) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the CSF Prime Rate is not intended to be the lowest rate of interest charged by CSF (or such originator) in connection with extensions of credit to debtors.
“CS VII Issuer Financing”: The transactions evidenced and contemplated by (i) the Indenture dated as of April 19, 2007 (the “Indenture”) between CapitalSource Funding VII Trust and Wells

Fargo Bank, National Association as Indenture Trustee, and (ii) the Notes issued thereunder (as defined therein).
“CS VII Issuer Financing SSA”: the Sale and Servicing Agreement, dated April 19, 2007 among CapitalSource Funding VII Trust, as issuer, CS Funding VII Depositor LLC, as depositor, CapitalSource Finance LLC, as loan originator and servicer and Wells Fargo Bank, National Association, as indenture trustee, collateral custodian and backup servicer, as amended, supplemented, and otherwise modified from time to time.
“Cut-Off Date”: With respect to each Existing Asset and Additional Asset, the related Funding Date therefor.
“Deemed Collection”: Defined in Section 2.4(c).
“Dealer”: The security alarm dealer who sells one or more security alarm monitoring or security alarm monitoring and maintenance contracts to one or more Persons obligated to pay for the service(s) provided under such contract(s).
“Delayed-Draw Term Loan”: A Loan that is fully committed on the closing date thereof and is required by its terms to be fully funded in one or more installments on draw dates to occur within three years after the closing date thereof but which, once fully funded, has the characteristics of a Term Loan.
“Delinquent Asset”: An Asset (that is not a Charged-Off Asset) as to which either of the following first occurs: (a) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) remain unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advance thereon) or (b) consistent with the Credit and Collection Policy such Asset would be classified as delinquent by the Servicer.
“Delinquent Portfolio Asset”: A Portfolio Asset (that is not a Charged-Off Portfolio Asset) (excluding equity investments) as to which either of the following first occurs: (a) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) remain unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advance thereon) or (b) consistent with the Credit and Collection Policy (or such similar policies and procedures utilized by the Servicer in servicing such Portfolio Asset) such Portfolio Asset would be classified as delinquent by the Servicer.
“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.
“Determination Date”: The last day of each Collection Period.

“DIP Loan”: A loan to an Obligor that is a “debtor-in-possession” as defined under the Bankruptcy Code.
“Discretionary Sale”: Defined in Section 2.20.
“Discretionary Sale Date”: The Business Day identified by the Seller to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.
“Discretionary Sale Notice”: Defined in Section 2.20(a).
“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.
“Eligible Asset”: With respect to Existing Assets and the factual and legal status of such Existing Assets prior to the Closing Date, the meaning assigned to the term “Eligible Loans” in the CS VII Issuer Financing SSA. With respect to (x) Existing Assets and any changes in factual and legal status since the Closing Date or changes based on newly available information, in each case, that would affect the eligibility of such Existing Assets, and (y) all other Assets, as follows: On any date of determination, each Asset (A) for which the Administrative Agent, Collateral Custodian and Backup Servicer have received the following no later than 2:00 p.m. (New York City, New York time) on the day prior to the related Funding Date: (1) a faxed copy of the duly executed original promissory note, master purchase agreement and purchase statements, Loan Register and Asset Checklist, as applicable, in a form and substance satisfactory to the Administrative Agent and, with respect to any Loans closed in escrow, a certificate (in the form of Exhibit L) from the counsel to the Originator or the Obligor of such Loans certifying the possession of the Required Asset Documents; provided that notwithstanding the foregoing, the Required Asset Documents (including any UCCs included in the Required Asset Documents) shall be in the possession of the Collateral Custodian within two Business Days of any related Funding Date as to any Additional Assets; (2) a Borrowing Notice delivered by the Seller to the Collateral Custodian and the Administrative Agent as part of the Borrowing Notice or Monthly Report delivered by the Servicer, (3) a Borrowing Base Certificate, and (4) a Certificate of Assignment (Exhibit A to the Sale Agreement, including Schedule I thereto); provided that if such Asset is part of a capital contribution to the Seller the Collateral Custodian shall have received the Required Asset Documents within three Business Days of receipt of the Certificate of Assignment and (B) that satisfies each of the following eligibility requirements, as applicable:
(1) With respect to any Asset:
     (a) the Asset, together with the Related Security, has been originated or acquired by the Originator, sold to the Seller pursuant to (and in accordance with) the Sale Agreement and the Seller has good title, free and clear of all Liens (other than Permitted Liens), on such Asset and Related Security;
     (b) the Asset, (i) (together with the Collections and Related Security related thereto) has been the subject of a grant by the Seller in favor of the Administrative Agent on behalf of the Secured Parties, of a first priority perfected security interest, and (ii) with respect to which, at the time of the sale of such Asset to the Seller, the Originator had a first priority (other than in the case of Senior B-Note Loans or Subordinated Loans) perfected security interest in the Related

Property (other than Liens expressly permitted by the Underlying Instruments) relating to such Loan;
     (c) at the time such Asset is included in the Collateral, the Asset (i) is not (and since its origination by the Originator or, in the case of Acquired Loans, acquisition by the Originator has never been) a Charged-Off Asset (either in whole or in part), (ii) is not past due in the case of a Loan, with respect to payments of principal or interest (provided that if such Asset is past due at the time it is included in the Collateral but not more than ten days past due, the Originator and the Servicer must reasonably believe that such Asset will promptly and in no event later than the date of the next Scheduled Payment due on such Asset, be brought current with respect to all payments due thereunder), and (iii) has never been more than 60 days past due, with respect to payments of principal or interest, or, in the case of Acquired Loans, to the best of the Originator’s knowledge after due inquiry, has never been more than 60 days past due in the 12 months prior to acquisition;
     (d) the Asset is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;
     (e) the Asset is an “account”, “chattel paper”, “instrument” or a “general intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions; provided, however, if the Asset constitutes “tangible chattel paper”, there is not more than one (1) “secured party’s original” counterpart of such chattel paper and the sole manually executed counterpart thereof is in the possession of and has been properly endorsed to the Collateral Custodian;
     (f) the Obligor with respect to such Asset is an Eligible Obligor and such Asset is payable only in Dollars and does not permit the currency in which or the country in which such Asset is payable to be changed;
     (g) the Asset is evidenced by a promissory note, an entry on the Loan Register, security agreement, credit, loan or note purchase agreement or other Underlying Instruments, in each case, that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Asset that have not been satisfied or validly waived;
     (h) the Asset does not contravene in any material respect any Applicable Laws (including, without limitation all applicable predatory and abusive lending laws and all laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law in any material respect;
     (i) neither the assignment of the Asset under the Sale Agreement by the Originator, the sale of the Asset hereunder or the granting of a security interest hereunder by the Seller violates, conflicts with or contravenes any Applicable Laws or any contractual or other restriction, limitation or encumbrance;

     (j) on or before the applicable Cut-Off Date, the Obligor of such Asset (or, in the case of Acquired Loans, the applicable agent) shall have been directed to make all payments to the Lock-Box or directly to the Lock-Box Account;
     (k) the Asset requires the Obligor thereof to maintain reasonable and customary property damage and loss insurance with respect to the real or personal property constituting the Related Property (if any) if such Related Property is of a type customarily so insured;
     (l) the Related Property (if any) (i) has not been foreclosed on or repossessed from the current Obligor by the Servicer, and (ii) has not suffered any material loss or damage that has not been repaired or restored or for which insurance proceeds are not available;
     (m) the Asset provides by its terms that the Obligor’s payment obligations are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Originator and the Asset contains a clause that has the effect of unconditionally and irrevocably obligating the Obligor to make periodic payments (including taxes) notwithstanding any damage to, defects in, or destruction of the Related Property (if any) or any other event, including obsolescence of any property or improvements;
     (n) the Asset is not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense whatsoever, including but not limited to, claims by or against the Obligor thereof or a payor to or account debtor of such Obligor;
     (o) the Asset requires the Obligor to maintain the Related Property in good condition and to bear all the costs of operating and maintaining same, including taxes and insurance relating thereto;
     (p) the Asset shall not have been originated in, nor shall it be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Asset under the Transaction Documents would be unlawful, void or voidable;
     (q) the Asset, together with the Required Asset Documents and Asset File related thereto, is assignable and does not require the consent of or notice to the Obligor to consummate the transactions contemplated by the Transaction Documents or contain any other restriction on the transfer or the assignment of the Asset for the purpose of consummating the transactions contemplated by the Transaction Documents other than a consent or waiver of such restriction that has been obtained prior to the date on which the Asset was sold to the Seller;
     (r) the Obligor of such Asset is legally responsible for all taxes relating to the Related Security or other security relating to such Asset, and all payments in respect of the Asset are required to be made free and clear of, and without deduction or withholding for or on account of, any taxes, unless such withholding or deduction is required by Applicable Law in which case the Obligor thereof is required to make “gross-up” payments that cover the full amount of any such withholding taxes on an after-tax basis;
     (s) the Asset complies with the representations and warranties made by the Seller and Servicer hereunder and all information provided by the Seller or the Servicer with respect to the Asset is true and correct in all material respects;

     (t) the Asset and the Related Security have not been sold, transferred, assigned or pledged by the Seller to any Person other than as contemplated in the Transaction Documents;
     (u) no selection procedure adverse to the interests of the Administrative Agent or the Secured Parties was utilized by the Seller or Originator in the selection of Assets for inclusion in the Collateral;
     (v) the Asset has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified by the Seller, the Originator or the Obligor with respect thereto, and no Asset is subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Asset, or otherwise, by the Seller, the Originator or the Obligor with respect thereto except as otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy;
     (w) the particular Asset is not one as to which the Seller or the Servicer has knowledge which should lead it to expect such Asset will not be paid in full;
     (x) except with respect to DIP Loans, the Obligor of such Asset is not the subject of an Insolvency Event or Insolvency Proceedings and, in the case of a DIP Loan, the Loan Originator or its assignee the Loan Originator or its assignee has been granted a first priority lien status in respect of all or certain of the Obligor’s assets by final order of the applicable federal bankruptcy or district court;
     (y) the Asset is secured by a valid, perfected, first priority (other than with respect to Senior B-Note Loans and Subordinated Loans) security interest in all assets that constitute the collateral for the Asset (subject to Liens expressly permitted by the Underlying Instruments);
     (z) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making or performance of the Asset have been duly obtained, effected or given and are in full force and effect;
     (aa) the Asset satisfies all applicable requirements of and was originated or acquired, underwritten and closed in accordance with the Credit and Collection Policy (including without limitation the execution by the Obligor of all documentation required by the Credit and Collection Policy);
     (bb) the Asset was originated or acquired in the ordinary course of the Originator’s business;
     (cc) the Asset arises pursuant to documentation with respect to which the Originator has performed all obligations required to be performed by it thereunder;
     (dd) the Asset is not Margin Stock;
     (ee) the acquisition of the Asset by the Seller will not cause the Seller or the pool of Collateral to be required to be registered as an investment company under the 1940 Act;

     (ff) the Asset is not subject to a guaranty by the Originator or any Affiliate thereof; and
     (gg) the proceeds of the Asset have not and will not be used to finance “ground-up” construction activities.
(2) With respect to any Asset consisting of a Loan:
     (a) the Loan provides (i) for periodic payments of interest and/or principal in cash, which are due and payable on a monthly, quarterly or semi-annual basis unless otherwise consented to in writing by the Administrative Agent, and (ii) that the Servicer (or, with respect to Acquired Loans or Agented Loans, that the agent or a majority of the related lenders) may accelerate all payments if the Obligor is in default under the Loan and any applicable grace period has expired (in the case of any Subordinated Loan, subject to any applicable intercreditor or subordination agreement);
     (b) the Loan constitutes, and was underwritten as, a Senior Secured Loan or a Subordinated Loan, in each case pursuant to and in accordance with the Credit and Collection Policy;
     (c) each Senior Loan has an original term to maturity of not more than 7 years and each Subordinated Loan has an original term to maturity of not more than 10 years ;
     (d) the Loan provides for cash payments that fully amortize the Outstanding Asset Balance of such Loan on or by its maturity and does not provide for such Outstanding Asset Balance to be discounted pursuant to a prepayment in full;
     (e) the Loan does not permit the Obligor to defer all or any portion of the current cash interest due thereunder;
     (f) the Loan does not permit the payment obligation of the Obligor thereunder to be converted or exchanged for equity capital of such Obligor;
     (g) [Intentionally Omitted];
     (h) except with respect to Subordinated Loans, if the Obligor of such Loan is the Obligor of more than one Loan, all such Loans are cross-collateralized and cross-defaulted;
     (i) the Loan does not represent capitalized interest or payment obligations relating to “put” rights;
     (j) the Loan is not a Loan or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;
     (k) the Originator (i) has completed to its satisfaction, in accordance with the Credit and Collection Policy, a due diligence audit and collateral assessment with respect to such Loan and (ii) has done nothing to impair the rights of the Administrative Agent or the Secured Parties with respect to the Loan, the Related Security, the Scheduled Payments or any income or Proceeds therefrom;
     (l) except with respect to Subordinated Loans and Senior B-Note Loans, and to the extent set forth in the definition of those terms, the Loan is not subordinated to any other loan or financing to the related Obligor;
     (m) if the Loan is a Revolving Loan, either it provides by its terms that any future funding thereunder is in the Originator’s sole and absolute discretion or it is subject to the Retained Interest provision of this Agreement;
     (n) the Face Amount of the Loan is the dollar amount thereof shown on the books and records of the Originator and Seller;
     (o) with respect to Subordinated Loans, the Originator has entered into an intercreditor agreement or subordination agreement (or such provisions are contained in the principal Underlying Instruments) with, or provisions for the benefit of, the senior lender, which agreement or provisions are assignable to and have been assigned to the Seller, and which provide that any standstill of remedies by the Originator or its assignee is limited (A) such that no standstill of remedies may be imposed unless (x) a default with respect to the senior obligation has occurred and is continuing and (y) in the case of such a default, other than a payment default, the Originator’s or assignee’s receipt from the senior lender or Obligor of a notice of default by the Obligor under the senior debt, and (B) to no longer than 180 days in duration in the aggregate in any given year;
     (p) with respect to any Acquired Loan and any Excluded Loan, such Loan has been re-underwritten by the Originator and satisfies all of the Originator’s underwriting criteria;
     (q) with respect to any Loan transferred from an Affiliate of the Originator to the Originator, such transfer to the Originator constituted an absolute sale or conveyance (and not a secured loan) and with respect to any such transfer occurring on or after the Closing Date, the Administrative Agent has received a satisfactory legal opinion concerning the acquisition of such Loan by the Originator in a true sale transaction;
     (r) with respect to any Acquired Loan that was acquired in a pool by the Originator along with one or more other Acquired Loans, the Administrative Agent has approved in writing such Loan for inclusion in the Collateral and has completed its own due diligence with respect to such Loan;
     (s) with respect to Agented Loans, the related Underlying Instruments (a) shall include a credit or note purchase or similar agreement containing provisions relating to the appointment and duties of an administrative (or other analogous) agent and intercreditor and (if applicable) subordination provisions, and (b) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;
     (t) with respect to Agented Loans, CSF or CSE Mortgage LLC (or a wholly owned Subsidiary of CapitalSource Inc.) has been appointed the administrative (or other analogous) agent for all such Loans prior to such Agented Loan becoming a part of the Collateral;

     (u) with respect to Agented Loans, if the entity serving as the collateral agent of the security of the lenders to such Obligor with respect to such Loan has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the lenders have been or will be executed and filed or recorded as appropriate prior to such Agented Loan becoming a part of the Collateral or if such entity has or will change after such Agented Loan becomes part of the Collateral, then prior to such entity becoming the collateral agent;
     (v) with respect to any Agented Loan, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Required Asset Documents of, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of such Agented Loan and the Originator’s right, title and interest in the Related Property to the Seller and the Administrative Agent’s security interest therein on behalf of the Secured Parties;
     (w) with respect to Agented Loans, the right to control the actions of and replace the collateral agent and/or the paying agent of the syndicated loans is to be exercised by at least a majority in interest of all holders of such Agented Loans;
     (x) with respect to Agented Loans, all syndicated loans of the Obligor of the same priority are cross-defaulted, the Related Property securing such loans is held by the collateral agent for the benefit of all holders of the syndicated loans and all holders of such loans (a) have an undivided interest in the collateral securing such loans and (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis;
     (y) no portion of the proceeds used to make payments of principal or interest on such Loan have come from a new loan by the Originator;
     (z) the Loan or related Underlying Instruments do not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan, the Required Asset Documents and Asset File;
     (aa) the Loan is not a consumer loan;
     (bb) [reserved];
     (cc) none of the Loans secured by a Mortgage are high-cost loans as defined by applicable predatory and abusive-lending laws;
     (dd) with respect to any Acquired Loan for which the value of such Acquired Loan has been determined in accordance with clause (i)(B)(1) or (i)(B)(2) of the definition of “Market Value” set forth in Section 1.1 of this Agreement, on the later of May 9, 2008 and the date such Loan is included in the Collateral, the Market Value of such Acquired Loan is not less than 90% of the outstanding principal balance of such Acquired Loan;

     (ee) at origination or acquisition by the Originator, such Loan was assigned Loan Rating 1, Loan Rating 2 or Loan Rating 3 and, as of any date thereafter, such Loan is assigned Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4 or Loan Rating 5;
     (ff) if a Subordinated Loan, such Loan must either (i) have an interest coverage ratio that is not less than 1.25:1, or (ii) be made in respect of construction or development of unimproved land;
     (gg) if a Participation Loan, the Loan meets the criteria set forth in clauses (i) – (iii) of the definition of Participation Loan;
     (hh) the Loan was not a Loan made in connection with (i) the construction or development of unimproved land unless (A) the Outstanding Asset Balance of such Loan together with all other Loans made in respect of construction or development of unimproved land does not exceed ten percent (10%) of the aggregate Outstanding Asset Balance of all Loans and (B) the aggregate Outstanding Asset Balance of such Loan does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), or (ii) facilitating the trade-in or exchange of the related Mortgaged Property;
     (ii) no provision of the Loan (other than an Alarm Service Loan) has been waived, modified or altered in any respect, except in accordance with the Credit and Collection Policy and by instruments duly authorized and executed and contained in the Required Loan Documents;
     (jj) after giving effect to the transfer of any Loan hereunder, the weighted average life of the Assets in the aggregate shall not exceed 4.0 years; and
     (kk) after giving effect to such transfer of any Loan hereunder, the Loan Margin shall not be less than 3.00%.
(3) In addition to the criteria set forth in clauses (1) and (2) above, with respect to any Loan that is an Alarm Service Loan, the following additional criteria:
(i)	the Dealer is a Person with a place of business in the United States or, with respect to two (2) of the Alarm Service Loans, Canada;

(ii)	the Dealer has all necessary licenses, permits and other authorizations to conduct security alarm sales, installation, monitoring and maintenance services in the jurisdiction in which it conducts business;

(iii)	the Loan Originator has disclosed on or prior to the Closing Date (for such Loans constituting Existing Assets) or on or prior to the related Addition Date (for such Loans constituting Additional Assets) a calculation of the notional minimum amount of recurring monthly revenue to be received from each security alarm monitoring or security alarm monitoring and maintenance contract;

(iv)	the criteria set forth in clauses (a) through (pp) in Section 3.04 of the CS VII Issuer Financing SSA are met with respect to (x) the accounts receivable or accounts (as defined in the UCC) payable pursuant to a security alarm monitoring or a security alarm monitoring and maintenance contract, (y) each security alarm monitoring or security alarm monitoring and maintenance contract and (z) each Dealer; and

(v)	the scheduled payments under each security alarm monitoring or security alarm monitoring and maintenance contract as set forth in the related Alarm Service Loan are true and correct and accurately represent the recurring monthly revenue to be received from each security alarm monitoring or security alarm monitoring and maintenance contract;
(4) In addition to the criteria set forth in clause (1) above, with respect to any Asset constituting a Rated Retained Security, such Rated Retained Security shall have been approved by the Administrative Agent for inclusion as an Asset.
“Eligible Assignee”: Means (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank, CNAI or any of their Affiliates, or (iii) any financial or other institution acceptable to the Administrative Agent and approved by the Seller (which approval by the Seller shall not be unreasonably withheld, delayed or conditioned and shall not be required if a Termination, Event or an Unmatured Termination Event has occurred and is continuing).
“Eligible Obligor”: With respect to Existing Assets and the factual and legal status of the Obligors of such Existing Assets prior to the Closing Date, the meaning assigned to the term “Eligible Obligor” in the CS VII Issuer Financing SSA. With respect to (x) Existing Assets and any changes in factual and legal status since the Closing Date or changes based on newly available information, in each case, that would affect the eligibility of such Eligible Obligor of Existing Assets, and (y) with respect to all other Assets, on any date of determination, any Obligor that:
     (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization,
     (ii) is a legal operating entity, holding company, or special purpose entity;
     (iii) has not entered into the Loan primarily for personal, family or household purposes,
     (iv) is not a Governmental Authority,
     (v) is not an Affiliate of the Originator or Seller,
     (vi) is not in the gaming (other than Obligors in the business of providing services to the gaming industry), nuclear waste, biotechnology or natural resource exploration/production and oil field service industries,

     (vii) is not engaged in the business of conducting proprietary research on new drug development,
     (viii) except for an Obligor with respect to a DIP Loan, is not the subject of an Insolvency Proceeding, and
     (ix) is not an Obligor of a Charged-Off Asset or Delinquent Asset.
“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (c)(ii) and (c)(iv) of the definition of Permitted Investments.
“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, any corporation described in clause (a) above or any trade or business described in clause (b) above.
“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that the rate at which deposits of Dollars are being offered to such Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance, (d) any Liquidity Bank shall have notified the Administrative Agent of the inability of such Liquidity Bank or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance or (e) any Liquidity Bank shall have notified the Administrative Agent that the principal amount of Advances to be funded by it is less than $500,000.
“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.
“Excepted Person”: Defined in Section 13.13(a).
“Exchange Act”: The United States Securities Exchange Act of 1934, as amended.
“Excluded Amounts”: (a) Any amount received in the Lock-Box by, on or with respect to any Asset included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Asset, (b) any amount representing a reimbursement of insurance premiums and (c) any amount with respect to any Asset retransferred or substituted for upon the occurrence of a Warranty Event (if the Seller has decided that such Asset is no longer to be included in the Collateral) or that is otherwise replaced by a Substitute Asset (if the Seller has decided that such Asset is no longer to be included in the Collateral), to the extent such amount is attributable to a time after the effective date of such replacement.
“Excluded Loan”: A Loan listed on Schedule IX (i) that was originated, acquired or extended by the Originator, CapitalSource Inc. or any of their respective Subsidiaries prior to May 1, 2007, (ii) under which the Originator, CapitalSource Inc. or any of their respective Subsidiaries is acting as administrative (or other analogous) agent and a lender thereunder, or (iii) for which the documentation governing such Loan has been amended and restated based upon the form documentation utilized by the Originator and CapitalSource Inc. The Seller and the Servicer shall update Schedule IX, when necessary, on each Funding Date.
“Existing Assets”: Each Asset purchased by the Seller under the Sale Agreement and owned by the Seller on the Closing Date.

“Face Amount”: With respect to any Asset, the Outstanding Asset Balance thereof, in each case as shown on the applicable Asset List.
“Facility Amount”: The aggregate Commitments then in effect; provided that such amount may not at any time exceed $285,000,000 without the written agreement of the parties hereto; provided further that, on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.
“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.
“FDIC Sale”: Defined in Section 2.21.
“FDIC Sale Date”: The Business Day (which may be the Fremont Closing Date or any Business Day thereafter) identified by the Seller to the Administrative Agent as the proposed date of the FDIC Sale in accordance with the terms of Section 2.21.
“FDIC Sale Notice”: Defined in Section 2.21(a).
“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (New York City, New York time).
“Final Maturity Date”: March 31, 2010.
“Finance Charges”: With respect to any Asset, any interest or finance charges owing by an Obligor pursuant to or with respect to such Asset.
“Financial Sponsor”: Any Person, including any Subsidiary of another Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated one with another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
“Fitch”: Fitch, Inc. or any successor thereto.
“Fixed Rate Asset”: A Loan that is an Eligible Asset other than a Floating Rate Asset.
“Fixed Rate Asset Percentage”: As of any date of determination, the percentage equivalent of a fraction (a) the numerator of which is equal to the sum of the Outstanding Asset Balances of all Fixed Rate Assets and Banded Floating Rate Loans that are within 0.50% of the maximum interest rate allowable under their Required Asset Documents as of such date, and (b) the denominator of which is equal to the Aggregate Outstanding Asset Balance as of such date.

“Floating Rate Asset”: A Loan that is an Eligible Asset where the interest rate payable by the Obligor thereof is based on the CSF Prime Rate or CSF LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related CSF Prime Rate or CSF LIBOR Rate.
“Fremont Bank Adjustment”: The amount of goodwill to be recorded on the balance sheet of CapitalSource Inc. directly as a result of the consummation of the Fremont Transaction, as certified to the Administrative Agent by the chief financial officer, chief accounting officer or treasurer of CapitalSource Inc. on or about the Fremont Closing Date (but in no event later than the second Business Day of the immediately following calendar month), as such amount may be adjusted, upward or downward, by any adjustment to such figure in CapitalSource Inc.’s financial statements required by its independent public accountants.
“Fremont Closing Date”: The closing date for the Fremont Transaction, including the receipt of all necessary governmental approvals in connection therewith.
“Fremont Failed Transaction Date”: The earliest to occur of (i) the date that notice is received by CapitalSource Inc. (or its representatives) from a Governmental Authority having jurisdiction over the Fremont Transaction that it does not intend to approve the Fremont Transaction, (ii) the date that CapitalSource Inc. determines that it does not intend to consummate the Fremont Transaction, (iii) the termination of the Fremont Purchase Agreement without consummation of the Fremont Transaction, and (iv) unless the Fremont Closing Date has occurred on or prior to such date, July 31, 2008 (subject to extensions requested by CapitalSource Inc. and consented to by the Administrative Agent relating to obtaining all necessary approvals of Governmental Authorities in connection with the Fremont Transaction).
“Fremont Purchase Agreement”: That certain Purchase and Assumption Agreement dated as of April 13, 2008, by and among CapitalSource Inc., CapitalSource TRS Inc., Fremont General Corporation, Fremont General Credit Corporation and Fremont Investment & Loan.
“Fremont Transaction”: The acquisition by CapitalSource Inc. of the assets of Fremont Investment & Loan (to the extent and as contemplated under the Fremont Purchase Agreement, without material waiver or amendment, except as consented to by the Administrative Agent), including the receipt of all necessary governmental approvals in connection therewith.
“Fremont Transfer Date”: The earlier to occur of (i) the first Business Day following the Fremont Closing Date on which the sale and assignment of any loans or financial assets by CapitalSource Inc. or any of its Subsidiaries in connection with the Fremont Transaction is permitted under Applicable Law, without regard to eligibility and qualifications that may be imposed with respect thereto, and (ii) the first Business Day 30 days following the Fremont Closing Date (subject to extensions requested by CapitalSource Inc. and consented to by the Administrative Agent relating to obtaining all necessary approvals of Governmental Authorities in connection with the Fremont Transaction).
“Funding Date”: With respect to the initial Funding Date, the Closing Date, and as to any incremental Advance, any Business Day that is one Business Day immediately following the receipt by the Administrative Agent of a Borrowing Notice (along with a Borrowing Base Certificate) in accordance with Section 2.3.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
“H.15”: Federal Reserve Statistical Release H.15.
“Hedge Amount”: On any day, an amount equal to the product of (a) the Borrowing Base and (b) the Fixed Rate Asset Percentage on such day.
“Hedge Collateral”: Defined in Section 5.3(b).
“Hedge Breakage Costs”: For any Hedge Transaction, any amount payable by the Seller for the early termination of that Hedge Transaction or any portion thereof.
“Hedge Counterparty”: At any date of determination, a Permitted Hedge Counterparty which has entered into a Hedging Agreement that remains in effect and has not been terminated on such date of determination.
“Hedge Guaranty”: Any guaranty agreement supporting the obligations of a Hedge Counterparty under its Hedge Agreement, as the same may be in effect from time to time.
“Hedge Notional Amount”: For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.
“Hedge Percentage”: With respect to:
     (a) Fixed Rate Assets is, on any day that (i) the Aggregate Outstanding Asset Balance exceeds $150,000,000, an amount equal to 100% if the sum of the Outstanding Asset Balances of all Fixed Rate Assets exceeds $50,000,000, (ii) the Aggregate Outstanding Asset Balance exceeds $150,000,000, an amount equal to 0% if the sum of the Outstanding Asset Balances of all Fixed Rate Assets is less than or equal to $50,000,000, (iii) the Aggregate Outstanding Asset Balance is less than or equal to $150,000,000, an amount equal to 100% if the sum of the Outstanding Asset Balances of all Fixed Rate Assets exceeds $20,000,000 or (iv) the Aggregate Outstanding Asset Balance is less than or equal to $150,000,000, an amount equal to 0% if the sum of the Outstanding Asset Balances of all Fixed Rate Assets is less than or equal to $20,000,000;
     (b) Floating Rate Assets is 0%;

     (c) Banded Floating Rate Loans that are within 0.50% of the maximum interest rate allowable under their Required Asset Documents, on any day, is an amount equal to 100%.
“Hedge Transaction”: Each interest rate or index rate swap transaction between the Seller and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.
“Hedged Rate”: For any Advance, the interest rate payable to a Hedge Counterparty under the Hedge Transaction related to such Advance computed as of the Cut-Off Date under or with respect to the Asset to which that Advance relates.
“Hedging Agreement”: Each agreement between the Seller and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in such form as the Administrative Agent shall approve in writing, detailing the specific terms of each such Hedge Transaction.
“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.
“Increased Costs”: Any amounts required to be paid by the Seller to an Affected Party pursuant to Section 2.15.
“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.
“Indemnified Amounts”: Defined in Section 11.1.
“Indemnified Parties”: Defined in Section 11.1.

“Indenture”: Defined in the definition of CS VII Issuer Financing.
“Independent”: As to any Person, any other Person (including, in the case of an accountant, a firm of accountants and any member thereof and in the case of an investment banker, an investment bank and any officer thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person and (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar. “Independent” when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.
“Independent Director”: Defined in Section 4.1(u).
“Industry”: The industry of an Obligor as determined by reference to the two digit standard industry classification or North American Industry Classification System codes.
“Initial Advance”: The first Advance.
“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
“Insurance Policy”: With respect to any Asset an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts payable or any payments made on or with respect to an Asset under any Insurance Policy.
“Intercreditor Agreement”: The Fourth Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of June 30, 2005, by and among each of the financing agents from time to time party thereto, Bank of America, N.A., as the lockbox bank, CapitalSource Finance LLC, as the originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding LLC, as the owner of the account and as the owner of the lockbox, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products of:

IR x P x	1

360
where:

IR	=	the Interest Rate applicable on such day; and

P	=	the principal amount of such Advance on such day;
provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
“Interest Collections”: Any and all amounts received in respect of any interest, fees or other similar charges (including any Finance Charges) from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Seller by the Servicer or Originator in respect of an Asset, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment (net of any payment owed by the Seller to, and including any receipts from, any Hedge Counterparties).
“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest, in each case in real property.
“Interest Rate”: For any Accrual Period and for each Advance outstanding for each day during such Accrual Period:
     (i) to the extent the applicable Purchaser is an Issuer that has funded the applicable Advance through the issuance of commercial paper or other senior notes, a rate equal to the applicable CP Rate; or
     (ii) to the extent the applicable Purchaser is (x) an Issuer that did not fund the applicable Advance through the issuance of commercial paper or other senior notes, or (y) is a Liquidity Bank, a rate equal to the Alternative Rate;

provided that the Interest Rate shall be the Base Rate for any Accrual Period for any Advance as to which a Purchaser has funded the making or maintenance thereof without having received at least two Business Days’ prior written notice thereof (including, without limitation, by reason of a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement).
“Investors”: The Persons listed on Schedule VI attached hereto.
“ISDA Definitions”: The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.
“Issuer”: CHARTA and any other any Person that becomes an owner of Advances, by assignment or otherwise, and whose principal business consists of issuing commercial paper or other securities to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.
“Issuer Purchase Limit”: With respect to each Issuer, the lesser of $285,000,000 and the Facility Amount in effect from time to time.
“LIBOR Rate”: For any day during any Accrual Period and any Advance or portion thereof, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two (2) Business Days preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and as of the second Business Day immediately preceding the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance).
“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).
“Liquidation Expenses”: With respect to (a) any Asset, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) and any reasonably allocated costs of counsel (if any), in each case in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Asset upon or after the expiration or earlier termination of such Asset and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Asset if it is a Charged-Off Asset, and if requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for any Asset along with any supporting documentation therefor, and (b) any Portfolio Asset, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) and any reasonably allocated costs of counsel (if any), in each case in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Portfolio Asset upon or after the expiration or earlier termination of such Portfolio Asset and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Portfolio Asset if it is a Charged-Off Portfolio Asset, and if

requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for any Portfolio Asset along with any supporting documentation therefor.
“Liquidity Agreement”: With respect to each Purchaser that is an Issuer, the asset purchase agreement, secondary market agreement or other liquidity agreement, by and among such Purchaser, the Liquidity Banks named therein, and the Administrative Agent, as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time.
“Liquidity Bank”: Citibank and each other Person or Persons who provide liquidity support to any Purchaser which is an Issuer pursuant to a Liquidity Agreement in connection with the issuance by such Issuer of Commercial Paper Notes.
“Liquidity Factor Reduction Event”: With respect to each Asset included as part of the Collateral subject to the Retained Interest provisions of this Agreement, a “Liquidity Factor Reduction Event” under and as defined in any Permitted Securitization Transaction rated by the Rating Agencies.
“Loan”: Any loan originated by the Originator or, in the case of an Acquired Loan, otherwise acquired by the Originator, that is identified on an Asset List and sold or contributed to the Seller hereunder and included as part of the Collateral, which loan includes, without limitation, (i) the Required Asset Documents and Asset File, and (ii) all right, title and interest of the Originator in and to the loan and any Related Property.
“Loan Interest Rate”: With respect to each Eligible Asset, the annual rate of interest borne by the related Underlying Instrument, as shown on the Asset List, and, in the case of an adjustable rate Loan, as the same may be periodically adjusted in accordance with the terms thereof.
“Loan Margin”: With respect to all Eligible Assets and for any date of determination, the positive difference between (x) the weighted average Loan Interest Rate of such Eligible Assets based on the unpaid principal balance of such Eligible Assets and (y) the then-current value of the LIBOR Rate.
“Loan Rating”: Shall mean either Loan Rating 1, Loan Rating 2, Loan Rating 3, Loan Rating 4, Loan Rating 5 or Loan Rating 6, as applicable.
“Loan Rating 1”: Shall mean a rating of 1 pursuant to the Credit and Collection Policy of the Originator.
“Loan Rating 2”: Shall mean a rating of 2 pursuant to the Credit and Collection Policy of the Originator.
“Loan Rating 3”: Shall mean a rating of 3 pursuant to the Credit and Collection Policy of the Originator.
“Loan Rating 4”: Shall mean a rating of 4 pursuant to the Credit and Collection Policy of the Originator.

“Loan Rating 5”: Shall mean a rating of 5 pursuant to the Credit and Collection Policy of the Originator.
“Loan Rating 6”: Shall mean a rating of 6 pursuant to the Credit and Collection Policy of the Originator.
“Loan Register”: Defined in Section 5.4(n).
“Loan-to-Liquidation Value” or “LLV”: With respect to any Loan, as of the date of its origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the maximum availability (as provided in the applicable Underlying Instruments) of such Loan as of the date of its origination and (ii) the denominator of which is equal to the liquidation value of the Related Property securing such Loan that is subject to a first priority lien in favor of the Originator (as determined by the Servicer in accordance with the Credit and Collection Policy and in a commercially reasonable manner).
“Loan-to-Value Ratio” or “LTV”: With respect to any Loan, as of the date of its origination, the percentage equivalent of a fraction (a) the numerator of which is equal to the total commitment amount of such Loan as of the date of its origination (as provided in the related Underlying Instruments) (or the Outstanding Asset Balance with respect to Delayed-Draw Term Loans as determined on the last day of each calendar month) plus the total commitment amount or principal amount, as the case may be, as of the applicable date of origination or incurrence, of all loans and other indebtedness that is senior to or pari passu with such Loan in the “capital structure” of the related Obligor (as defined in, and as determined by the Servicer in accordance with, the Credit and Collection Policy and in a commercially reasonable manner), and (b) the denominator of which is equal to the lower of the Obligor’s cost to acquire the Related Property or the current value (determined by means of an Appraisal) of the Related Property.
“Lock-Box”: The post office box to which Collections are remitted for retrieval by a Lock-Box Bank and deposited by such Lock-Box Bank into a Lock-Box Account, the details of which are contained in Schedule II.
“Lock-Box Account”: The account maintained at the Lock-Box Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.
“Lock-Box Agreement”: The Fifth Amended and Restated Three Party Agreement Relating to Lockbox Services and Control (with Activation Upon Notice), dated as of June 30, 2005, by and among certain financing agents party thereto, Bank of America, N.A., as the lockbox bank, CapitalSource Finance LLC, as the originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding LLC, as the owner of the account and as the owner of the lockbox, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Lock-Box Bank”: Bank of America, N.A., or any of the banks or other financial institutions holding one or more Lock-Box Accounts.
“Margin Stock”: Margin Stock as defined under Regulation U.

“Market Value”: With respect to any Acquired Loan or Excluded Loan and any Asset Valuation Date an amount determined by the Servicer (or, at any time that the Backup Servicer is acting as Servicer, by the Administrative Agent or its designee), in the exercise of its reasonable discretion, equal to:
(i) with respect to an Acquired Loan, the lesser of: (A) the outstanding principal balance of such Acquired Loan and (B) the value determined in accordance with the following, in the following order of priority:
     (1) the price quoted for such Acquired Loan by an Approved Pricing Service as of such Asset Valuation Date;
     (2) if the Servicer reasonably determines that it is unable to obtain a quote from an Approved Pricing Service (or the Servicer otherwise reasonably determines that clause (1) of this definition is inapplicable), the arithmetic mean of three bona fide firm bid-side quotations (or, if the Servicer reasonably determines that it is unable to obtain three such bids, then two bids) from Approved Dealers (as of the Asset Valuation Date or as of such other proximate date as may be approved by the Administrative Agent in its sole discretion) for an aggregate principal amount of such Acquired Loan in an amount not less than (i) the outstanding principal balance of the applicable Acquired Loan or (ii) such lesser amount as the Servicer may determine in its sole discretion; provided, that if the Servicer is unable to obtain at least two such bids, it shall promptly so inform the Administrative Agent, and the Administrative Agent may either (x) itself obtain two such bids from Approved Dealers (in which case the arithmetic mean of such bids shall be used for determining the value pursuant to this clause (2)) or (y) require that the determination of the value be made pursuant to clause (3) below; and
     (3) the lesser of (i) the purchase price paid by the Originator, CapitalSource Inc. or their respective Subsidiaries to an unaffiliated third party for such Acquired Loan or (ii) the value of such Acquired Loan on the books of the Seller as such may have been reduced in accordance with the Credit and Collection Policy, which value shall be further subject to adjustment in the Administrative Agent’s discretion; provided that the Servicer shall determine and report the amount of any such reduction on each Asset Valuation Date.
and (ii) with respect to an Excluded Loan, the lesser of: (A) the outstanding principal balance of such Excluded Loan and (B) the lesser of (x) the purchase price paid by the Originator, CapitalSource Inc. or their respective Subsidiaries to an unaffiliated third party for such Excluded Loan or the par value at origination or extension, as applicable, or (y) the value of such Excluded Loan on the books of the Seller as such may have been reduced in accordance with the Credit and Collection Policy.
“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Servicer or the Seller, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Assets generally or any material portion of the Assets, (c) the rights and remedies of the Administrative Agent, the Purchasers and the Secured Parties under the Transaction Documents, (d) the ability of the Seller, the Servicer, the Backup Servicer or the Collateral Custodian to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the Secured Parties’ interest in the Collateral.
“Materials of Environmental Concern”: Any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Advance Rate” as of any Determination Date, equals 70%.
“Maximum Availability”: On any date of determination an amount equal to the least of:
     (a) the Facility Amount;
     (b) an amount equal to (i) the product of the Borrowing Base and the Weighted Average Advance Rate on such date plus (ii) the amount on deposit in the Principal Collections Account;
     (c) an amount equal to (i) the Borrowing Base minus (ii) the Minimum Overcollateralization Amount plus (iii) the amount on deposit in the Principal Collections Account; and
     (d) an amount equal to (i) the Aggregate Outstanding Asset Balance, minus (ii) the Minimum Equity Amount, plus (iii) the amount on deposit in the Principal Collections Account.
“Minimum Equity Amount”: As of any date of determination, an amount equal to the product of (i) the Aggregate Outstanding Asset Balance multiplied by (ii) a percentage equal to 100% minus the Maximum Advance Rate.
“Minimum Overcollateralization Amount”: As of any date of determination, an amount equal to the product of 1.5 and the sum of the Outstanding Asset Balances of all Eligible Assets attributable to the Obligor having the largest aggregate Outstanding Asset Balance of Eligible Assets included as part of the Collateral (excluding the amount, calculated without duplication, by which such Eligible Assets exceed any applicable Pool Concentration Criteria).
“Minimum Pool Yield”: A Pool Yield equal to 2.20%.
“Monthly Report”: Defined in Section 6.10(b).
“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.
“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”: The underlying Interests in Real Property which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Seller or any ERISA Affiliate on behalf of its employees.
“NAICS Code”: the North American Industry Classification System Codes by at least four digits.
“Net Proceeds of Capital Stock/Conversion of Debt”: Any and all proceeds (whether cash or non-cash) or other consideration received by CapitalSource Inc. and its Consolidated Subsidiaries, on a consolidated basis, in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Indebtedness converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by CapitalSource Inc. and such Consolidated Subsidiary in connection with the issuance of such Capital Stock in each case to the extent classified as equity on the consolidated balance sheet of CapitalSource Inc. and its Consolidated Subsidiaries.
“Noteless Loan”: A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan.
“Obligor”: With respect to any Asset, as applicable, any Person or Persons obligated to make payments pursuant to or with respect to such Asset, including any guarantor thereof. For purposes of calculating any of the Pool Concentration Criteria only, all Assets included as part of the Collateral or to be transferred so as to become part of the Collateral, the Obligor of which is an Affiliate of another Obligor (excluding any Financial Sponsor or Obligors that are Affiliates solely because of common ownership or control by a Financial Sponsor) shall be aggregated with all Assets of such other Obligor; for example, if Corporation A is an Affiliate (other than because of a common Financial Sponsor) of Corporation B, and the sum of the Outstanding Asset Balances of all of Corporation A’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Asset Balance and the sum of the Outstanding Asset Balances all of Corporation B’s Loans included as part of the Collateral constitutes 10% of the Aggregate Outstanding Asset Balance, the combined Obligor concentration for Corporation A and Corporation B would be 20%.
“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller or the Servicer, as the case may be, and delivered to the Collateral Custodian.
“Omnibus Payoff and Restructuring Agreement”: That certain Omnibus Payoff and Restructuring Agreement dated as of the date hereof among CapitalSource Finance LLC, CS Funding VII Depositor LLC, CapitalSource Funding VII Trust, Wells Fargo Bank, National Association,

Citicorp North America, Inc, Citigroup Global Markets Realty Corp, and each other party thereto.
“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.
“Optional Sale”: Defined in Section 2.19(a).
“Optional Sale Date”: Any Business Day, provided the required written notice is given in accordance with Section 2.19(a).
“Originator”: Defined in the Preamble of this Agreement but it being understood that all Loans originated by CapitalSource CF LLC and acquired by CSF (or its permitted successors and assigns) from CapitalSource CF LLC shall be deemed to have been originated by CSF (or its permitted successors and assigns) provided such acquisition is reflected on the Borrowing Base Certificate.
“Other Costs”: Defined in Section 13.9(c).
“Outstanding Asset Balance”: With respect to any Asset at any time, the sum of (a) all future Scheduled Payments becoming due under or with respect to such Asset plus (b) any past due Scheduled Payments with respect to such Asset (other than with respect to those payments to the extent a Servicer Advance is outstanding with respect thereto); provided that notwithstanding anything to the contrary contained herein, for purposes of determining the Outstanding Asset Balance, if any Asset is a Charged-Off Asset or if any portion of an Asset is deemed to be “charged-off” in accordance with the provisions of the definition of Charged-Off Asset, then the entire Asset shall be deemed to have an Outstanding Asset Balance of zero, except for purposes of calculating the Average Pool Charged-Off Ratio; provided further that notwithstanding anything to the contrary contained herein, the Outstanding Asset Balance of any Asset that is a Delinquent Asset shall be deemed to be zero and the Outstanding Asset Balance at any time of any Asset that is an Acquired Loan (other than an Excluded Loan) shall be the Market Value of such Acquired Loan on its most recent Asset Valuation Date.
“Overcollateralization Amount”: As of any date of determination, an amount equal to the product of (i) the Overcollateralization Percentage on such date and (ii) the Borrowing Base on such date.
“Overcollateralization Percentage”: As of any date of determination, the percentage equivalent of (a) one minus (b) a fraction (i) the numerator of which is equal to the Advances Outstanding on such date and (ii) the denominator of which is equal to the Aggregate Outstanding Asset Balance as of such date.
“Overcollateralization Shortfall”: As of any date of determination, the positive difference, if any, of (a) the Minimum Overcollateralization Amount on such date minus (b) the Overcollateralization Amount on such date.
“Parent Undertaking — Originator”: The Parent Undertaking Agreement, in substantially the form of Exhibit N hereto, dated as of the date hereof, relating to the obligations of the Originator,

made by CapitalSource Inc. in favor of the Seller, and assigned to the Administrative Agent, as such Parent Undertaking Agreement may be amended, modified, supplemented, restated or replaced from time to time.
“Parent Undertaking — Servicer”: The Parent Undertaking Agreement, in substantially the form of Exhibit O hereto, dated as of the date hereof, relating to the obligations of the Servicer, made by CapitalSource Inc. in favor of the Administrative Agent, as such Parent Undertaking Agreement may be amended, modified, supplemented, restated or replaced from time to time.
“Participation Loan”: A Loan to an Obligor, originated by the Originator and serviced by the Servicer in the ordinary course of its business, in which a participation interest has been granted to another Person in accordance with the Credit and Collection Policy and (i) such transaction has been fully consummated, pursuant to a participation agreement, (ii) such Loan (other than in the case of a Noteless Loan) is represented by a separate promissory note, and (iii) the Originator has the right to receive and collect payments directly in its own name, and to enforce its rights directly against the Obligor thereof including the right to proceed against collateral; provided that any such Loan shall exclude any Retained Interest.
“Payment Date”: The 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.
“Permitted Hedge Counterparty”: Means (a) Citibank, N.A. and its successors and assigns, and (b) any entity that (i) on the date of entering into a Hedging Agreement (x) is an interest rate swap dealer that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (“Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment of the Seller’s rights under each Hedging Agreement to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.3(b) and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (i) and (ii) hereof and has entered into a Hedging Agreement with the Seller on or prior to the date of such transfer.
“Payment Duties”: Defined in Section 8.2(b).
“Permitted Investments”: With respect to any Payment Date means negotiable instruments or securities or other investments maturing on or before such Payment Date (a) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (b) that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination, and (c) that evidence:
     (4) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);
     (5) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Seller’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category;
     (6) commercial paper, or other short term obligations, having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;
     (7) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;
     (8) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (ii) above;
     (9) investments in taxable money market funds or other regulated investment companies having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch);
     (10) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency; or
     (11) Eligible Repurchase Obligations with a rating acceptable to the Administrative Agent, which rating, in the case of Fitch, shall be “F-1+” and, in the case of S&P, shall be “A-1”.
The Collateral Custodian may pursuant to the direction of the Servicer or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”: With respect to the Collateral (i) Liens for state, municipal or other local taxes (other than payroll taxes) if such taxes shall not at the time be due and payable or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of, or diminution of value, utility or useful life of, the related Collateral, (ii) Liens imposed by operation of law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of, or diminution of value, utility or useful life of, the related Collateral, (iii) Liens (other than any Lien imposed by ERISA) on or in respect of deposits or pledges of cash or letters of credit posted in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, provided that any such Lien attaches only to the cash collateral or letter of credit posted to secure such obligation, and (iv) Liens pursuant to indebtedness incurred by an Obligor that is subordinated, pursuant to a customary and appropriate subordination agreement, to all present and future obligations, indebtedness and liabilities of Obligor or any related guarantor under or in respect of the related Asset at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, such that the Lien in favor of the Originator is senior in priority and the subordinated lien holder is subject to restrictions for a customary and reasonable period of time with respect to its right to take foreclosure actions or exercise other remedies with respect to the related collateral (other than the subordinated lien holder’s customary purchase option of the senior indebtedness at par) in accordance with its credit and collection policies. With respect to the Assets, Liens in favor of the Administrative Agent.
“Permitted Securitization Transaction”: Any financing transaction undertaken by the Seller or an Affiliate of the Seller that is secured, directly or indirectly, by the Collateral or any portion thereof or any interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.
“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
“Pool Charged-Off Ratio”: As of any Determination Date, the product of (i) 12 and (ii) the percentage equivalent of a fraction, (a) the numerator of which is equal to the sum of the Outstanding Asset Balances of all Eligible Assets that became Charged-Off Assets (net of Recoveries during such Collection Period) during the Collection Period related to such Determination Date, and (b) the denominator of which is equal to the Aggregate Outstanding Asset Balance as of the first day of the Collection Period related to such Determination Date.

“Pool Concentration Criteria”: On any day, each of the concentration limitations as set forth below, which concentration limitations (unless otherwise indicated) shall be measured on the basis of a percentage of the Aggregate Outstanding Asset Balance:
     (i) the sum of the Outstanding Asset Balance representing exposure to a single Obligor shall not exceed the greater of (i) 3% of the Aggregate Outstanding Asset Balance, or (ii) $30,000,000; provided however that in no event shall the aggregate Outstanding Asset Balance representing exposure to a single Obligor exceed $50,000,000;
     (ii) no more than 25% of the Aggregate Outstanding Asset Balance shall have an Outstanding Asset Balance in excess of $25,000,000;
     (iii) (A) the aggregate Outstanding Asset Balance of all Eligible Assets the Obligors of which are domiciled within a single state (other than Florida and California) shall not exceed the greater of (x) $20,000,000 and (y) 20% of the Aggregate Outstanding Asset Balance and (B) the aggregate Outstanding Asset Balance of all Eligible Assets the Obligors of which are domiciled in either the state of Florida or the state of California shall not exceed the greater of (x) $20,000,000 and (y) 30% of the Aggregate Outstanding Asset Balance;
     (iv) the aggregate Outstanding Asset Balance of Eligible Assets the Obligors of which are domiciled outside of the United States or Canada shall not exceed the greater of (x) $20,000,000 and (y) 10% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (v) the aggregate Outstanding Asset Balance of Eligible Assets within a single industry (which shall be determined by the Originator based on the four digit NAIC code and included on the Asset List) shall not exceed the greater of (x) $20,000,000 and (y) 30% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (vi) the aggregate Outstanding Asset Balance of Assets consisting of Subordinated Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (vii) the aggregate Outstanding Asset Balance of Eligible Assets assigned Loan Rating 4 shall not exceed 20% of the Aggregate Outstanding Asset Balance of all Eligible Assets, and the aggregate Outstanding Asset Balance of Eligible Assets assigned Loan Rating 5 shall not exceed 10% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (viii) the aggregate Outstanding Asset Balance of DIP Loans shall not exceed the greater of (x) $20,000,000 or (y) 20% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (ix) the aggregate Outstanding Asset Balance of Eligible Assets subject to Scheduled Payments of interest on a basis other than monthly shall not exceed the greater of (x) $20,000,000 and (y) 25% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (x) the aggregate Outstanding Asset Balance of all Senior B-Note Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the Aggregate Outstanding Asset Balance of all Eligible Assets; provided, however that any Senior B-Note Loan or portion thereof in excess of this limitation shall be considered a Subordinated Loan for purposes of determining eligibility;
     (xi) the aggregate Outstanding Asset Balance of Eligible Assets the Obligors of which are principally engaged in the origination of mortgage loans to borrowers who have less than perfect (i.e., less than “A”) credit histories, higher debt to income ratios or whose loans otherwise were underwritten with exceptions to customary “A” quality underwriting guidelines or who present other risks shall not exceed $0;
     (xii) the aggregate Outstanding Asset Balance of Acquired Loans shall not exceed 50% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (xiii) the aggregate Outstanding Asset Balance of any single bulk purchase of Acquired Loans shall not exceed the greater of (x) $20,000,000 and (y) 20% of the Aggregate Outstanding Asset Balance of all Eligible Assets without the approval of the Administrative Agent;
     (xiv) the sum of (a) the aggregate Outstanding Asset Balance of Senior Loans and Senior B-Note Loans with an original term to maturity of 7 years or greater and (b) the aggregate Outstanding Asset Balance of Subordinated Loans with an original term to maturity of 10 years or greater shall not exceed $100,000,000;
     (xv) the aggregate Outstanding Asset Balance of the Rated Retained Securities shall not exceed 2.5% of the Aggregate Outstanding Asset Balance of all Eligible Assets;
     (xvi) the weighted average life of the Eligible Assets shall not exceed 4.0 years; and
     (xvii) the Loan Margin shall not be less than 3.00%.
“Pool Rate”: As of any Determination Date, the annualized percentage equivalent of a fraction, (a) the numerator of which is equal to all Interest Collections on Assets included in the Aggregate Outstanding Asset Balance as of the first day of the Collection Period related to such Determination Date that are deposited into the Collection Account during such Collection Period, and (b) the denominator of which is equal to the Aggregate Outstanding Asset Balance as of the first day of such Collection Period.
“Pool Yield”: On any day, the excess, if any, of (a) the Pool Rate on such day over (b) the sum of (i) the weighted average Interest Rate applicable to the Advances multiplied by the Pool Yield Applicable Advance Rate, (ii) the weighted average Program Fee Rate applicable to the Advances multiplied by the Pool Yield Applicable Advance Rate and (iii) the Servicing Fee Rate, in each case as of such day.

“Pool Yield Applicable Advance Rate”: On any date of determination, if (i) the Maximum Availability is determined hereunder in accordance with clause (d) of the definition thereof, the Maximum Advance Rate then in effect, or (ii) if the Maximum Availability is determined hereunder in accordance with clauses (a), (b) or (c) of the definition thereof, the Weighted Average Advance Rate.
“Portfolio Aggregate Outstanding Asset Balance”: With respect to all Portfolio Assets, on any day, the sum of the Portfolio Outstanding Asset Balances of such Portfolio Assets on such date. Notwithstanding anything to the contrary contained herein, for purposes of determining the Portfolio Aggregate Outstanding Asset Balance, if any portion of a Portfolio Asset is deemed to be “charged-off” in accordance with the provisions of the definition of Charged-Off Portfolio Asset, then the entire Portfolio Asset shall have a zero Outstanding Asset Balance, except for purposes of calculating the Average Portfolio Charged-Off Ratio.
“Portfolio Asset”: Any asset owned or serviced by the Originator (including each Asset). For the avoidance of doubt, the term Portfolio Asset shall not include any asset owned and/or serviced solely by one or more Affiliates of the Originator (but not by the Originator); provided that (i) such asset shall not have been originated or acquired by the Originator and (ii) such asset shall not be included in the consolidated financial statements of the Originator.
“Portfolio Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Portfolio Outstanding Asset Balances of all Delinquent Portfolio Assets on such date and (ii) the denominator of which is equal to the Portfolio Aggregate Outstanding Asset Balance on such date.
“Portfolio Outstanding Asset Balance”: With respect to any Portfolio Asset, the sum of (i) the portion of all future Scheduled Payments becoming due under or with respect to such Portfolio Asset plus (ii) any past due Scheduled Payments with respect to such Portfolio Asset.
“Prepaid Asset”: Any Asset (other than a Charged-Off Asset) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.
“Prepayment Amount”: Defined in Section 6.4(b).
“Prepayments”: Any and all (i) partial or full prepayments on or with respect to an Asset (including, with respect to any Asset and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.
“Prime Rate”: The rate announced publicly by Citibank from time to time as its base rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank or any other specified financial institution in connection with extensions of credit to debtors.
“Prime Rate Asset”: A Floating Rate Asset where the interest rate payable by the Obligor thereof is based on the CSF Prime Rate.

“Principal Collections”: Any and all amounts received in respect of any principal due and payable from or on behalf of Obligors that are deposited into the Principal Collections Account, or received by or on behalf of the Seller by the Servicer or Originator in respect of Assets, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.
“Principal Collections Account”: Defined in Section 6.4(f).
“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.
“Program Fee”: With respect to any Purchaser, as defined in the Purchaser Fee Letter.
“Program Fee Rate”: With respect to any Purchaser, the rate set forth in the Purchaser Fee Letter, but without consideration of clause (y) in subsection (c) thereof.
“Purchaser”: (i) any Issuer and (ii) any Liquidity Bank, as the context requires; and “Purchasers” means collectively (a) the Issuers and (b) the Liquidity Banks.
“Purchaser Affiliate”: With respect to a Purchaser, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 50% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise
“Purchaser Fee Letter”: The Omnibus Purchaser Fee Letter, dated as of the date hereof, by and among the Seller, the Servicer, the Administrative Agent, CapitalSource Real Estate Loan LLC, 2007-A, CSE Mortgage LLC and CSE QRS Funding II LLC, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Qualified Institution”: Defined in Section 6.4(f).
“Qualified Transferee”:
     (a) The Seller, the Administrative Agent or any of their Affiliates; or
     (b) any other Person which:
     (i) has at least $50,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary); and
     (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial real estate properties; and

     (iii) is one of the following: (I) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan; (II) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; or (III) the trustee, collateral agent or administrative agent in connection with (x) a securitization of the subject Asset through the creation of collateralized debt or loan obligations or (y) an asset-backed commercial paper transaction funded by a commercial paper conduit whose commercial paper notes are rated at least “A-1” by S&P or at least “P-1” by Moody’s, or (z) a repurchase transaction funded by an entity which would otherwise be a Qualified Transferee so long as the “equity interest” (other than any nominal or de minimis equity interest) in the special purpose entity that issues notes or certificates in connection with any such collateralized debt or loan obligation, asset-backed commercial paper funded transaction or repurchase transaction is owned by one or more entities that are Qualified Transferees under subclauses (A) or (B) above; or (IV) any entity Controlled (as defined below) by any of the entities described in subclauses (i), (ii) or (iii) above.
For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than 50% of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has the meaning correlative thereto.
“Quarterly Determination Date”: March 31, June 30, September 30 and December 31 of each calendar year.
“Rated Retained Securities”: Each of (i) the CapitalSource Commercial Loan Trust Class E Floating Rate Deferrable Asset Backed Notes, Series 2006-1; and (ii) such other securities as agreed upon by the Administrative Agent.
“Rating Agency”: Each of S&P, Moody’s and Fitch.
“Records”: All documents relating to the Assets, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Seller, the Originator or the Servicer have generated, in which the Seller, the Originator or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Seller, the Originator or the Servicer have otherwise obtained an interest.
“Recoveries”: As of the time any Related Property or any other related property is sold, discarded (after a determination by the Servicer that such Related Property or any other related property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy (or such similar policies and procedures utilized by the Servicer in servicing the Portfolio Assets) with respect to any

Charged-Off Asset or Charged-Off Portfolio Asset, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Asset or Charged-Off Portfolio Asset, the Related Property, any other related property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Asset or Portfolio Asset, as applicable, to be refunded to the related Obligor.
“Register”: Defined in Section 13.16(c).
“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.
“Related Property”: With respect to an Asset, any property or other assets pledged as collateral to the Originator to secure repayment of such Asset including all Proceeds from any sale or other disposition of such property or other assets.
“Related Security”: All of the Seller’s right, title and interest in and to:
     (a) any Related Property securing an Asset and all Recoveries related thereto;
     (b) all Required Asset Documents, Asset Files related to any Asset, Records, and the documents, agreements, and instruments included in the Asset File or Records, including without limitation, rights of recovery of the Seller against the Originator;
     (c) all Insurance Policies with respect to any Asset;
     (d) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Asset, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;
     (e) the Collection Account, each Lock Box, all Lock Box Accounts and the Securities Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;
     (f) any Hedging Agreement and any payment from time to time due thereunder;
     (g) the Sale Agreement and the assignment to the Administrative Agent of all UCC financing statements filed by the Seller against the Originator under or in connection with the Sale Agreement; and
     (h) the proceeds of each of the foregoing.
“Replaced Asset”: Defined in Section 2.18(a).
“Reporting Date”: The date that is two Business Days prior to each Payment Date.

“Required Advance Reduction Amount”: On any day, an amount equal to the larger positive difference, if any, of either (i) Advances Outstanding on such day minus the Maximum Availability on such day, or (ii) Combined Advances Outstanding on such day minus the Combined Commitment Amount on such day (recognizing that Combined Advances Outstanding may be lowered by reductions in Advances Outstanding hereunder as well as by reductions in “Advances Outstanding” under the other Citibank Facilities).
“Required Asset Documents”: With respect to Existing Assets, the meaning assigned to the term “Required Loan Documents” in the CS VII Issuer Financing SSA. With respect to all other Assets, as follows: With respect to (i) any Noteless Loan identified as a Noteless Loan on the Asset Checklist, a copy of the related Loan Register (together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as a part of the Collateral), (ii) all Loans other than Noteless Loans, the duly executed original of the promissory note and an assignment (which may be by endorsement or allonge) of each such promissory note to the Seller and then the Administrative Agent, signed by an officer of the Originator and the Seller, respectively, (iii) any Loan, any related loan agreement and the Asset Checklist together with, to the extent set forth on the Asset Checklist, duly executed (if applicable) originals or copies of each of any related participation agreement, acquisition agreement, subordination agreement, intercreditor agreement, security agreements or similar instruments, UCC financing statements, guarantee, or Insurance Policy (iv) for each Loan, other than Agented Loans or Acquired Loans (or other Loans for which an Assignment of Mortgage has been delivered to Wells Fargo in its capacity as trustee or custodian pursuant to a prior term transaction or warehouse facility involving the Originator or one of its Affiliates), secured by real property, an Assignment of Mortgage, (v) for any Loan identified as an Acquired Loan on the Asset Checklist, the duly executed original assignment agreement; provided that with respect to any Acquired Loan, any of the foregoing documents, other than any related promissory notes in the case of Acquired Loans only, may be copies, and (vi) for any Loan identified as an Alarm Service Loan on the Asset Checklist, the duly executed version of each of the following: the original (and to the extent it exists, the sole chattel paper counterpart) master purchase agreement and, if any, security agreement and a copy of the purchase statement related to each Alarm Service Loan, signed by an officer of the originator of such Alarm Service Loan together with copies of any related assignment agreements, subordination agreement (if set forth on the Asset Checklist), intercreditor agreement (if set forth on the Asset Checklist), security agreements or instruments (to the extent any security interest in collateral has been granted and as set forth in the Asset Checklist or the Asset List), UCC financing statements (to the extent any security interest in collateral has been granted and as set forth in the Asset Checklist or the Asset List) and guarantee (if set forth on the Asset Checklist).
“Required Reports”: Collectively, the Monthly Report, the Servicer’s Certificate required pursuant to Section 6.10(c), the financial statements of the Servicer required pursuant to Section 6.10(d), the annual statements as to compliance required pursuant to Section 6.11, and the annual independent public accountant’s report required pursuant to Section 6.12.
“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Seller now or hereafter outstanding, except a dividend payment solely in interests of that class of membership interests or in any junior class of membership interests of the Seller; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interest of the Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Seller now or hereafter outstanding, and (iv) any payment of management fees by the Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).
“Retained Interest”: (A) With respect to any Revolving Loan or any Loan with an unfunded commitment on the part of the Originator that does not provide by its terms that funding thereunder is in Originator’s sole and absolute discretion and that is transferred by the Originator to the Seller and/or by the Seller to the Purchasers, all of the obligations, if any, to provide additional funding with respect to such Revolving Loan, and (B) with respect to any Acquired Loan, any Participation Loan or any Agented Loan that is transferred by the Originator to the Seller and/or by the Seller to the Purchasers, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Acquired Loan, Participation Loan, or Agented Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Acquired Loan, Participation Loan, or Agented Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator pursuant to clause (A) of this definition.
“Retransfer Date”: Defined in Section 4.6.
“Retransfer Price”: Defined in Section 4.6.
“Review Criteria”: Defined in Section 8.2(b)(i).
“Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Originator to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided that any such Loan shall exclude any Retained Interest.
“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.
“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale Agreement”: The Amended and Restated Loan Sale Agreement, dated as of the date hereof, between the Originator and the Seller, as amended, modified, waived, supplemented, restated or replaced from time to time.
“Scheduled Payments”: With respect to any Asset, each monthly, quarterly, or annual payment of principal required to be made by the Obligor thereof under the terms of such Asset; in all cases, excluding any payment in the nature of, or constituting, interest.

“Secured Party”: (i) each Purchaser, (ii) the Administrative Agent and (iii) each Hedge Counterparty that is either a Purchaser or an Affiliate of the Administrative Agent if that Affiliate is a Hedge Counterparty that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.
“Securities Account”: Defined in Section 6.4(h).
“Securities Intermediary”: Defined in Section 8.11(a).
“Seller”: Defined in the Preamble of this Agreement.
“Senior Loan”: A Loan that (i) is secured by a first priority lien on all of the Obligor’s assets constituting Collateral for such Loan (subject to Permitted Liens), (ii) has a Loan-to-Value Ratio less than or equal to 90% and (iii) provides that the payment obligation of the related Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.
“Senior B-Note Loan”: Any multilender Loan that (i) is secured by a first priority lien on all the Obligor’s assets constituting Collateral for such Loan (subject to Permitted Liens), (ii) has a Loan-to-Value Ratio less than or equal to 90%, and (iii) that contains provisions which, upon the occurrence of an event of default under the underlying loan documents or in the case of any liquidation or foreclosure on the related Collateral, the Originator’s (or its assignee’s) portion of such Loan would be paid only after the other lender party to such Loan (whose right to payment is contractually senior to the Originator or such assignee) is paid in full.
“Senior Secured Loan”: Either a Senior Loan or a Senior B-Note Loan.
“Servicer”: CSF, and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.16(a).
“Servicer Advance”: An advance of Scheduled Payments made by the Servicer pursuant to Section 6.5.
“Servicer Default”: Defined in Section 6.15.
“Servicer Termination Notice”: Defined in Section 6.15.
“Servicer’s Certificate”: Defined in Section 6.10(c).
“Servicing Fee”: Defined in Section 2.14(b); provided, that solely with respect to Servicing Fee payable to the Backup Servicer acting as successor Servicer hereunder, “Servicing Fee” instead means as set forth in the following language (with capitalized terms used in such language but not defined herein to have the meaning given such terms in the CS VII Issuer Financing SSA, and with the definition of Servicing Fee and references to Servicing Fee Rate set forth in Section 2.14(b) deemed to be replaced by the substantive meaning of the following language, but applied in the context of this Agreement): with respect to each Eligible Asset (including any Eligible Asset that has been foreclosed and for which the related Mortgaged Property has become a Foreclosure Property, but excluding any Liquidated Loan), for each Remittance Period, a per annum fee equal to the sum of (i) 1.00% of the Principal Balance of each Loan (other than

Revolving Loans) and (ii) 1.25% of the Principal Balance of each Revolving Loan, in each case at the beginning of such Remittance Period payable to the Servicer for the servicing of such Eligible Loan out of Scheduled Payments made by the Obligor thereunder in an amount determined in the manner in effect on the related Transfer Date (or, in the case of Additional Assets, the related Funding Date).
“Servicing Fee Rate”: 0.50% per annum for Eligible Assets which are not Workout Assets and 0.75% per annum for Workout Assets, without duplication.
“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Subordinated Loan”: Any Loan other than a Senior Loan or a Senior B-Note Loan.
“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided that any joint ventures in which each party to the joint venture possesses 50% of the voting stock of such entity shall be expressly excluded from this definition.
“Substitute Asset”: On any day, an Eligible Asset that meets each of the conditions for substitution set forth in Section 2.18.
“Successor Servicer”: Defined in Section 6.16(a).
“Swap Breakage Costs”: For any Hedge Transaction, any amount payable by the Seller for the early termination of that Hedge Transaction or any portion thereof.
“Tape”: Defined in Section 7.2(b)(ii).
“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination of the Facility Amount pursuant to Section 2.4, (b) the Business Day designated by the Seller to the Administrative Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent, (c) March 31, 2009, (d) with respect to any Purchaser who is an Issuer the date any Liquidity Agreement shall cease to be in full force and effect, or (e) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 10.2.
“Termination Event”: Defined in Section 10.1.
“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Originator arising from an extension of credit by the Originator to an Obligor.
“TNW Test Level”: The greater of (A) the sum of (i) $1,925,000,000, minus (ii) the Fremont Bank Adjustment, plus (iii) 70% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after December 31, 2006 and prior to the Closing Date, and (B) the Unsecured Covenant Floor.
“Transaction”: Defined in Section 3.2.
“Transaction Documents”: This Agreement, the Sale Agreement, each Hedging Agreement, the Hedge Guaranty, the Lock-Box Agreement, the Intercreditor Agreement, the Confirmation and Undertaking Letter, the Parent Undertaking-Originator, the Parent Undertaking-Servicer, each Variable Funding Certificate, the Purchaser Fee Letter, the Backup Servicer and Collateral Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.
“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Backup Servicer incurred in connection with the transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $100,000.
“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries related thereto.
“United States”: The United States of America.
“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
“Unsecured Covenant Floor”: The sum of (a) the higher of (i) the covenant level for “Minimum Consolidated Tangible Net Worth” set forth under Section 5.32(c) of the Unsecured Credit

Facility (or any replacement provision thereunder), and (ii) the covenant level for minimum consolidated tangible net worth found under any securitization or other credit facility that is subject of the “Debt Acceleration” provision found in Section 7.1(e) of the Unsecured Credit Facility (or any replacement provision thereunder), plus (b) $50,000,000.
“Unsecured Credit Facility”: (i) The Credit Agreement, dated as of March 14, 2006, among CapitalSource Inc., as the Borrower, the guarantors listed therein, the lenders listed therein, Wachovia Bank, National Association, as the Administrative Agent, Swingline Lender, and Issuing Lender, Bank of America, N.A., as Issuing Lender, Wachovia Capital Markets, LLC, as Sole Bookrunner and as Lead Arranger, Bank of Montreal, Barclays Bank PLC, and SunTrust Bank, as Co-Documentation Agents, as now or hereafter amended, modified, supplemented, restated or replaced or substituted from time to time in accordance with its terms, and (ii) any other unsecured credit facility entered into by CapitalSource Inc. from time to time following the Closing Date that expressly permits the use of proceeds of advances thereunder to pay obligations outstanding under the Citibank Facilities.
“Unsecured TNW Threshold”: The sum of (a) the higher of (i) the covenant level for “Minimum Consolidated Tangible Net Worth” set forth under Section 5.32(c) of the Unsecured Credit Facility (or any replacement provision thereunder), and (ii) the covenant level for minimum consolidated tangible net worth found under any securitization or other credit facility that is subject of the “Debt Acceleration” provision found in Section 7.1(e) of the Unsecured Credit Facility (or any replacement provision thereunder), plus (b) $75,000,000.
“Variable Funding Certificate” or “VFC”: Defined in Section 2.1(a).
“Voting Stock”: With respect to any Person, capital stock or membership interests (in the case of a limited liability company) issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.
“Warranty Asset”: Any Asset that fails to satisfy any criteria of the definition of Eligible Asset; provided that (a) notwithstanding the foregoing, for purposes of determining what is a Warranty Asset, the criteria set forth in clauses (1)(c), (1)(d), 1(l)(i), 1(s) (but solely to the extent the criteria in such clause 1(s) relates to any express representation and warranty that an Asset is an Eligible Asset), 1(w), 1(x), (1)(y) and clauses (2)(e) and 2(f) (but solely to the extent that the criteria in such clauses 2(e) and 2(f) would not be satisfied as a result of the operation of law or an effective court order in connection with an Insolvency Event) and clause (3)(i) of the definition of Eligible Asset and clauses (viii) and (x) in the definition of Eligible Obligor shall apply only as of the applicable Cut-Off Date of such Asset, and the criteria set forth in clause 2(ee) shall apply only to Acquired Loans first included in the Collateral on or after the Closing Date and (b) with respect to Existing Assets, to the extent that corresponding eligibility criteria to those mentioned in clause (a) above exist in the CS VII Issuer Financing SSA, the limitations referred to in clause (a) shall also apply to those criteria in determining whether such an Asset is a Warranty Asset.

“Warranty Event”: As to any Asset, the discovery that as of the related Cut-Off Date or Funding Date there had existed a breach of any representation or warranty relating to such Asset and the continuance of such breach through any applicable determination date or beyond any applicable cure period.
“Weighted Average Advance Rate”: For any day on which Advances are outstanding, the weighted average of the Advance Rates applicable to the Eligible Assets included in the Collateral on such day, weighted according to the proportion of the Aggregate Outstanding Asset Balance each type of Asset represents; provided that the Weighted Average Advance Rate shall in no event exceed 80%.
“Workout Asset”: A Delinquent Asset or a Charged-Off Asset.
“Zero-Coupon Bond”: A bond that, at the time of determination, does not make periodic payments of interest.
     Section 1.2 Other Terms.
     All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
     Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.4 Interpretation.
     In each Transaction Document, unless a contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
     (iii) reference to any gender includes each other gender;
     (iv) reference to day or days without further qualification means calendar days;
     (v) reference to any time means New York, New York time;
     (vi) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
     (vii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.
ARTICLE II
PURCHASE OF THE VARIABLE FUNDING CERTIFICATES
     Section 2.1 The Variable Funding Certificates.
     (a) On the terms and conditions hereinafter set forth, Seller shall deliver to the Administrative Agent at its address set forth on the signature pages of this Agreement (for the benefit of the applicable Purchasers) on the Closing Date, a duly executed variable funding certificate (each such certificate, a “Variable Funding Certificate” or “VFC”), in substantially the form of Exhibit B. Each Variable Funding Certificate shall evidence an undivided ownership interest (and the Seller does hereby sell, transfer, assign and convey such undivided ownership interest to the Administrative Agent for the benefit of the Purchasers) in the Collateral purchased by a Purchaser in an amount equal, at any time, to the percentage equivalent of a fraction (i) the numerator of which is the Advances outstanding under the applicable VFC on such day, and (ii) the denominator of which is the total aggregate Advances Outstanding on such day. Interest shall accrue, and each VFC shall be payable, as described herein; provided that the aggregate amount outstanding under all VFCs at any one time shall not exceed the Facility Amount.
     (b) On the terms and conditions hereinafter set forth, from the Closing Date to, but excluding the Termination Date, the Seller may, at its option, request advances of funds under the VFCs (each, an “Advance”) and the Issuers may, in their sole discretion, fund such Advance ratably in accordance with their Issuer Purchase Limits (or in such other proportion as the Issuers may mutually agree), and if the Issuers do not fund the entire amount of such Advance, the Liquidity Banks shall fund, ratably in accordance with their Commitments, any portion of such Advance not funded by the Issuers; provided that in no event shall the Purchasers make any Advance if, after giving effect to such Advance, either (i) the aggregate Advances Outstanding hereunder would exceed the lesser of (x) the Facility Amount or (y) the Maximum Availability, or (ii) the Combined Advances Outstanding would exceed the Combined Commitment Amount. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, (i) no Issuer shall fund any Advance at any time if, after giving effect thereto, the outstanding principal amount of Advances funded by such Issuer would exceed such Issuer’s Issuer Purchase Limit, and (ii) no Liquidity Bank shall be obligated to provide the Administrative Agent or the Seller with aggregate funds in connection with an Advance that would exceed such Liquidity Bank’s Commitment then in effect. Each Advance made by the

Purchasers hereunder is subject to the interests of the Hedge Counterparties under Section 2.9(a)(1) and Section 2.10(a)(1) of this Agreement.
     (c) Notwithstanding the foregoing or anything in this Agreement or any other Transaction Document to the contrary, (i) nothing contained in this Agreement or any other Transaction Document shall constitute a commitment by any Issuer to fund any Advance and (ii) the Issuers shall not be liable to make any payments under this Agreement or any other Transaction Document (all liability with respect to which shall be an obligation of the Liquidity Banks or the Administrative Agent).
     (d) The initial Advances hereunder shall be funded on the Closing Date, and shall be funded against (i) the Seller’s acquisition from the Issuer (as defined in the Indenture) and assignment hereunder of the Existing Assets, free and clear of the Lien of the Indenture, and (ii) any Additional Assets necessary or desirable for the Seller to include as Assets to be financed hereunder in connection with procuring the release of the Existing Assets from the Indenture by repayment of the CS VII Issuer Financing Obligations secured under the Indenture in full.
     (e) Notwithstanding anything to the contrary contained herein, this Agreement and the VFCs to be issued thereunder shall constitute a single revolving debt facility with a single maturity and Seller shall not take any action under the Agreement that would cause Seller to have outstanding one or more debt obligations with two or more maturities hereunder. For purposes of this section, debt obligations have “two or more maturities” if they have different stated maturities or if the holders of the debt obligations possess different rights concerning the acceleration of or delay in the maturities of the obligations.
     Section 2.2 [Intentionally Omitted].
     Section 2.3 Procedures for Advances.
     (a) Each Advance from a Purchaser hereunder shall be effected by the Seller (or the Servicer on its behalf) delivering to the Administrative Agent (with a copy to the Collateral Custodian and the Backup Servicer) a duly completed Borrowing Notice (along with a Borrowing Base Certificate) no later than 2:00 p.m. (New York City, New York time) at least one Business Day prior to the proposed Funding Date; provided that no more than two Advances shall be made in any one calendar week without the Administrative Agent’s prior consent. Each Borrowing Notice (along with a Borrowing Base Certificate) shall (i) specify the desired amount of such Advance, which amount must be at least equal to $250,000, (ii) specify the date of such Advance, (iii) specify the Assets to be financed on such Funding Date (including the appropriate file number and Outstanding Asset Balance for each Asset, and identifying each Rated Retained Security or Loan by type and whether such Loan is a Senior Loan, Senior B-Note Loan, Subordinated Loan, Acquired Loan, or Participation Loan) and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable.
     Each Issuer shall promptly thereafter notify the Administrative Agent whether such Issuer has determined to make the requested Advance on the terms specified by the Seller, and the Issuers shall notify the Administrative Agent of the funding allocation as between them (if other than proportional to their Issuer Purchase Limits). The Administrative Agent shall promptly thereafter notify the Seller whether the Issuers have determined to make the requested purchase and, if so, whether all of the terms specified by the Seller are acceptable to the Issuers. If the Issuers have determined not to make the entire amount of an Advance requested to be made, the Administrative Agent shall promptly send notice of the proposed Advance to all of the Liquidity Banks concurrently specifying the date of such Advance, the aggregate amount of such Advance to be funded by the Liquidity Banks (which amount shall be equal to the portion of the Advance not funded by the Issuers), and each such Liquidity Bank’s portion thereof (determined ratably in accordance with its respective Commitment).
     (b) On the date of each Advance, the applicable Purchasers shall upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds, at such bank or other location reasonably designated by Seller in its Borrowing Notice given pursuant to this Section 2.3, an aggregate amount equal to the least of (i) the amount requested by the Seller for such Advance, (ii) an amount equal to the Availability on such Funding Date or (iii) the Facility Amount.
     (c) Effective on the date of each Advance pursuant to this Section 2.3, the Seller hereby sells and assigns to the Administrative Agent, for the benefit of the Purchasers making such Advance, all Assets listed on the attachment to the Borrowing Notice delivered in connection with such Advance, and the Related Security and Collections with respect thereto.
     (d) On each Funding Date, the obligation of each Liquidity Bank to remit its pro rata share of each Advance shall be several from that of each other Liquidity Bank and the failure of any Liquidity Bank to so make such amount available to the Seller shall not relieve any other Liquidity Bank of its obligation hereunder. No Liquidity Bank shall be responsible for the failure of any other Liquidity Bank to make funds available in connection with any Advance.

Section 2.4	Reduction of the Facility Amount; Mandatory and Optional Repayments; Increase of Commitment.
     (a) The Seller may, upon at least 10 days’ prior written notice (such notice to be received by the Administrative Agent no later than 5:00 p.m. (New York City, New York time) on such day) to the Administrative Agent, terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided that each partial reduction of the Facility Amount shall be in an aggregate amount equal to at least $1,000,000. Each notice of reduction or termination pursuant to this Section 2.4(a) shall be irrevocable.
     (b) The Seller may, upon one Business Day’s prior written notice (such notice to be received by the Administrative Agent and each Hedge Counterparty no later than 2:00 p.m. (New York City, New York time) on such day) to the Administrative Agent, reduce the Advances Outstanding by remitting, to the Administrative Agent, for payment to the applicable Purchasers, (i) cash and (ii) instructions to reduce such Advances Outstanding, related accrued Interest, Breakage Costs and Hedge Breakage Costs; provided that no such reduction shall be given effect unless the Seller has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and Seller has paid all Hedge Breakage Costs and any payments owing to the relevant Hedge Counterparty for any such termination. Any reduction of the Advances Outstanding shall be in a minimum amount of $250,000. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Administrative Agent shall apply such amounts first to the pro rata reduction of the Advances Outstanding by paying such amounts to the applicable Purchasers, second to the payment of related accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the applicable Purchasers, and third to the payment of any Breakage Costs and Hedge Breakage Costs and any other payments owing to the applicable Hedge Counterparty in respect of the termination of any Hedge Transaction; provided, however, if such amounts are received during the Amortization Period, such amounts shall be applied in the order of priority set forth in Section 2.10. Any notice relating to any prepayment pursuant to this Section 2.4(b) shall be irrevocable.
     (c) If on any day (i) the Administrative Agent, as agent for the Secured Parties, does not own or have a valid and perfected first priority security interest in any of the Collateral or (ii) any Asset which has been represented by the Seller to be an Eligible Asset is later determined not to have been an Eligible Asset as of the related Cut-Off Date, upon the earlier of the Seller’s receipt of notice from the Administrative Agent or the Seller becoming aware thereof and the Seller’s failure to cure such breach within 30 days, the Seller shall be deemed to have received on such day a collection (a “Deemed Collection”) of such Asset in full and shall on such day pay to the Administrative Agent, on behalf of the Purchasers and each Hedge Counterparty, an amount equal to (x) the Outstanding Asset Balance of the Asset (calculated without regard to either of the provisos contained in the definition of “Outstanding Asset Balance”) to be applied to the pro rata reduction of the principal of each VFC plus (y) any Breakage Costs and Hedge Breakage Costs and any other payments owing to the applicable Hedge Counterparty in respect of the termination of any Hedge Transaction required as a result of the Deemed Collection and retransfer of the related Asset contemplated by this Section 2.4(c). In connection with any such Deemed Collection, the Administrative Agent, as agent for the Secured Parties, shall automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created by the Administrative Agent, all of the right, title and interest of the Administrative Agent, as agent for the Secured Parties, in, to, and under the Asset with respect to which the Administrative Agent has received such Deemed Collection, but without any other representation and warranty of any kind, express or implied.
     Section 2.5 Determination of Interest.
     To the extent any Purchaser’s Interest Rate is determined by reference to the CP Rate, the Administrative Agent shall determine such Purchaser’s CP Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Seller with respect to each Advance, as applicable, on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on or before the third Business Day prior to such Payment Date.
     Section 2.6 Percentage Evidenced by each Variable Funding Certificate.
     The variable percentage ownership interest in the Collateral represented by each VFC shall be initially computed on its date of purchase as set forth in Section 2.1(a). Thereafter, until the Termination Date, each VFC shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Termination Date as set forth in Section 2.1(a). The variable percentage ownership interest in the Collateral represented by each VFC as computed (or deemed to be recomputed) as of the close of business on the day immediately preceding the Termination Date shall remain constant at all times on and after the Termination Date. The variable percentage ownership interest in the Collateral represented by each VFC shall become zero when its Advances and Interest have been indefeasibly paid in full.
     Section 2.7 [Reserved].
     Section 2.8 Notations on Variable Funding Certificates.
     The Administrative Agent is hereby authorized to enter on a schedule attached to the VFC a notation (which may be computer generated) with respect to each Advance under a VFC made by the applicable Purchaser of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to make any such notation on the schedule attached to the VFC shall not limit or otherwise affect the obligation of the Seller to repay the Advances in accordance with their respective terms as set forth herein.
     Section 2.9 Settlement Procedures During the Revolving Period.
     (a) On each Payment Date during the Revolving Period, the Servicer shall direct the Collateral Custodian to pay pursuant to the Monthly Report to the following Persons, from (1) the Collection Account, to the extent of Available Funds, and (2) Servicer Advances received with respect to the immediately preceding Collection Period, the following amounts in the following order of priority:
     (1) pro rata to each Hedge Counterparty, any amounts, (other than any Hedge Breakage Costs and any payments due in respect of the termination of any Hedging Transaction), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (2) to the Servicer, in an amount equal to any unreimbursed Servicer Advances, for the payment thereof;
     (3) to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;
     (4) to the extent not paid for by the Originator, pro rata to the Backup Servicer and the Collateral Custodian, in an amount equal to any accrued and unpaid Backup Servicing Fees, Collateral Custodian Fees and Transition Expenses, for the payment thereof;
     (5) to the Administrative Agent, for the account of the applicable Purchasers pro rata in accordance with the amount of Advances Outstanding hereunder (or portions thereof) held by each Purchaser, in an amount equal to any accrued and unpaid

Interest (including Interest payable on any prior Payment Date and related interest thereon), Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;
     (6) to the Administrative Agent, for the account of the applicable Purchasers pro rata in accordance with the amount of Advances Outstanding hereunder (or portions thereof) held by each Purchaser, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero;
     (7) pro rata to each Hedge Counterparty, any Hedge Breakage Costs and payments due in termination of any Hedge Transaction, owing to that Hedge Counterparty under its respective Hedging Agreement, for the payment thereof;
     (8) to the Administrative Agent, the applicable Purchasers, the Backup Servicer, the Collateral Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this clause (8), all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, for the payment thereof; and
     (9) any remaining amount shall be distributed to the Seller.
     (b) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account, withdraw such funds for the purpose of reinvesting in additional Eligible Assets, provided the following conditions are satisfied:
     (i) all conditions precedent set forth in Section 3.2(b) have been satisfied;
     (ii) the Servicer provides same day written notice to the Administrative Agent and Collateral Custodian by facsimile (to be received no later than 2:00 p.m. (New York City, New York time) on such day) of the request to withdraw Principal Collections and the amount thereof;
     (iii) the notice required in clause (ii) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 and a Borrowing Base Certificate and the same are executed by the Seller and at least one Responsible Officer of the Servicer;
     (iv) the Collateral Custodian provides to the Administrative Agent by facsimile (to be received no later than 2:00 p.m. (New York City, New York time) on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and
     (v) upon the satisfaction of the conditions set forth in clauses (i) through (iv) above, and the Administrative Agent’s confirmation of available funds, the Administrative Agent will instruct the Collateral Custodian by facsimile on such day to release funds from the Principal Collections Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collections Account on such day.

     Section 2.10 Settlement Procedures During the Amortization Period.
     (a) On each Payment Date during the Amortization Period, the Servicer shall direct the Collateral Custodian to pay pursuant to the Monthly Report to the following Persons, (i) from the Collection Account, to the extent of Available Funds, and (ii) from Servicer Advances received with respect to the immediately preceding Collection Period, the following amounts in the following order of priority:
     (1) pro rata to each Hedge Counterparty, any amounts, (including any Hedge Breakage Costs and any payments due in respect of the termination of any Hedge Transaction in an amount not to exceed $250,000 in the aggregate for all Hedging Agreements), owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;
     (2) to the Servicer, in an amount equal to any unreimbursed Servicer Advances, for the payment thereof;
     (3) to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;
     (4) to the extent not paid for by the Originator, pro rata to the Backup Servicer and the Collateral Custodian, in an amount equal to any accrued and unpaid Backup Servicing Fees, Collateral Custodian Fees and Transition Expenses, for the payment thereof;
     (5) to the Administrative Agent, for the account of the applicable Purchasers pro rata in accordance with the amount of Advances Outstanding hereunder (or portions thereof) held by each Purchaser, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;
     (6) to the Administrative Agent, for the account of the applicable Purchasers pro rata in accordance with the amount of Advances Outstanding hereunder (or portions thereof) held by each Purchaser, in an amount necessary to reduce the Advances Outstanding and all other Aggregate Unpaids to zero, for the payment thereof;
     (7) pro rata to each Hedge Counterparty, any Hedge Breakage Costs and payments due in termination of any Hedge Transaction, owing to that Hedge Counterparty under its respective Hedging Agreement to the extent not reimbursed pursuant to clause (1) above, for the payment thereof;
     (8) to the Administrative Agent, the applicable Purchasers, the Backup Servicer, the Collateral Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this clause (8), all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, for the payment thereof; and
     (9) any remaining amount shall be distributed to the Seller.

     Section 2.11 Collections and Allocations.
     (a) Collections. The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received directly by it or on deposit in the form of available funds in the Lock-Box Accounts to the Collection Account by the close of business on the second Business Day after such Collections are received. In transferring Collections to the Collection Account, the Servicer shall segregate Principal Collections and transfer the same to the corresponding Principal Collections Account. The Servicer (or, at any time that the Collection Account is held at Citibank, N.A., the Administrative Agent at the direction of the Servicer) shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account on each Reporting Date in the Monthly Report delivered pursuant to Section 6.10(b).
     (b) Initial Deposits. On the Closing Date and on each Addition Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Eligible Assets being transferred to and included as part of the Collateral on such date.
     (c) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Backup Servicer), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in a format satisfactory to the Administrative Agent in its sole discretion.
     (d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Servicer that mature no later than the Business Day immediately preceding the next Payment Date; from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the Business Day immediately preceding the next Payment Date. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account, and shall be applied pursuant to the provisions of Section 2.9 and Section 2.10.
     Section 2.12 Payments, Computations, Etc.
     (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City, New York time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Seller shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2.0% per annum above the Base Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Purchaser. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.9(a)(8) or Section 2.10(a)(8), such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.
     (c) If any Advance requested by the Seller and approved by the Purchasers and the Administrative Agent, pursuant to Section 2.3 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the applicable Purchasers against any reasonable loss, cost or expense incurred by the applicable Purchasers including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each applicable Purchaser), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Purchaser to fund or maintain such Advance.
     Section 2.13 Mandatory Repurchase.
     On the first Payment Date following the Termination Date when the Borrowing Base is less than 15% of the Borrowing Base as of the Termination Date, the Seller shall notify the Administrative Agent in writing of its intention to purchase all remaining Collateral. On the Payment Date next succeeding any such notice, the Seller shall (i) terminate all Hedge Transactions in accordance with their terms and (ii) purchase all remaining Collateral for a price equal to the Aggregate Unpaids and the proceeds of such purchase will be deposited into the Collection Account and paid in accordance with Section 2.10.
     Section 2.14 Fees.
     (a) The Servicer on behalf of the Seller shall pay in accordance with Section 2.9(a)(5) and Section 2.10(a)(5), as applicable, to the Administrative Agent from the Collection Account to the extent funds are available on each Payment Date, monthly in arrears, the applicable Program Fee and the applicable Commitment Fee agreed to between the Seller and the Administrative Agent in the Purchaser Fee Letter.
     (b) The Servicer shall be entitled to receive a fee (the “Servicing Fee”), monthly in arrears in accordance with Section 2.9(a)(3) and Section 2.10(a)(3), as applicable, which fee shall be equal to the sum of (a) the product of (i) the Servicing Fee Rate applicable to Eligible Assets which are not Workout Assets, (ii) the Aggregate Outstanding Asset Balance (excluding Workout Assets), as of the first day of the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360, and (b) the product of (i) the Servicing Fee Rate applicable to Workout Assets, (ii) the sum of the Outstanding Asset Balances of all Workout Assets, as of the first day of the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360.
     (c) The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.9(a)(4) and Section 2.10(a)(4), as applicable.
     (d) The Collateral Custodian shall be entitled to receive the Collateral Custodian Fee in accordance with Section 2.9(a)(4) and Section 2.10(a)(4), as applicable.
     (e) The Seller shall pay to Kaye Scholer LLP as counsel to the Administrative Agent, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Kaye Scholer LLP within 30 Business Days after receiving an invoice for such amounts.
     Section 2.15 Increased Costs; Capital Adequacy; Illegality.
     (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Collateral, or any right to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Purchasers hereunder or the Purchasers’ rights or obligations hereunder (including, without limitation, conditions relating to agreeing to make or making, funding or maintaining Advances at the Adjusted Eurodollar Rate), the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Servicer shall pay (and to the extent the Servicer does not make such payment the Seller shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
     (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Servicer shall pay (and to the extent the Servicer does not make such payment the Seller shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
     (c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.15, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Servicer shall pay (or to the extent the Servicer does not make such payment the Seller shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
     (d) In determining any amount provided for in this Section 2.15, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.15 shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
     (e) If any Purchaser shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Seller, whereupon all Advances Outstanding of the affected Purchaser in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.
     (f) For avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or Seller with the assets and liabilities of the Administrative Agent, any Purchaser or any Liquidity Bank (a “Consolidation Event”), such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.15. In addition, if a Consolidation Event shall occur, each of the Administrative Agent, Purchasers, Originator, Servicer and Seller agrees to work in good faith to (i) obtain a rating for the Advances acceptable to the Administrative Agent or (ii) seek an alternative term financing and facilitate the transfer or assignment by the Purchasers of the Advances and Assets in connection with such alternative term financing.
     Section 2.16 Taxes.
     (a) All payments made by an Obligor in respect of an Asset and all payments made by the Seller or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Purchasers, any Affected Party or the Administrative Agent, respectively, with respect to payments required to be made by the Seller or Servicer under this Agreement, by a taxing jurisdiction in which the Purchasers, any Affected Party or the Administrative Agent, are organized, conducts business or is paying taxes (as the case may be).
     (b) The Servicer will indemnify (and to the extent the indemnification provided by the Servicer is insufficient the Seller will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Seller.
     (c) Within 30 days after the date of any payment by the Seller and the Servicer of any Taxes, the Seller and the Servicer will furnish to the Administrative Agent at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
     (d) If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Seller, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Seller to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.16(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller and the Servicer to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes.
     (e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder, the Purchasers are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.16, then, within ten days after demand by the Purchasers, the Servicer shall pay (or to the extent the Servicer does not make such payment the Seller shall pay)

to the Purchasers such additional amount or amounts as may be necessary to reimburse the Purchasers for any amounts paid by them.
     (f) Without prejudice to the survival of any other agreement of the Seller and the Servicer hereunder, the agreements and obligations of the Seller and the Servicer contained in this Section 2.16 shall survive the termination of this Agreement.
     Section 2.17 Assignment of the Sale Agreement.
     The Seller hereby assigns to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Seller’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Seller hereby assigns to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under Article VIII of the Sale Agreement. The Seller confirms that the Administrative Agent on behalf of the Secured Parties shall have the sole right to enforce the Seller’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.
     Section 2.18 Substitution of Assets.
     On any day prior to the occurrence of a Termination Event or the commencement of the Amortization Period (and after the occurrence of a Termination Event or during the Amortization Period at the discretion of the Administrative Agent), the Seller may, subject to the conditions set forth in this Section 2.18 and subject to the other restrictions contained herein, replace any Asset with one or more Eligible Assets (each, a “Substitute Asset”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:
     (a) the Seller has recommended to the Administrative Agent (with a copy to the Collateral Custodian) in writing that the Asset to be replaced should be replaced (each a “Replaced Asset”);
     (b) each Substitute Asset is an Eligible Asset on the date of substitution;
     (c) after giving effect to any such substitution, (I) the Advances Outstanding do not exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability, and (II) the Combined Advances Outstanding do not exceed the Combined Commitment Amount;
     (d) for purposes only of substitutions pursuant to Section 4.6 undertaken because an Asset has become a Warranty Asset, the aggregate Outstanding Asset Balance of such Substitute Assets shall be equal to or greater than the aggregate Outstanding Asset Balances of the Replaced Assets;
     (e) for purposes only of substitutions pursuant to Section 4.6 undertaken because an Asset has become a Warranty Asset, such Substitute Assets, at the time of substitution by the Seller, shall have no greater weighted average life than the Replaced Asset;

     (f) all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Asset;
     (g) the substitution of any Substitute Asset does not cause a Termination Event or Unmatured Termination Event to occur;
     (h) the sum of the Outstanding Asset Balance of all Assets that are Substitute Assets (other than in the case of substitutions pursuant to Section 4.6 undertaken because an Asset has become a Warranty Asset) does not exceed 20% of the Facility Amount;
     (i) the sum of (a) the Outstanding Asset Balance of all Substitute Assets (other than in the case of substitutions pursuant to Section 4.6 undertaken because an Asset has become a Warranty Asset) substituted for Delinquent Assets and Charged-Off Assets plus (b) the Outstanding Asset Balance of all Delinquent Assets and Charged-Off Assets (determined without regard to either of the provisos in the definition of Outstanding Asset Balance) that have been sold pursuant to an Optional Sale shall not exceed 10% of the Facility Amount; and
     (j) the Seller shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.
     In addition, the Seller shall in connection with such substitution deliver to the Collateral Custodian the related Required Asset Documents. In connection with any such substitution, the Administrative Agent, as agent for the Secured Parties, shall, automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Administrative Agent, as agent for the Secured Parties, in, to and under such Replaced Asset, but without any representation and warranty of any kind, express or implied.
     Section 2.19 Optional Sales.
     (a) On any Optional Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Seller by the Administrative Agent, on behalf of the Secured Parties, of the Collateral (each, an “Optional Sale”), subject to the following terms and conditions:
     (i) The Seller shall have given the Administrative Agent at least ten Business Days’ prior written notice (in the case of a Permitted Securitization) or five Business Days’ prior written notice (in the case of a Charged-Off Asset or Delinquent Asset) of its intent to effect an Optional Sale, unless such notice is waived or reduced by the Administrative Agent;
     (ii) Any Optional Sale shall be in connection with (x) a Permitted Securitization Transaction or (y) the sale of a Charged-Off Asset or a Delinquent Asset;
     (iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the Seller shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Seller may use the Proceeds of sales of the Collateral;
     (iv) After giving effect to the Optional Sale and the assignment to the Seller of the Collateral on any Optional Sale Date, (a) the remaining Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (b) the remaining Combined Advances Outstanding shall not exceed the Combined Commitment Amount, (c) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (d) the eligibility of any Asset remaining as part of the Collateral after the Optional Sale will be redetermined as of the Optional Sale Date, (e) the Pool Concentration Criteria will be redetermined as of the Optional Sale Date, and (f) neither an Unmatured Termination Event nor a Termination Event shall have resulted;
     (v) On the related Optional Sale Date, the Administrative Agent, on behalf of the Purchasers and Hedge Counterparties, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid, plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding, to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Collateral Custodian, the Backup Servicer, the Purchasers, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the applicable Hedge Counterparty in respect of the termination of any Hedge Transaction); provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Advances Outstanding, to the extent requested by the Seller in connection with the Optional Sale;
     (vi) the sum of (a) the Outstanding Asset Balance of all Substitute Assets (other than in the case of substitutions pursuant to Section 4.6 undertaken because an Asset has become a Warranty Asset) substituted for Delinquent Assets and Charged-Off Assets plus (b) the Outstanding Asset Balance of all Delinquent Assets and Charged-Off Assets (determined without regard to either of the provisos in the definition of Outstanding Asset Balance) that have been sold pursuant to an Optional Sale shall not exceed 10% of the Facility Amount; and
     (vii) On or prior to each Optional Sale Date, the Seller shall have delivered to the Administrative Agent a list specifying all Assets to be sold and assigned pursuant to such Optional Sale.

     (b) In connection with any Optional Sale, following receipt by the Administrative Agent of the amounts referred to in clause (v) above, there shall be sold and assigned to the Seller without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Purchasers and the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clause (iv) above).
     (c) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent and the Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such Optional Sale).
     (d) In connection with any Optional Sale, on the related Optional Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.
     Section 2.20 Discretionary Sales.
     Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding, in connection with the transfer and assignment to the Seller by the Administrative Agent, on behalf of the Secured Parties, of the Collateral (each, a “Discretionary Sale”), subject to the following terms and conditions:
     (a) At least one Business Day prior to each Discretionary Sale Date, the Servicer, on behalf of the Seller, shall have given the Administrative Agent and each Hedge Counterparty written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Assets to be sold and assigned pursuant to such Discretionary Sale, and a revised Borrowing Base Certificate;
     (b) Any Discretionary Sale shall be made by the Servicer, on behalf of the Seller, to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Seller makes no representations, warranties or covenants for the benefit of any other party to the Discretionary Sale and provides no indemnification for the benefit of any other party to the Discretionary Sale;
     (c) After giving effect to the Discretionary Sale and the assignment to the Seller of the Collateral on any Discretionary Sale Date, (a) the Availability is greater than or equal to zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted;
     (d) On the related Discretionary Sale Date, the Administrative Agent, on behalf of the Purchasers, the Hedge Counterparties, the Collateral Custodian and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) an amount sufficient to reduce the Advances Outstanding such that, after giving effect to the transfer of the Assets that are the subject of such Discretionary Sale, the Availability will be equal to or greater than $0 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding to be repaid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other Aggregate Unpaids due and owing to the Administrative Agent, the Purchasers, the Affected Parties, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date; provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (a) through (c) and is sufficient to reduce the Advances Outstanding to the extent requested by the Seller in connection with the Discretionary Sale;
     (e) The Outstanding Asset Balance of the Asset(s) which are the subject of the proposed Discretionary Sale, together with the Outstanding Asset Balance of the Asset(s) sold in all other Discretionary Sales made in the preceding 12 month period, shall not exceed 20% of the Facility Amount;
     (f) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account for distribution in accordance with the provisions of Section 2.9 or 2.10, as applicable;
     (g) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such Discretionary Sale); and
     (h) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.

     Section 2.21 FDIC Sales.
     Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any FDIC Sale Date and in connection with the Fremont Transaction, the Seller may, subject to the Seller’s receipt of prior written consent from the Administrative Agent, which consent shall not be unreasonably withheld, make a sale and assignment of a specified portion of the Collateral in any one or a series of related transactions, and prepay all or a portion of the Advances Outstanding (each such transaction or series of transactions, a “FDIC Sale”). In addition to the consent of the Administrative Agent as set forth above, a FDIC Sale shall be subject to the following additional terms and conditions:
     (a) At least ten Business Days prior to the related FDIC Sale Date, the Servicer, on behalf of the Seller, shall have given the Administrative Agent, the Collateral Custodian and each Hedge Counterparty written notice of its intent to effect a FDIC Sale (each such notice a “FDIC Sale Notice”), specifying the FDIC Sale Date and including a list of all Assets to be sold and assigned pursuant to such FDIC Sale, together with a certificate and evidence to the reasonable satisfaction of the Administrative Agent that the Seller shall have sufficient funds on the FDIC Sale Date to effectuate the contemplated FDIC Sale in accordance with the terms of this Section 2.21;
     (b) The Servicer, on behalf of the Seller, shall have given the Administrative Agent (i) at least three Business Days prior to each FDIC Sale Date, a preliminary Borrowing Base Certificate, and (ii) at least one Business Day prior to each FDIC Sale Date, a final borrowing Base Certificate, in each case, that demonstrates pro forma compliance with the provisions of clauses (d) and (e) below;
     (c) Each FDIC Sale shall be made by the Servicer, on behalf of the Seller, in a transaction (i) reflecting arms-length market terms and (ii) in which the Seller makes no representations, warranties or covenants for the benefit of any other party to the FDIC Sale (other than as may be required under applicable law) and provides no indemnification for the benefit of any other party to the FDIC Sale;
     (d) After giving effect to each FDIC Sale and the assignment to the Seller of the Collateral on the related FDIC Sale Date, (i) the Availability is greater than or equal to zero and the Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (ii) the Combined Advances Outstanding shall not exceed the Combined Commitment Amount, (iii) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (iv) neither an Unmatured Termination Event nor a Termination Event shall have resulted;
     (e) On the related FDIC Sale Date, the Administrative Agent, on behalf of the Purchasers and Hedge Counterparties, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) (x) the portion of the Advances Outstanding to be prepaid, plus (y) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Advances Outstanding, to be paid in connection with the FDIC Sale, plus (b) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Collateral Custodian, the Backup

Servicer, the Purchasers, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the applicable Hedge Counterparty in respect of the termination of any Hedge Transaction); provided that the Administrative Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the FDIC Sale Date is sufficient to satisfy the requirements set forth herein and is sufficient to reduce the Advances Outstanding, to the extent requested by the Seller in connection with the FDIC Sale;
     (f) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent and the Secured Parties in connection with any FDIC Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such FDIC Sale).
     In connection with any FDIC Sale, on the related FDIC Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.
ARTICLE III
CONDITIONS TO ADVANCES
     Section 3.1 Conditions to Closing and Initial Advance.
     The Purchasers shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Purchaser, Administrative Agent, the Backup Servicer and the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent:
     (a) Each Transaction Document (excluding any Hedge Agreement) shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent;

     (b) The Administrative Agent shall have received (i) satisfactory evidence that the Seller and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Seller and the Servicer in form and substance reasonably satisfactory to the Administrative Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against the Originator or the Seller for a breach of the Originator’s and the Seller’s representation or warranty that all such consents and approvals have, in fact, been obtained;
     (c) The Seller, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent as to this and other closing matters certification in the form of Exhibits F-1 and F-2;
     (d) The Seller and the Servicer shall have delivered to the Administrative Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-2; and
     (e) The Seller and the Servicer shall each have delivered to the Administrative Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2 and a perfection certificate in form reasonably acceptable to the Administrative Agent.
     (f) In respect of the Initial Advance, the proceeds thereof, together with such additional funds as the Seller may obtain by capital contribution, if any, will be paid to or at the direction of the Issuer (as defined in the Indenture) so that all the Issuer’s obligations (including all obligations secured by the Indenture) will be concurrently repaid in full, in consideration of the Issuer’s distribution and conveyance of the Existing Assets to the Seller, free and clear of the Lien of the Indenture.
     (g) This Agreement shall have been deemed to be effective pursuant to the terms of the Omnibus Payoff and Restructuring Agreement.
     Section 3.2 Conditions Precedent to All Advances.
     Each Advance to the Seller by the applicable Purchaser (each, a “Transaction”) shall be subject to the further conditions precedent that:
     (a) (i) With respect to any Advance (including the Initial Advance), the Servicer shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian and the Backup Servicer), in the case of an Advance, no later than 2:00 p.m. (New York City, New York time), one Business Day prior to the related Funding Date in a form and substance satisfactory to the Administrative Agent, (1) a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-3), Asset List and Monthly Report, if applicable, and (2) a Certificate of Assignment (Exhibit A to the Sale Agreement including Schedule I, thereto) and containing such additional information as may be reasonably requested by the Administrative Agent, and (ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.4(b) or any reinvestment of Principal Collections permitted by Section 2.9(b), the Servicer shall have delivered to the

Administrative Agent (with a copy to the Backup Servicer) at least one Business Day prior to any reduction of Advances Outstanding a Borrowing Notice (Exhibit A-2) and a Borrowing Base Certificate (Exhibit A-3) executed by the Servicer and the Seller;
     (b) On the date of such Transaction the following statements shall be true, and the Seller shall be deemed to have certified that:
     (i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
     (ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;
     (iii) On and as of such day, after giving effect to such Transaction, (I) the Advances Outstanding shall not exceed the lesser of (x) the Facility Amount and (y) the Maximum Availability, and (II) the Combined Advances Outstanding shall not exceed the Combined Commitment Amount;
     (iv) On and as of such day, the Seller and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day; and
     (v) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance or incremental Advance by the Purchasers in accordance with the provisions hereof, the reduction of Advances Outstanding, the reinvestment of Principal Collections or any other transaction contemplated herein;
     (c) The Seller shall have delivered to the Collateral Custodian (with a copy to the Backup Servicer and the Administrative Agent) in the case of an Advance, no later than 2:00 p.m. (New York City, New York time) one Business Day prior to any Funding Date a faxed copy of the duly executed original promissory notes, master purchase agreement and purchase statements or a copy of the Loan Register, as applicable, for the Loans, and, if any Assets are closed in escrow, a certificate (in the form of Exhibit L) from the counsel to the Originator or the Obligor of such Assets certifying the possession of the Required Asset Documents, provided that notwithstanding the foregoing, the Required Asset Documents (including any UCCs included in the Required Asset Documents) shall be in the possession of the Collateral Custodian within two Business Days of any related Funding Date as to any Additional Assets;
     (d) The Seller shall have delivered such information as is required by the Collateral Custodian to facilitate a trade of any Rated Retained Securities in book-entry form no later than 5:00 p.m. (New York City, New York time) on the Business Day prior to the applicable Funding Date;
     (e) The Seller shall have delivered to the Collateral Custodian, no later than 5:00 p.m. (New York City, New York time) the Business Day following the applicable Funding Date, any

Rated Retained Securities constituting certificated securities indorsed in blank; provided that the Seller shall deliver to the Collateral Custodian no later than 5:00 p.m. the Business Day prior to the applicable Funding Date a faxed copy of such certificated security, to the extent available;
     (f) The Seller shall not have requested the Termination Date to occur;
     (g) The Termination Date shall not have occurred;
     (h) On the date of such Transaction, the Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably require;
     (i) [Intentionally Omitted];
     (j) The Administrative Agent shall have received from the Seller any required Hedging Agreement and related hedging confirms required in connection with the Transaction;
     (k) The Seller and Servicer shall have delivered to the Administrative Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.3;
     (l) With respect to any Acquired Loan acquired from an Affiliate of the Originator, the Administrative Agent has received a satisfactory legal opinion concerning the acquisition of such Loan by the Originator in a true sale transaction;
     (m) The Seller shall have paid all fees required to be paid, including all fees required hereunder and under the Purchaser Fee Letter and shall have reimbursed the Purchasers and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Purchasers and the Administrative Agent; and
     (n) The Seller shall have delivered to the Administrative Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent certifying that each of the foregoing conditions precedent has been satisfied.
     The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent, which right may be exercised at any time by the Administrative Agent, to refuse to fund the requested Advance or Advances or if any Advances were funded during any such time that any of the foregoing conditions precedent were not satisfied, the Administrative Agent may direct the Seller to pay to the Administrative Agent for the benefit of the applicable Purchasers an amount equal to all such Advances.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of the Seller.
     The Seller represents and warrants as follows:
     (a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and sell the Collateral.
     (b) Due Qualification. The Seller is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.
     (c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) sell and assign an ownership interest in the Collateral, and (d) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.
     (d) Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s operating agreement or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the legality, invalidity or enforceability of this Agreement or any other

Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
     (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.
     (h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Seller.
     (i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent and the Seller shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit E-1.
     (j) Selection Procedures. No procedures believed by the Seller to be adverse to the interests of any Purchaser were utilized by the Seller in identifying and/or selecting the Assets in the Collateral. In addition, each Asset shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Seller or the Originator and is then in effect.
     (k) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
     (l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
     (m) Security Interest.
     (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for

Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;
     (ii) each of the Assets, along with the related Asset Files, constitutes a “general intangible,” an “instrument,” an “account,” or “chattel paper,” within the meaning of the applicable UCC (and if constituting “tangible chattel paper”, the sole “secured party’s original” marked as such shall have been delivered to the Collateral Custodian);
     (iii) the Seller owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;
     (iv) the Seller has received all consents and approvals required by the terms of any Asset to the sale and granting of a security interest in the Assets hereunder to the Administrative Agent, on behalf of the Secured Parties;
     (v) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement;
     (vi) other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Seller under the Sale Agreement, or (B) that have been terminated. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller;
     (vii) all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
     (viii) the Seller has received a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes (if any), the copies of the Loan Registers that constitute or evidence the Assets and any tangible chattel paper, if applicable, in each case solely on behalf of and for the benefit of the Secured Parties;
     (ix) none of the underlying promissory notes or Loan Registers or tangible chattel paper, as applicable, that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties;
     (x) none of the Collateral has been pledged or otherwise made subject to a Lien; and

     (xi) with respect to (1) any Asset comprising “financial assets” within the meaning of the UCC, such Assets have been delivered to and are being held in a “securities account” within the meaning of the UCC that is maintained in the name of, and under the control and direction of the Collateral Custodian or another institution that for the purposes of the UCC is a “securities intermediary” whose “jurisdiction” with respect to the Collateral is the State of New York, the terms of which account treat the Collateral Custodian as entitled to exercise the rights that comprise any financial assets credited to such account solely on behalf of and for the benefit of the Secured Parties and (2) any Asset comprising certificated securities within the meaning of the UCC, such Assets have been delivered to the Collateral Custodian and indorsed in blank to the Collateral Custodian solely on behalf of and for the benefit of the Secured Parties.
     (n) Reports Accurate. All Monthly Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Administrative Agent or any Purchaser in connection with this Agreement are true, complete and correct, and no Monthly Report contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
     (o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Seller keeps all the Records is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Seller’s Federal Employee Identification Number is 20-8768331. The Seller has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.
     (p) Lock-Boxes. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks and the names, addresses and account numbers of all accounts to which Collections of the Collateral outstanding before the Initial Advance hereunder have been sent, are specified in Schedule II (which shall be deemed to be amended in respect of terminating or adding any Lock-Box Account or Lock-Box Bank upon satisfaction of the notice and other requirements specified in Section 5.2(k)). The Seller has not granted or agreed to grant to any Person other than the Administrative Agent and Collateral Custodian an interest in any Lock-Box Account except as disclosed to the Administrative Agent and in a manner consistent with the Intercreditor Agreement.
     (q) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.
     (r) Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Seller purchases Collateral.
     (s) Value Given. The Seller shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Seller of the Collateral under the Sale Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Seller, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
     (t) Accounting. The Seller accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).
     (u) Special Purpose Entity. The Seller has not and shall not:
     (i) engage in any business or activity other than the purchase and receipt of Collateral and related assets from the Originator under the Sale Agreement, the sale of Collateral under the Transaction Documents, and such other activities as are incidental thereto;
     (ii) acquire or own any material assets other than (a) the Collateral and related assets from the Originator under the Sale Agreement and (b) incidental property as may be necessary for the operation of the Seller;
     (iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent;
     (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or fail to observe limited liability company formalities;
     (v) own any Subsidiary or make any investment in any Person without the consent of the Administrative Agent except with respect to the “Issuer” (as defined in the Indenture);
     (vi) except as permitted by this Agreement and the Lock-Box Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;
     (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Purchasers, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;
     (viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

     (ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
     (x) enter into any contract or agreement with any Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person;
     (xi) seek its dissolution or winding up in whole or in part;
     (xii) fail to correct any known misunderstandings regarding the separate identity of Seller and the Originator or any principal or Affiliate thereof or any other Person;
     (xiii) guarantee, become obligated for, or hold itself out to be responsible for the indebtedness of another Person;
     (xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);
     (xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Internal Revenue Code and regulations;
     (xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the indebtedness of any third party (including any of its principals or Affiliates);
     (xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
     (xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
     (xix) except as may be required by the Internal Revenue Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or affiliates, (b) any Affiliate of a principal or (c) any other Person;
     (xx) permit any transfer (whether in one or more transactions) of any direct or indirect ownership interest in the Seller to the extent it has the ability to control the same, unless the Seller delivers to the Administrative Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

     (xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;
     (xxii) fail to pay its own liabilities and expenses only out of its own funds;
     (xxiii) fail to pay the salaries of its own employees in light of its contemplated business operations;
     (xxiv) acquire the obligations or securities of its Affiliates or stockholders;
     (xxv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
     (xxvi) fail to use separate invoices and checks bearing its own name;
     (xxvii) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;
     (xxviii) fail at any time to have at least one independent director who is not and has not been for at least five years a director, officer, employee, trade credit or shareholder (or spouse, parent, sibling or child of the foregoing) of (a) the Servicer, (b) the Seller, (c) any principal of the Servicer, (d) any Affiliate of the Servicer, or (e) any Affiliate of any principal of the Servicer (an “Independent Director”); provided that such Independent Director may be an independent director of another special purpose entity affiliated with the Servicer or its Affiliates or fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Director are duly authorized by the unanimous vote of the board of directors (including the Independent Director);
     (xxix) take any of the following actions without obtaining the prior unanimous consent of all directors (including the consent of the Independent Director): (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller, (e) make any assignment for the benefit of the Seller’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and
     (xxx) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Patton Boggs LLP, dated as of the Closing Date.
     (v) [Intentionally Omitted.]

     (w) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of, or is exempt from the registration requirement of, the 1940 Act.
     (x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     (y) Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws and all laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy).
     (z) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with respect to all of the Collateral.
     (aa) Collections. The Seller acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
     (bb) Set-Off, etc. Other than Senior B-Note Loans or Subordinated Loans, no Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller, the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Seller, the Originator or the Obligor with respect thereto, except as otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy.
     (cc) Full Payment. The Seller has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.
     (dd) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.

     (ee) Representations and Warranties in Sale Agreement. The representations and warranties made by the Originator to the Seller in the Sale Agreement are hereby remade by the Seller on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ee), such representations and warranties are incorporated herein by reference as if made by the Seller to the Administrative Agent and each of the Secured Parties under the terms hereof mutatis mutandis.
     (ff) Reaffirmation of Representations and Warranties by the Seller. On each day that any Advance is made hereunder, the Seller shall be deemed to have certified that all representations and warranties described in Section 4.1 hereof are correct on and as of such day as though made on and as of such day.
     (gg) Participation and Acquired Loans. The participations created with respect to the Participation Loans and the sale to the Originator with respect to the Acquired Loans do not violate any provisions of the underlying Required Asset Documents and such documents do not contain any express or implied prohibitions on participations or sales of such Loans other than those that have been complied with.
     (hh) Environmental.
     (i) Each item of the Related Property is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such Related Property and there are no conditions relating to such Related Property that could give rise to liability under any applicable Environmental Laws.
     (ii) None of the Related Property contains, or has previously contained, any Materials of Environmental Concern at, on or under the Related Property in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (iii) None of the Seller, the Originator nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.
     (iv) Materials of Environmental Concern have not been transported or disposed of from the Related Property, or generated, treated, stored or disposed of at, on or under any of the Related Property or any other location, in each case by or on behalf of the Seller, the Originator and/or the Servicer in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
     (v) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Seller, the Originator and/or the Servicer, threatened, under any Environmental Law to which any of the Seller, the Originator and/or the Servicer is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Seller, the Originator, the Servicer or the Related Property.
     (vi) There has been no release or threat of release of Materials of Environmental Concern at or from any of the Related Property, or arising from or related to the operations (including, without limitation, disposal) of any of the Seller, the Originator and/or the Servicer in connection with the Related Property in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     (ii) USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
     (jj) Material Adverse Effect. The Seller represents and warrants that (i) since December 31, 2007 and (ii) as of the most recent Addition Date there has been no Material Adverse Effect.
     The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement.
Section 4.2 Representations and Warranties of the Seller Relating to the Agreement and the Collateral.
     The Seller hereby represents and warrants, (i) with respect to clauses (a) through (c) below, as of the Closing Date and as of each Addition Date and (ii) with respect to clause (d) below, since December 31, 2007 and as of the most recent Addition Date:
     (a) Binding Obligation, Valid Transfer and Security Interest.
     (i) This Agreement and each other Transaction Document to which the Seller is a party each constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (ii) This Agreement constitutes a valid transfer to the Administrative Agent, as agent for the Secured Parties, of all right, title and interest of the Seller in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be transfer for security, then this Agreement constitutes a grant of a security interest in all of the Collateral to the Administrative Agent, as agent for the Secured Parties, which upon the delivery of the Required Asset Documents to the Collateral Custodian and the filing of the financing statements described in Section 4.1(m) and, in the case of Additional Assets on the applicable Addition Date, shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of Seller in such property as a debtor for purposes of the UCC.
     (b) Eligibility of Collateral. As of the Closing Date and each Addition Date, (i) the Asset List and the information contained in the Borrowing Notice delivered pursuant to Section 2.3 is an accurate and complete listing in all respects of all Collateral as of the Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct in all respects as of the related Cut-Off Date, (ii) each such Asset that is part of the Borrowing Base is an Eligible Asset as of such date, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority required to be obtained, effected or given by the Seller in connection with the transfer of an ownership interest in such Collateral to the Administrative Agent as agent for the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.
     (c) No Fraud. Each Asset was originated without any fraud or material misrepresentation by the Originator or, to the best of the Seller’s knowledge, on the part of the Obligor.
     (d) Material Adverse Effect. There has been no Material Adverse Effect.
     Section 4.3 Representations and Warranties of the Servicer.
     The Servicer represents and warrants as follows:
     (a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite company power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
     (b) Due Qualification. The Servicer is duly qualified to do business as a limited liability company and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

     (c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
     (d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s operating agreement or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the legality, invalidity or enforceability of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
     (g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.
     (h) Reports Accurate. All Servicer’s Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent or any Purchaser in connection with this Agreement are accurate, true and correct, and no Servicer’s Certificate contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
     (i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Assets.

     (j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
     (k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.
     (l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent on the Closing Date a certification in the form of Exhibit E-2.
     (m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
     (n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
     (o) Security Interest. The Servicer will take all steps necessary to ensure that the Seller has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the Seller as debtor, the Administrative Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable will be) made.
     (p) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     (q) Investment Company Act. The Servicer is not, and is not controlled by, an “investment company” within the meaning of, or is exempt from the registration requirement of, the 1940 Act.
     (r) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is (i) a country, territory, organization, person or entity named on an OFAC list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction;
     (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
     (s) Material Adverse Effect. The Servicer represents and warrants that since December 31, 2007 there has been no Material Adverse Effect.
     Section 4.4 Representations and Warranties of the Backup Servicer.
     The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:
     (a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.
     (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

     (d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
     (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.
     (f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).
     Section 4.5 Representations and Warranties of the Collateral Custodian.
     The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:
     (a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.
     (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.
     (d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
     (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

     (f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).
     Section 4.6 Breach of Certain Representations and Warranties.
     If on any day an Asset is (or becomes) a Warranty Asset, no later than two Business Days following the earlier of knowledge by the Seller of such Asset becoming a Warranty Asset or receipt by the Seller from the Administrative Agent or the Servicer of written notice thereof, the Seller shall either: (a) make a deposit to the Collection Account (for allocation pursuant to Section 2.9 or Section 2.10, as applicable) in immediately available funds in an amount equal to the sum (the “Retransfer Price”) of (i) if such deposit is made during the Revolving Period, the amount which, if deposited to the Collection Account on such date, would cause the Availability as of such date (after giving effect to such Warranty Asset ceasing to be an Eligible Asset) to be greater than or equal to zero, (ii) if such deposit is made during the Amortization Period, an amount equal to the product of the Outstanding Asset Balance of such Warranty Asset (without giving effect to either of the provisos in the definition of Outstanding Asset Balance) multiplied by the Advance Rate applicable to such Warranty Asset on the Funding Date thereof, (iii) any outstanding Servicer Advances thereon, (iv) any accrued and unpaid interest on such Warranty Asset, (v) all Hedge Breakage Costs owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement and (vi in the case of a Loan, any costs and damages incurred in connection with any violation by such Loan of any predatory- or abusive-lending law; or (b) subject to the satisfaction of the conditions in Section 2.18, substitute for such Warranty Asset a Substitute Asset. In either of the foregoing instances, the Seller may (in its discretion) accept retransfer of each such Warranty Asset and any Related Security and the Borrowing Base shall be reduced by the Outstanding Asset Balance of each such Warranty Asset and, if applicable, increased by the Outstanding Asset Balance of each Substitute Asset. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Seller of a Substitute Asset for each Warranty Asset (the "Retransfer Date”), such Warranty Asset shall not be included in the Borrowing Base (and, if and when the Seller elects to accept the retransfer of such Warranty Asset, the Collateral) and, as applicable, the Substitute Asset shall be included in the Collateral. Upon the Retransfer Date of each Warranty Asset, the Administrative Agent, as agent for the Secured Parties, shall (if and when the Seller elects to accept the retransfer of such Warranty Asset) automatically and without further action be deemed to transfer, assign and set-over to the Seller, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under such Warranty Asset and all future monies due or to become due with respect thereto, the Related Security, all Proceeds of such Warranty Asset, Recoveries and Insurance Proceeds relating thereto, all rights to security for any such Warranty Asset, and all Proceeds and products of the foregoing. The Administrative Agent, as agent for the Secured Parties, shall (if and when the Seller elects to accept the retransfer of such Warranty Asset), at the sole expense of the Servicer, execute such documents and instruments of transfer as may be prepared by the Servicer on behalf of the Seller and take other such actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Asset pursuant to this Section 4.6.

ARTICLE V
GENERAL COVENANTS
     Section 5.1 Affirmative Covenants of the Seller.
     From the date hereof until the Collection Date:
     (a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.
     (b) Preservation of Company Existence. The Seller will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Performance and Compliance with Collateral. The Seller will, at its expense, timely and fully perform and comply (or direct the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.
     (d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.
     (e) Originator’s Collateral. With respect to the Collateral acquired by the Seller, the Seller will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent or its agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Seller having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
     (f) Delivery of Collections. The Seller will pay to the Servicer promptly (but in no event later than two Business Days after receipt) all Collections received by Seller in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Servicer in accordance with Section 5.4(k).
     (g) Separate Limited Liability Company Existence. The Seller shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).
     (h) Credit and Collection Policy. The Seller will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent, prior to its effective date, prompt notice of any material changes in the Credit and Collection Policy. The Seller may agree to or otherwise permit to occur changes in the Credit and Collection Policy which would not impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document. The Seller may not agree to or otherwise permit to occur changes in the Credit and Collection Policy which would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.
     (i) Termination Events. The Seller will provide the Administrative Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Seller has knowledge or has received notice. In addition, no later than two Business Days following the Seller’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Seller will provide to the Administrative Agent a written statement of the chief financial officer or chief accounting officer of Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.
     (j) Taxes. The Seller will file and pay any and all Taxes required to meet the obligations of the Transaction Documents.
     (k) Use of Proceeds. The Seller will use the proceeds of the Advances only to acquire Collateral or to make distributions to its members in accordance with the terms hereof.
     (l) Obligor Notification Forms. The Seller shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.
     (m) Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to each Lock-Box Account other than as disclosed to the Administrative Agent and in a manner consistent with the Intercreditor Agreement.
     (n) Seller’s Collateral. With respect to each item of Collateral acquired by the Secured Parties, the Seller will (i) take all action necessary to perfect, protect and more fully evidence the Secured Parties’ ownership of such Collateral, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Seller in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral. The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Collateral, which financing statements may (x) describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect and (y) be filed by the Administrative Agent if the Seller fails to file such financing statements in a timely manner and in any event promptly after the Administrative Agent’s request.
     (o) Notices. The Seller will furnish to the Administrative Agent:
     (i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any Affiliated group (within the meaning of Section 1504(a)(l) of the Internal Revenue Code of 1986 (as amended from time to time)) which equal or exceed $1,000,000 in the aggregate, telephonic, telex or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;
     (ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters that are received by the Seller or by its accountants;
     (iii) Representations. Forthwith upon receiving knowledge of same, the Seller shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;
     (iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Seller (or any ERISA Affiliate thereof), a copy of such notice;
     (v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Seller receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the Originator or any other Subsidiary of CapitalSource Inc.; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the Originator or any other Subsidiary of CapitalSource Inc. in excess of $2,500,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and
     (vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.
     (p) Reporting Requirements. The Seller will provide to the Administrative Agent and each Liquidity Bank the following:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters and within 90 days after the end of the fourth fiscal quarter of each fiscal year of CapitalSource Inc., consolidated and consolidating balance sheets of CapitalSource Inc. and its Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and retained earnings of CapitalSource Inc. and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of CapitalSource Inc. (which consolidating financial statements shall separately break out the financial information of the Originator as a Subsidiary of CapitalSource Inc.); and
     (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters and within 90 days after the end of the fourth fiscal quarter of each fiscal year of the Seller, an unaudited balance sheet of the Seller as of the end of such quarter and an unaudited statement of income and retained earnings of the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller.
     (q) Other. The Seller will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Seller or Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.
     Section 5.2 Negative Covenants of the Seller.
     From the date hereof until the Collection Date:
     (a) Other Business. Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or under any Hedging Agreement required by Section 5.3(a), or (iii) form any Subsidiary or make any Investments in any other Person.

     (b) Collateral Not to be Evidenced by Instruments. The Seller will take no action to cause any Collateral that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Collateral.
     (c) Security Interests. Except as otherwise permitted herein and in respect of any Optional Sale, Discretionary Sale and Permitted Securitization Transaction, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Seller will promptly notify the Administrative Agent of the existence of any Lien on any Collateral and the Seller shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Collateral.
     (d) Mergers, Acquisitions, Sales, etc. The Seller will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than pursuant hereto or to the Sale Agreement).
     (e) Deposits to Special Accounts. Except as otherwise provided in the Lock-Box Agreement, the Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections in respect of the Collateral.
     (f) Restricted Payments. The Seller shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Seller may declare and make distributions to its members on their membership interests.
     (g) Change of Name or Location of Loan Files. The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian or Servicer moving, the Required Asset Documents and the Asset Files from the location thereof on the Closing Date, unless the Seller has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral.
     (h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral by the Seller to the Secured Parties. Other than for consolidated tax and accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Seller.
     (i) ERISA Matters. The Seller will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.
     (j) Operating Agreement; Sale Agreement. The Seller will not amend, modify, waive or terminate any provision of its operating agreement or the Sale Agreement without the prior written consent of the Administrative Agent.
     (k) Changes in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Lock-Box Bank or any Lock-Box Account from those listed in Schedule II or make any change, or permit Servicer to make any change, in its instructions to Obligors regarding payments representing Collections to be made to Seller or Servicer or payments representing Collections to be made to any Lock-Box Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account, as the case may be.
     (l) Extension or Amendment of Collateral. The Seller will not, except as otherwise permitted in Section 6.4(a), waive, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security); provided that no waiver, extension, modification or alteration otherwise permitted under Section 6.4(a) shall (i) alter the status of any Asset as a Delinquent Asset or Charged-Off Asset, (ii) in the reasonable judgment of the Administrative Agent, prevent or delay any Asset from becoming a Delinquent Asset or Charged-Off Asset, or (iii) limit and/or impair the rights of the Administrative Agent or the Secured Parties under this Agreement.
     (m) Credit and Collection Policy. The Seller may amend, modify, restate or replace, in whole or in part, the Credit and Collection Policy, if such amendment, modification, restatement or replacement would not impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document. The Seller may not amend, modify, restate or replace, in whole or in part, the Credit and Collection Policy, if such amendment, modification, restatement or replacement would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.

     (n) Other Indebtedness. The Seller will not issue or extend any class or type of Indebtedness whether senior, pari passu or subordinated to the Indebtedness arising under this Agreement, unless an opinion of special tax counsel is first rendered to the effect that such issuance of additional Indebtedness will not cause the Seller to be treated as a taxable mortgage pool.
     Section 5.3 Covenants of the Seller Relating to the Hedging of Assets.
     (a) On or prior to each Funding Date, the Seller shall enter into one or more Hedge Transactions for that Advance; provided that each such Hedge Transaction shall:
     (i) be entered into with a Permitted Hedge Counterparty and governed by a Hedging Agreement;
     (ii) have a schedule of monthly calculation periods the first of which commences on the Funding Date of that Advance and the last of which ends on the last Scheduled Payment due to occur under or with respect to the Assets included in the Aggregate Outstanding Asset Balance to which that Advance relates;
     (iii) have an amortizing notional amount such that the Hedge Notional Amount shall be at least equal to the product of the Hedge Percentage and the portion of the Hedge Amount represented by such Advance; and
     (iv) provide for two series of monthly payments to be netted against each other, one such series being payments to be made by the Seller to a Hedge Counterparty (solely on a net basis) by reference to a fixed rate for that Advance, and the other such series being payments to be made by such Hedge Counterparty to the Administrative Agent (solely on a net basis) at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by such Hedge Counterparty) or from the Collection Account to the extent funds are available under Section 2.9(a)(1) and Section 2.10(a)(1) (if payable by the Seller).
     (b) As additional security hereunder, Seller hereby assigns to the Administrative Agent, as agent for the Secured Parties, all right, title and interest but none of the obligations of the Seller in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Seller under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Administrative Agent, as agent for the Secured Parties, in the Hedge Collateral. Seller acknowledges that, as a result of that assignment, Seller may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Seller’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Seller’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Seller from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent or any Secured Party for the performance by Seller of any such obligations.

     Section 5.4 Affirmative Covenants of the Servicer.
     From the date hereof until the Collection Date:
     (a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.
     (b) Preservation of Company Existence. The Servicer will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Seller to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.
     (d) Keeping of Records and Books of Account.
     (i) The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.
     (ii) The Servicer shall permit the Administrative Agent or its agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.
     (iii) The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing the sale of the Collateral (A) from the Originator to the Seller, and (B) from the Seller to the Purchasers.
     (e) Preservation of Security Interest. The Servicer (at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral.
     (f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any proposed material change in the Credit and Collection Policy. The Servicer may agree to or otherwise permit to occur changes in the Credit and Collection Policy which would not impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document. The Servicer may not agree to or otherwise permit to occur changes in the Credit and Collection Policy which would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.
     (g) Termination Events. The Servicer will provide the Administrative Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.
     (h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of the Seller and the Servicer under the Transaction Documents.
     (i) Other. The Servicer will promptly furnish to the Administrative Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Seller or the Servicer as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or Secured Parties under or as contemplated by this Agreement.
     (j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the Originator or any other Subsidiary of CapitalSource Inc.; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the Originator or any other Subsidiary of CapitalSource Inc. in excess of $2,500,000 or more shall be deemed to be material for purposes of this Section 5.4(j).
     (k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Seller, the Servicer or any of their Affiliates.
     (l) Servicing of Participation and Acquired Loans. With respect to Participation Loans and Acquired Loans, the Servicer shall: (i) [intentionally omitted]; (ii) keep separate records with respect to such Loans; and (iii) identify each such Type of Loan on the Servicing Reports required hereunder with respect to such Loans.

     (m) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent and the Hedge Counterparties with notice of such Change-in-Control within 30 days after completion of the same.
     (n) Loan Register.
     (i) The Servicer shall maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor and each Purchaser’s share thereof, (y) the date of origination of such Loan and (z) the maturity date of such Loan. The entries made in each Loan Register maintained pursuant to this Section 5.04(n) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Servicer to maintain any such Loan Register or any error therein shall not in any manner affect the obligations of the Obligor to repay the related Loans in accordance with their terms or any Purchaser’s interest therein.
     (ii) At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Servicer shall deliver to the Collateral Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as part of the Collateral.
     Section 5.5 Negative Covenants of the Servicer.
     From the date hereof until the Collection Date.
     (a) Deposits to Special Accounts. Except as otherwise provided in the Lock-Box Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections in respect of the Collateral.
     (b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
     (i) the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer complies with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;
     (ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent;

     (iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and
     (iv) the Administrative Agent has consented in writing to such consolidation, merger, conveyance or transfer.
     (c) Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian moving, the Required Asset Documents and Asset Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties in the Collateral.
     (d) Change in Payment Instructions to Obligors. The Servicer will not add or terminate any bank as a Lock-Box Bank or any Lock-Box Account from those listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Lock-Box Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account, as the case may be.
     (e) Extension or Amendment of Assets. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Assets; provided that no waiver, extension, modification or alteration otherwise permitted under Section 6.4(a) shall (i) alter the status of any Asset as a Delinquent Asset or Charged-Off Asset, (ii) in the reasonable judgment of the Administrative Agent, prevent or delay any Asset from becoming a Delinquent Asset or Charged-Off Asset, or (iii) limit and/or impair the rights of the Administrative Agent or the Secured Parties under this Agreement.
     Section 5.6 Affirmative Covenants of the Backup Servicer.
     From the date hereof until the Collection Date:
     (a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.
     (b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

     Section 5.7 Negative Covenants of the Backup Servicer.
     From the date hereof until the Collection Date:
     No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.
     Section 5.8 Affirmative Covenants of the Collateral Custodian.
     From the date hereof until the Collection Date:
     (a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws.
     (b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Location of Required Asset Documents. The Required Asset Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth herein unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Asset Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof.
     Section 5.9 Negative Covenants of the Collateral Custodian.
     From the date hereof until the Collection Date:
     (a) Required Asset Documents. The Collateral Custodian will not dispose of any documents constituting the Required Asset Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.
     (b) No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.
     Section 5.10 Covenant of the Seller, the Servicer and the Originator.
     Until the Collection Date, each of the Seller, the Servicer and the Originator will, at their respective expense, during regular business hours upon reasonable prior notice as requested by the Administrative Agent, permit the Administrative Agent or its agents or representatives (such as independent audit and consulting firms specializing in securitization transactions) two times per year (provided that if a Termination Event shall have occurred there shall be no such limitation), (i) to conduct periodic audits of the Assets and the related books and records and collections systems of the Seller, the Servicer or the Originator, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller, the Servicer or the Originator, as the case may be, relating to Assets, and (iii) to visit the offices and properties of the Seller, the Servicer or the Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Assets or the Seller’s, the Servicer’s or the Originator’s performance under the Transaction Documents with any of the officers or employees of the Seller, the Servicer or the Originator, as the case may be, having knowledge of such matters.
ARTICLE VI
ADMINISTRATION AND SERVICING OF ASSETS
     Section 6.1 Designation of the Servicer.
     (a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Originator a Servicer Termination Notice, the Originator is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.
     (b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Backup Servicer) from the Administrative Agent pursuant to the terms of Section 6.15, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.
     (c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.
     (d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent or the Backup Servicer to use such program.
     Section 6.2 Duties of the Servicer.
     (a) Appointment. The Seller hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Seller hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.
     (b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Without limiting the foregoing, the duties of the Servicer shall include the following:
     (i) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Asset;
     (ii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;
     (iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;
     (iv) promptly delivering to the Administrative Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Custodian may from time to time reasonably request;
     (v) identifying each Asset clearly and unambiguously in its servicing records to reflect that such Asset is owned by the Seller and that the Seller is selling an undivided ownership interest therein to the Secured Parties pursuant to this Agreement;
     (vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;
     (vii) notifying the Administrative Agent of any proposed change in the Credit and Collection Policy that could have an adverse effect on the collectibility of the Collateral, on the Seller or on the interests of the Administrative Agent or any Secured Party;
     (viii) using its reasonable best efforts to maintain the perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral;

     (ix) maintaining in the same manner as the Collateral Custodian holds the Required Asset Documents, the Asset File (other than Required Asset Documents) with respect to each Asset included as part of the Collateral; and
     (x) the Servicer shall make payments pursuant to the terms of the Monthly Report in accordance with Section 2.9 and Section 2.10.
     (c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Seller from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent and the Collateral Custodian (except in the role of Backup Servicer) shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.
     (d) Any payment by an Obligor in respect of any Indebtedness owed by it to the Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or Applicable Law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
     Section 6.3 Authorization of the Servicer.
     (a) Each of the Seller, the Administrative Agent, each Purchaser and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Collateral to the Purchasers and each Hedge Counterparty, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Seller and the Administrative Agent on behalf of the Secured Parties and each Hedge Counterparty shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, any Hedge Counterparty, the Collateral Custodian, the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Seller a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.
     (b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Seller, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.
     Section 6.4 Collection of Payments.
     (a) Collection Efforts, Modification of Collateral. The Servicer will use its reasonable best efforts to collect all payments called for under the terms and provisions of the Assets included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that, in its reasonable judgment, would impair the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy. The Servicer may otherwise amend or modify the underlying documents related to any item of Collateral in compliance with the Credit and Collection Policy.
     (b) Prepaid Asset. Prior to a Termination Event, upon any Asset becoming a Prepaid Asset, the Servicer shall either (x) provide a Substitute Asset in accordance with Section 2.18 or (y) deposit to the Collection Account (in addition to all amounts received from the related Obligor upon the prepayment of such Asset) an amount equal to the excess, if any, of the sum of (a) the Outstanding Asset Balance on the date of such payment, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest, and (d) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Asset becoming a Prepaid Asset, over the amount received from the related Obligor upon such prepayment (such excess, the “Prepayment Amount”), in each case, only to the extent necessary to cause the Availability as of such date (after giving effect to such substitution or deposit, as applicable) to be greater than or equal to zero. After a Termination Event has occurred, upon any Asset becoming a Prepaid Asset, the Servicer shall deposit to the Collection Account all amounts received from the related Obligor upon the prepayment of such Asset plus the Prepayment Amount, if any.
     (c) Acceleration. If required by the Credit and Collection Policy, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Asset in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Asset becomes a Charged-Off Asset.
     (d) Taxes and other Amounts. To the extent provided for in any Asset, the Servicer will use its reasonable best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Asset and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

     (e) Payments to Lock-Box Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors (or with respect to Acquired Loans, the applicable agent) to make all payments in respect of the Collateral to the Lock-Box or directly to the Lock-Box Account.
     (f) Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Closing Date, with the Collateral Custodian, and maintained in the name of the Administrative Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company a segregated corporate trust account entitled (from and after the Closing Date) Collection Account for Citicorp North America, Inc., as Administrative Agent for the Secured Parties (the “Collection Account”), and the Servicer shall further maintain a subaccount within the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”), over which the Collateral Custodian as agent for the Secured Parties shall have control and from which neither the Originator, Servicer nor the Seller shall have any right of withdrawal (except with respect to the rights of the Servicer set forth in Section 2.9(b)); provided that at all times such depository institution or trust company shall be acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).
     (g) [Intentionally Omitted.]
     (h) Establishment of the Securities Account. The Seller or the Servicer on its behalf shall establish, on or before the date any Rated Retained Security becomes a part of the Collateral, an account with the Securities Intermediary to which financial assets may be credited (the “Securities Account”) pursuant to Section 8.11. Upon receipt of any Collections to the Securities Account the Servicer shall cause the transfer of such Collections to the Collection Account by the close of business on the Business Day after such Collections are so received into the Securities Account.
     (i) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

     (j) Transfer of Collection Account to Citibank. If at any time CapitalSource Inc.’s Consolidated Tangible Net Worth is less than the Unsecured TNW Threshold or if a Servicer Default occurs pursuant to Section 6.15(j), then the Servicer shall, within ten Business Days following notice from the Administrative Agent, establish, or cause to be established, a new account with an office or branch of Citibank, maintained in the name of the Administrative Agent as agent for the Secured Parties pursuant to documentation in form and substance satisfactory to the Administrative Agent and Citibank, which new account shall thereafter constitute the “Collection Account” hereunder for all purposes, and the Collateral Custodian shall thereafter not be responsible for the maintenance of, deposits to or withdrawals from such account. All of the parties hereto hereby consent to any such transfer of the Collection Account.
     Section 6.5 Servicer Advances.
     For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to an Asset during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may (in its sole and absolute discretion) make an advance in an amount up to the amount of such delinquent Scheduled Payment. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m. (New York City, New York time) on the Business Day prior to the related Payment Date, in immediately available funds. Notwithstanding anything to the contrary contained herein, no Successor Servicer shall have any responsibility to make Servicer Advances.
     Section 6.6 Realization Upon Charged-Off Assets.
     The Servicer will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Asset and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow such other practices and procedures as it deems necessary or advisable and as are customary and usual in its servicing of contracts and other actions by the Servicer in order to realize upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors and repossessing and selling such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may sell any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Asset, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Asset.

     Section 6.7 Maintenance of Insurance Policies.
     The Servicer will use its reasonable best efforts to ensure that each Obligor maintains an Insurance Policy with respect to any Related Property (other than accounts receivable) in an amount at least equal to the Servicer’s good faith and commercially reasonable estimate of the value of the real property, inventory, and/or equipment constituting such Related Property and shall ensure that each such Insurance Policy names the Servicer as loss payee and as an insured thereunder and all of the Seller’s right, title and interest therein is fully assigned to the Administrative Agent, as agent for the Secured Parties. Additionally, the Servicer will require that each Obligor maintain property damage liability insurance during the term of each Asset in amounts and against risks customarily insured against by the Obligor on property owned by it. If an Obligor fails to maintain property damage insurance, the Servicer may in its discretion purchase and maintain such insurance on behalf of, and at the expense of, the Obligor. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Administrative Agent, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each Asset. The Servicer’s Insurance Policies with respect to the Related Property will insure against liability for physical damage relating to such Related Property in accordance with the requirements of the Credit and Collection Policy. The Servicer hereby disclaims any and all right, title and interest in and to any Insurance Policy and Insurance Proceeds with respect to any Related Property, including any Insurance Policy with respect to which it is named as loss payee and as an insured, and agrees that it has no equitable, beneficial or other interest in the Insurance Polices and Insurance Proceeds other than being named as loss payee and as an insured. The Servicer acknowledges that with respect to the Insurance Policies and Insurance Proceeds thereof that it is acting solely in the capacity as agent for the Administrative Agent, as agent for the Secured Parties.
     Section 6.8 Servicing Compensation.
     As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.9(a)(3) or Section 2.10(a)(3), as applicable.
     Section 6.9 Payment of Certain Expenses by Servicer.
     The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Seller, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and the Lock-Box Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

     Section 6.10 Reports.
     (a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.4(b) and on each reinvestment of Principal Collections pursuant to Section 2.9(b), the Seller (and the Servicer on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent (with a copy to the Collateral Custodian).
     (b) Monthly Report. On each Reporting Date, the Servicer will provide to the Seller, the Administrative Agent, the Backup Servicer and the Liquidity Banks, a monthly statement including a Borrowing Base calculated as of the most recent Determination Date, with respect to the related Collection Period signed by a Responsible Officer of the Servicer and the Seller and substantially in the form of Exhibit C (a “Monthly Report”).
     (c) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Administrative Agent and the Liquidity Banks a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.
     (d) Financial Statements. The Servicer will submit to the Administrative Agent, each Purchaser, the Backup Servicer and each Liquidity Bank, (i) within 45 days after the end of each of its first three fiscal quarters, commencing with the fiscal quarter ending March 31, 2008, a copy of the quarterly report on Form 10-Q of CapitalSource Inc. for the most recent fiscal quarter and unaudited consolidating statements, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2008, a copy of the annual report on Form 10-K of CapitalSource Inc., in each case in the form as filed with the Securities and Exchange Commission and unaudited consolidating statements.
     (e) Tax Returns. Upon demand by the Administrative Agent or any Liquidity Bank, copies of all federal, state and local Tax returns and reports filed by the Seller and Servicer, or in which the Seller or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).
     (f) Financial Statements of Obligors. Upon demand by the Administrative Agent or any Liquidity Bank, the Servicer will provide to such party the financial statements of any Obligor.
     (g) Other Reports. The Servicer will provide any other reports requested by the Administrative Agent and reasonably acceptable to the Originator.
     Section 6.11 Annual Statement as to Compliance.
     The Servicer will provide to the Administrative Agent, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2008, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.
     Section 6.12 Annual Independent Public Accountant’s Servicing Reports.
     The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, the Collateral Custodian and the Backup Servicer, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2008: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Administrative Agent) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement.
     Section 6.13 Limitation on Liability of the Servicer and Others
     Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that notwithstanding anything to the contrary contained herein nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.
     Section 6.14 The Servicer Not to Resign.
     The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and the Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

     Section 6.15 Servicer Defaults.
     If any one of the following events (a “Servicer Default”) shall occur and be continuing:
     (a) any failure by the Servicer to make any payment, transfer or deposit (including without limitation with respect to Collections) as required by this Agreement on the date such payment, transfer or deposit is required to be made;
     (b) any failure by the Servicer to give instructions or notice to the Administrative Agent as required by this Agreement, or to deliver any required Monthly Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement;
     (c) any failure on the part of the Servicer (A) duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of 10 days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent and (ii) the date on which the Servicer becomes aware thereof, or (B) duly to observe or perform its obligations under Section 6.4(j);
     (d) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made, and which (if capable of being cured without any adverse impact on the Purchasers or the collectibility of the Assets) continues to be unremedied for a period of 10 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent and (ii) the date on which the Servicer becomes aware thereof;
     (e) an Insolvency Event shall occur with respect to the Servicer;
     (f) any material delegation of the Servicer’s duties that is not permitted by Section 6.1;
     (g) any financial or other information reasonably requested by the Administrative Agent or any Purchaser is not provided as requested within a reasonable amount of time following such request;
     (h) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $10,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;
     (i) the failure of the Servicer to make any payment due with respect to any recourse debt or other obligations, which debt or other obligations are in excess of $10,000,000,

individually or in the aggregate, or the occurrence of any event or condition that would at such time permit acceleration of such recourse debt or other obligations;
     (j) CapitalSource Inc.’s Consolidated Tangible Net Worth at any time is less than the TNW Test Level;
     (k) a payment default or other default, termination event or other similar event has occurred and is continuing (beyond any applicable grace period) under any Citibank Facility or under or with respect to any repurchase agreement, securitization or any other facility providing indebtedness for borrowed money, in each case, in an amount greater than $10,000,000 to or for the benefit of CapitalSource Inc. or any of its Subsidiaries (except for those securitizations or other facilities listed on Schedule VII, as the same may be updated from time to time as mutually agreed by the Seller and the Administrative Agent), and at such time such event permits the lender or holder of rights thereunder to terminate commitments, accelerate the obligations owing thereunder or otherwise exercise remedies thereunder; provided that a Servicer Default arising as a result of a default, termination event, margin call or other similar event with respect to a repurchase agreement or series of repurchase agreements shall be deemed to be cured with the effect of being considered not to have occurred, to the extent that either (i) the surrender of the related collateral in whole to (or liquidation of the related collateral in whole by) the repo counterparty under such repurchase agreement (by itself or together with any payments made, or additional collateral provided to, the repo counterparty) constitutes satisfaction in full of the obligations of CapitalSource Inc. and its Subsidiaries thereunder, or (ii) the deficiency amount under such repurchase agreement or series of repurchase agreements after application of collateral proceeds with respect to the sale or liquidation of the related collateral is less than $10,000,000;
     (l) the Servicer fails in any material respect to comply with the Credit and Collection Policy regarding the servicing of the Collateral; or
     (m) the Servicer consents or agrees to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could be reasonably expected to have a Material Adverse Effect upon the Collateral, the Administrative Agent or the Secured Parties, without the prior written consent of the Administrative Agent.
then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer (with a copy to the Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
     Section 6.16 Appointment of Successor Servicer.
     (a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.15, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination

Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent. The Administrative Agent may at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.
     (b) Upon its appointment, the Backup Servicer (subject to Section 6.16(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV. Further, for so long as the Backup Servicer shall be the Successor Servicer, the provisions of Section 2.15, Section 2.16(b) and Section 2.16(e) of this Agreement shall not apply to it in its capacity as Servicer.
     (c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Seller and, without limitation, the Seller is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.
     (d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.16, the Backup Servicer will promptly begin the transition to its role as Servicer. Notwithstanding the foregoing, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including, without limitation, Transition Expenses. In the event the Backup Servicer is required to solicit bids as provided herein, the Backup Servicer shall solicit, by public announcement, bids from banks and mortgage servicing institutions meeting the qualifications set forth in Section 6.16(a). Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall Wells Fargo, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.
ARTICLE VII
THE BACKUP SERVICER
     Section 7.1 Designation of the Backup Servicer.
     (a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Wells Fargo a Backup Servicer Termination Notice, Wells Fargo is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.
     (b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.
     Section 7.2 Duties of the Backup Servicer.
     (a) Appointment. The Seller and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Wells Fargo to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
     (b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:
     (i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports (if any) in hard copy and on computer tape; provided that the computer tape is in an MS DOS, PC readable ASCII format or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.
     (ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Backup Servicer the asset tape, which shall include but not be limited to the following information: (x) for each Asset, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment and the Outstanding Asset Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Asset Balance (the “Tape”). The Backup Servicer shall accept delivery of the Tape.
     (iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Assets that are current and not past due, (D) the Assets that are 1 – 30 days past due, (E) the Assets that are 31 – 60 days past due, (F) the Assets that are 61 – 90 days past due, (G) the Assets that are 90+ days past due, (H) the Pool Charged-Off Ratio, and (I) the Aggregate Outstanding Asset Balance. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

     (iv) If the Servicer disagrees with the report provided under paragraph (iii) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.
     (c) Reliance on Tape. With respect to the duties described in Section 7.2(b), the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.
     Section 7.3 Merger or Consolidation.
     Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.
     Section 7.4 Backup Servicing Compensation.
     As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.9(a)(4) and Section 2.10(a)(4), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as

Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.16, the Backup Servicer shall be entitled to the Servicing Fee.
     Section 7.5 Backup Servicer Removal.
     The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.
     Section 7.6 Limitation on Liability.
     (a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.
     (b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

     Section 7.7 The Backup Servicer Not to Resign.
     The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.
ARTICLE VIII
THE COLLATERAL CUSTODIAN
     Section 8.1 Designation of Collateral Custodian.
     (a) Initial Collateral Custodian. The role of collateral custodian with respect to the Required Asset Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to Wells Fargo a Collateral Custodian Termination Notice, Wells Fargo is hereby designated as, and hereby agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.
     (b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
     Section 8.2 Duties of Collateral Custodian.
     (a) Appointment. The Seller and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligation with respect thereto set forth herein.
     (b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:
     (i) The Collateral Custodian shall take and retain custody of the Required Asset Documents delivered by the Seller pursuant to Section 3.2 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent as agent for the Secured Parties. Within five Business Days of its receipt of any Required Asset Documents, the Collateral Custodian shall review the related Collateral and Required Asset Documents to confirm that (A) such Collateral has been properly executed and has no missing or mutilated pages, (B) any UCC and other filings (as set forth on the Asset Checklists) have been made, (C) an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) confirming the related Outstanding Asset Balance, Asset number and Obligor name with respect to such Asset is referenced on the related Asset List and is not a duplicate Asset (collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Asset Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format) that contains the related Asset List or that otherwise contains the Asset identification number and the name of the Obligor with respect to each related Asset. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the Outstanding Asset Balances of the Collateral it has received Required Asset Documents with respect to is less than as set forth on the electronic file, the Collateral Custodian shall immediately notify the Administrative Agent of such discrepancy, and (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with a Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by an Asset with a Review Criteria, the Collateral Custodian shall promptly notify the Seller and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Asset and each of the applicable Review Criteria that such Asset fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Asset which fails to satisfy a Review Criteria to the Seller. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Asset Documents.
     (ii) In taking and retaining custody of the Required Asset Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Asset Documents or the instruments therein; and provided further that, the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.
     (iii) All Required Asset Document shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent by the Collateral Custodian in a written notice delivered at least 45 days prior to such change. All Required Asset Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Asset Documents shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian.

     (iv) The Collateral Custodian shall make payments pursuant to the terms of the Monthly Report in accordance with Section 2.9 and Section 2.10 (the “Payment Duties”).
     (v) On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Asset for which it holds Required Asset Documents, the non-complying Assets and the applicable Review Criteria that any non-complying Asset fails to satisfy.
     (vi) In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar Collateral that it holds as Collateral Custodian.
     Section 8.3 Merger or Consolidation.
     Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
     Section 8.4 Collateral Custodian Compensation.
     As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee (the “Collateral Custodian Fee”) from the Servicer. To the extent that such Collateral Custodian Fee is not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of its Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of Section 2.9(a)(4) or Section 2.10(a)(4), as applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5 or (ii) the termination of this Agreement.
     Section 8.5 Collateral Custodian Removal.
     The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Asset Documents held by the previous Collateral Custodian.

     Section 8.6 Limitation on Liability.
     (i) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.
     (ii) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (iii) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Asset Documents.
     (iv) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
     (v) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.
     (vi) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
     (vii) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
     Section 8.7 The Collateral Custodian Not to Resign.
     The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder.
     Section 8.8 Release of Documents.
     (a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H to release to the Servicer the related Required Asset Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Asset Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Asset shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Collateral Custodian in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Servicer.
     (b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Asset Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that at any time the Collateral Custodian shall not have released to the Servicer active Required Asset Documents (including those requested) pertaining to more than 15 Assets at the time being serviced by the Servicer under this Agreement. Any additional Required Asset Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Asset Documents to the Servicer pursuant to the immediately succeeding subsection.
     (c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Asset Documents to the Servicer.
     Section 8.9 Return of Required Asset Documents.
     The Seller may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required

Asset Document (a) delivered to the Collateral Custodian in error, (b) for which a Substitute Asset has been substituted in accordance with Section 2.18, (c) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been repaid by the Seller pursuant to Section 4.6 or (e) that is required to be redelivered to the Seller in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Seller and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Seller and the Administrative Agent promptly, but in any event within five Business Days, return the Required Asset Documents so requested to the Seller.
     Section 8.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.
     The Collateral Custodian shall provide to the Administrative Agent access to the Required Asset Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy, as well as with this Agreement and may conduct an audit of the Collateral, Required Asset Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Asset Documents and all other documentation regarding the Collateral.
     Section 8.11 Securities Intermediary.
     (a) There shall at all times be one or more “securities intermediaries” (as defined in the UCC) appointed by the Collateral Custodian for purposes of this Agreement (the “Securities Intermediary”). The Collateral Custodian hereby appoints Wells Fargo Bank, National Association at its Corporate Trust Office as the initial Securities Intermediary hereunder and Wells Fargo Bank, National Association hereby accepts such appointment.
     (b) The Securities Intermediary shall be, and the initial Securities Intermediary hereunder hereby represents and warrants that it is as of the date hereof and shall be for so long as it is the Securities Intermediary hereunder, a corporation or national bank that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity hereunder. The Securities Intermediary shall, and the initial Securities Intermediary does, agree with the parties hereto that the Securities Account shall be an account to which financial assets may be credited and undertake to treat the Collateral Custodian as entitled to exercise the rights that comprise such financial assets. The Securities Intermediary shall, and the initial Securities Intermediary does, agree with the parties hereto that each item of property credited to the Securities Account shall be treated as a “financial asset” as defined in the UCC. The Securities Intermediary shall, and the initial Securities Intermediary does, agree and acknowledge that the “securities intermediary’s jurisdiction” for purpose of the UCC of the Securities Intermediary with respect to the Collateral shall be the State of New York. The Securities Intermediary shall, and the initial Securities Intermediary does, represent and covenant that it is not and will not be (as long as it is the Securities Intermediary hereunder) a party to any agreement that is inconsistent with the provisions of this Agreement. The Securities Intermediary shall, and the initial Securities Intermediary does, covenant that it will not take any action inconsistent with the provisions of this Agreement applicable to it. The Securities Intermediary shall, and the initial Securities Intermediary does, agree that any item of property credited to the Securities Account shall not be subject to any security interest, lien, encumbrance, or right of setoff in favor of the Securities Intermediary or anyone claiming through the Securities Intermediary (other than the Collateral Custodian).
     (c) It is the intent of the Collateral Custodian and the Seller that the Securities Account shall be a securities account of the Collateral Custodian and not an account of the Seller. Nonetheless, (i) the Securities Intermediary shall agree to comply with entitlement orders originated by the Collateral Custodian without further consent by the Seller or any other person or entity, and (ii) the initial Securities Intermediary agrees that for so long as it is the Securities Intermediary hereunder, it will comply with entitlement orders originated by the Collateral Custodian without further consent by the Seller or any other person or entity. The Securities Intermediary shall covenant that it will not agree with any person or entity other than the Collateral Custodian that it will comply with entitlement orders originated by any person or entity other than the Collateral Custodian, and the initial Securities Intermediary hereby covenants that, for so long as it is the Securities Intermediary hereunder, it will not agree with any person or entity other than the Collateral Custodian that it will comply with entitlement orders originated by any person or entity other than the Collateral Custodian.
     (d) Nothing herein shall imply or impose upon the Securities Intermediary any duties or obligations other than those expressly set forth herein and those applicable to a securities intermediary under the UCC (and the Securities Intermediary shall be entitled to all of the protections available to a securities intermediary under the UCC). Without limiting the foregoing, nothing herein shall imply or impose upon the Securities Intermediary any duties of a fiduciary nature (such as, without limitation, the fiduciary duties of the Collateral Custodian hereunder).
     (e) The Securities Intermediary may at any time resign by notice to the Collateral Custodian and may at any time be removed by notice from the Collateral Custodian; provided however that it shall be the responsibility of the Collateral Custodian to appoint a successor Securities Intermediary and to cause the Securities Account to be established and maintained with such successor Securities Intermediary in accordance with the terms hereof; and the responsibilities and duties of the retiring Securities Intermediary hereunder shall remain in effect until all of the Collateral credited to the Securities Account held by such retiring Securities

Intermediary have been transferred to such successor. Any corporation into which the Securities Intermediary may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which the Securities Intermediary shall be a party, shall be the successor of the Securities Intermediary hereunder, without the execution or filing of any further act on the part of the parties hereto or such Securities Intermediary or such successor corporation.
ARTICLE IX
SECURITY INTEREST
     Section 9.1 Grant of Security Interest.
     The parties to this Agreement intend that the conveyance of the Collateral by the Seller to the applicable Purchasers be treated as sales for all purposes (other than for the purposes described in Section 13.19 and for accounting purposes). If, despite such intention, a determination is made that such transactions not be treated as sales, then the parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Purchasers to the Seller under Applicable Law. For such purpose, the Seller hereby transfers, conveys, assigns and grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Seller’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Seller, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The assignment under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, any Hedge Counterparty, the Purchasers or any of the Secured Parties of any obligation of the Seller or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Seller shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Seller from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, any Hedge Counterparty, the Purchasers or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, any Hedge Counterparty, the Purchasers or any Secured Party be obligated to perform any of the obligations or duties of the Seller thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     Section 9.2 Release of Lien on Collateral.
     At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account,

(ii) any Asset becomes a Prepaid Asset and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Asset is replaced in accordance with Section 2.18, or (iv) this agreement terminates in accordance with Section 13.6, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Servicer, release its interest in such Collateral. In connection with any sale of such Related Property, the Administrative Agent as agent for the Secured Parties will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided that the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.
     Section 9.3 Further Assurances.
     The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.
     Section 9.4 Remedies.
     Upon the occurrence of a Termination Event, the Administrative Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.
     Section 9.5 Waiver of Certain Laws.
     Each of the Seller and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.
     Section 9.6 Power of Attorney.
     Each of the Seller and the Servicer hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Seller and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Administrative Agent, the Seller shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE X
TERMINATION EVENTS
     Section 10.1 Termination Events.
     The following events shall be Termination Events (“Termination Events”) hereunder:
     (a) as of any Determination Date, the Average Portfolio Delinquency Ratio exceeds 6.5%; or
     (b) as of any Determination Date, the Average Pool Charged-Off Ratio exceeds 3.0%; or
     (c) as of any Determination Date, the Average Portfolio Charged-Off Ratio exceeds 4.0%; or
     (d) either (I) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and Maximum Availability, or (II) the Combined Advances Outstanding on any day exceeds the Combined Commitment Amount (recognizing that Combined Advances Outstanding may be lowered by reductions in Advances Outstanding hereunder as well as by reductions in “Advances Outstanding” under the other Citibank Facilities), and the same continues unremedied for two Business Days; provided that during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.10; or
     (e) a Servicer Default occurs and is continuing; or
     (f) failure on the part of the Seller or Originator to make any payment or deposit (including without limitation with respect to Collections) of principal by the terms of any Transaction Document on the day such payment or deposit is required to be made; or
     (g) failure on the part of the Seller or Originator to make any payment or deposit (including without limitation with respect to Collections) other than principal required by the terms of any Transaction Document on the day such payment or deposit is required to be made and such failure continues unremedied for a period of 2 Business Days; or
     (h) the occurrence of an Insolvency Event relating to the Seller or the Originator; or
     (i) the Seller shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or
     (j) a regulatory, tax or accounting body has ordered that the activities of the Seller or any other Subsidiary of CapitalSource Inc. contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Seller contemplated hereby may reasonably be expected to cause the Seller or any other Subsidiary of CapitalSource Inc. to suffer materially adverse regulatory, accounting or tax consequences; or
     (k) there shall exist any Material Adverse Effect; or
     (l) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or the Originator and such lien shall not have been released within five Business Days; or
     (m) any Change-in-Control shall occur; or
     (n) (i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller, the Originator, or the Servicer, or
     (ii) the Seller, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or
     (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or
     (o) on any date of determination, the aggregate Hedge Notional Amount in effect for that day under all Hedge Transactions is less than the product of the Hedge Percentage on such day and the Hedge Amount on that day, and the same continues unremedied for a period of two Business Days; or
     (p) any failure on the part of the Seller or the Originator duly to observe or perform (i) any covenants or agreements of the Seller or the Originator set forth in this Agreement (other than as referred to in Section 10.1(f), 10.1(g), 10.1(o) or 10.1(r) or clause (ii) of this Section 10.1(p)) or the other Transaction Documents to which the Seller or the Originator is a party and the same continues unremedied for a period of 10 days after the earlier to occur of

(x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller or the Originator by the Administrative Agent and (y) the date on which the Seller or the Originator becomes aware thereof or (ii) any covenant applicable to it contained in Section 5.2; or
     (q) any representation, warranty or certification made by the Seller or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made, and which (if capable of being cured without any adverse impact on the Purchasers or the collectibility of the Assets) continues to be unremedied for a period of 10 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller or the Originator by the Administrative Agent and (ii) the date on which the Seller or the Originator becomes aware thereof; or
     (r) any failure by the Seller to give instructions or notice to the Administrative Agent as required by this Agreement, or to deliver any required Monthly Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement; or
     (s) the failure of the Seller, the Servicer or the Originator to make any payment due with respect to recourse debt or other obligations, in the case of the Servicer or the Originator, in excess of $10,000,000, or the occurrence of any event or condition that would at such time permit acceleration of such recourse debt or other obligations; or
     (t) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess of $10,000,000, individually or in the aggregate, against the Originator, or $2,000,000 against the Seller, individually or in the aggregate, and the Originator shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the failure of the Originator or the Seller to make any payments due of amounts in excess of $7,500,000 by the Originator, or $2,000,000 by the Seller, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or
     (u) as of any Determination Date, the Pool Yield does not equal or exceed the Minimum Pool Yield and the same continues unremedied by the following Determination Date; or
     (v) on any day an Overcollateralization Shortfall exists and continues unremedied for two Business Days; or
     (w) as of any Quarterly Determination Date, the Originator’s ratio of Consolidated Funded Indebtedness to Consolidated Tangible Net Worth is more than 6 to 1; or
     (x) the occurrence of a “Purchase Termination Event” under the Sale Agreement; or

     (y) as of the Final Maturity Date, the Collection Date has not yet occurred.
     Section 10.2 Remedies.
          Upon the occurrence of any Termination Event, no Advances will thereafter be made, and the Administrative Agent may, and at the request of Liquidity Banks holding at least 66 2/3% of the Commitments then in effect shall, by notice to the Seller, declare the Termination Date to have occurred and the Amortization Period to have commenced (provided, that, upon the occurrence of any event described in Section 10.1(h), the Termination Date shall occur and the Amortization Period shall commence automatically without request from, or notice to, any Person) and the Administrative Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative, and also may require the Seller and Servicer to, and the Seller and Servicer hereby agree that they will at the Servicer’s expense and upon request of the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Seller agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.10 or otherwise in such order as the Administrative Agent shall elect in its discretion.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 Indemnities by the Seller.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Administrative Agent, the Backup Servicer, the Collateral Custodian, the Secured Parties, the Affected Parties and each of their respective assigns, Affiliates, officers, directors, employees, advisors and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable out of pocket costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or the ownership of an interest in the Collateral or in respect of any Asset included in the Collateral, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Assets included in the Collateral due to credit problems of the Obligors (except as otherwise specifically provided in this Agreement). If the Seller has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
     (i) any representation or warranty made or deemed made by the Seller, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers relating to the eligibility or qualification of any Asset, which shall have been false or incorrect in any respect when made or deemed made or delivered;
     (ii) any other representation or warranty made or deemed made by the Seller, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Seller or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;
     (iv) the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, an undivided ownership interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;
     (v) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date (I) an amount of Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the Maximum Availability on such Business Day, or (II) Combined Advances Outstanding that is less than or equal to the Combined Commitment Amount;
     (vi) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

     (vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;
     (viii) any failure of the Seller or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Seller or any Affiliate thereof to perform its respective duties under any Collateral;
     (ix) the failure of any Lock-Box Bank to remit any amounts held in a Lock-Box Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-Box Agreement) whether by reason of the exercise of set-off rights or otherwise;
     (x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller or the Originator to qualify to do business or file any notice or business activity report or any similar report;
     (xi) any action taken by the Seller or the Servicer in the enforcement or collection of any Collateral;
     (xii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;
     (xiii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;
     (xiv) the failure by Seller to pay when due any Taxes for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
     (xv) any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding, or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent or a Secured Party believes in good faith is required to be repaid;
     (xvi) the commingling of Collections on the Collateral at any time with other funds, unless permitted hereunder;

     (xvii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;
     (xviii) any failure by the Seller to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Seller of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
     (xix) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement;
     (xx) the failure of the Seller, the Originator or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent, Collections on the Collateral remitted to the Seller, the Originator, the Servicer or any such agent or representative; or
     (xxi) the failure by the Seller to comply with any of the covenants relating to any Hedging Agreement in accordance with the Transaction Documents.
     (b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five Business Days following such Person’s demand therefor.
     (c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
     (d) The obligations of the Seller under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Servicer, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.
     Section 11.2 Indemnities by the Servicer.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the

Agreement, (iv) the failure by the Servicer to comply with any of the covenants relating to any Hedging Agreement in accordance with the Transaction Documents, or (v) any litigation, proceedings or investigation against the Servicer. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.
     (b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.
     (c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Assets.
     (d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.
     (e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.
     Section 11.3 After-Tax Basis.
     Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE XII
THE ADMINISTRATIVE AGENT
     Section 12.1 The Administrative Agent.
     (a) Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC or other Applicable Law and hereby further authorizes the Administrative Agent to appoint additional agents and bailees to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Purchasers may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Liquidity Banks; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Purchaser or a Liquidity Bank pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Purchaser or Liquidity Bank shall be deemed to have declined to consent to the relevant actions.
     (b) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Purchasers or Liquidity Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent shall act solely as agent for the Purchasers and Liquidity Banks and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or any of its successors or assigns.
     (c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Seller or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Seller, the Originator, or the Servicer or to inspect the property (including the books and records) of the Seller, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.
     (d) Credit Decision with Respect to the Administrative Agent. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.
     (e) Indemnification of the Administrative Agent. Each Liquidity Bank agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Servicer), ratably in accordance with its Commitment (or, if the Commitments have been terminated, then ratably according to the respective amounts of the sum of (x) the aggregate Advances Outstanding funded by it plus (y) the additional Advances it may be required to fund under the applicable Liquidity Agreement) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that none of the Liquidity Banks shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Liquidity Bank agrees to reimburse the Administrative Agent, ratably in accordance with its Commitment (or, if the Commitments have been terminated, then ratably according to the respective amounts of the sum of (x) the aggregate Advances Outstanding funded by it plus (y) the additional Advances it may be required to fund under the applicable Liquidity Agreement) promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller or the Servicer.
     (f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser and the Seller and may be removed at any time with cause by the Purchasers acting jointly. Upon any such resignation or removal, the Purchasers and (unless a Termination Event then exists) the Seller acting jointly shall appoint a successor Administrative Agent. Each of the Purchasers and the Seller agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring

Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     (g) Payments by the Administrative Agent. All amounts received by the Administrative Agent on behalf of the Purchasers shall be paid by the Administrative Agent to the applicable Purchasers in accordance with the terms of this Agreement, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to the applicable Purchasers on such Business Day, but, in any event, shall pay such amounts to such Purchasers not later than the following Business Day.
     (h) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     (i) Non-Reliance on the Administrative Agent. Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that it has and will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Transaction Documents or any Hedging Agreement, as the case may be.
     (j) Administrative Agent and its Affiliates. The Administrative Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller, Originator or Servicer or any Affiliate of the foregoing as though the Administrative Agent was not the Administrative Agent. With respect to the Advances made pursuant to this Agreement, the Administrative Agent and each of its Affiliates shall have the same rights and powers under this Agreement as any Liquidity Bank and may exercise the same as though it were not the Administrative Agent.

ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Amendments and Waivers.
     (a) Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Seller, the Servicer, the Administrative Agent and the Secured Parties; provided that no such amendment, waiver or modification adversely affecting the rights or obligations of the Backup Servicer, the Collateral Custodian or any Hedge Counterparty shall be effective without the written agreement of such Person; provided further, that the Administrative Agent shall provide copies of all such amendments, waivers or other modifications to the Backup Servicer and the Collateral Custodian if such Persons were not signatories thereto.
     (b) The parties hereto acknowledge and agree that after the Closing Date the Agreement may need to be amended to correct certain ambiguities or errors as well as to correct inconsistencies with the terms of the other Transaction Documents and each such party agrees to cooperate in good faith to effectuate, and not to unreasonably withhold, delay or condition its consent to, any such amendments; provided that notwithstanding the foregoing, to the extent any such amendment would have an adverse effect on any Secured Party, such Secured Party shall have the right to consent or withhold consent in its sole discretion.
     Section 13.2 Notices, Etc.
     All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid or (b) notice by facsimile copy, when communication of receipt is obtained.
     Section 13.3 Ratable Payments.
     If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Purchaser, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Section 13.4 No Waiver; Remedies.
     No failure on the part of the Administrative Agent, the Collateral Custodian, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
     Section 13.5 Binding Effect; Benefit of Agreement.
     This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Administrative Agent, the Backup Servicer, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.9(a)(1) and Section 2.10(a)(1) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.
     Section 13.6 Term of this Agreement.
     This Agreement, including, without limitation, the Seller’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date. Upon the occurrence of the Collection Date and the written request of the Seller, the Administrative Agent shall release its interest in the Collateral pursuant to Section 9.2; provided however that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.
     Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

     Section 13.8 Waiver of Jury Trial.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     Section 13.9 Costs, Expenses and Taxes.
     (a) In addition to the rights of indemnification granted under Article XI hereof, the Seller and Originator agrees to pay on demand all reasonable out of pocket costs and expenses of the Administrative Agent, the Backup Servicer, the Collateral Custodian and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, which shall be limited to two audits per year prior to the occurrence of a Termination Event), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Backup Servicer, the Collateral Custodian and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Backup Servicer, the Collateral Custodian and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all reasonable out of pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Backup Servicer, the Collateral Custodian or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).
     (b) The Seller and Originator shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder.
     (c) The Seller and Originator shall pay on demand all other reasonable out of pocket costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent and the Secured Parties (“Other Costs”), including, without limitation, all costs and expenses incurred by the Administrative Agent in connection with periodic audits of the Seller’s or the Servicer’s books and records.

     Section 13.10 No Proceedings.
     (a) Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Issuer, any Insolvency Proceeding so long as any commercial paper or other senior indebtedness issued by such Issuer shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.
     (b) Each of the parties hereto (other than the Administrative Agent acting with the consent of the Purchasers) hereby agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date; provided that nothing in this Section 13.10 shall limit any party’s right to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted by any other Person.
     Section 13.11 Recourse Against Certain Parties.
     (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate or limited liability company obligations of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Seller, the Servicer, the Originator or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this

Agreement. The provisions of this Section 13.11(a) shall survive the termination of this Agreement.
     (b) [Intentionally omitted.]
     (c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Seller, the Originator or the Servicer or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
     (d) No obligation or liability to any Obligor under any of the Assets is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby
     Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.
     (a) The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).
     (b) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.
     (c) If the Seller or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article XI. The Seller irrevocably authorizes the Administrative Agent and appoints the

Administrative Agent as its attorney-in-fact to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.
     (d) Without limiting the generality of the foregoing, Seller will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:
     (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
     (ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Seller, in form and substance reasonably satisfactory to the Administrative Agent confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
     Section 13.13 Confidentiality
     (a) Each of the Administrative Agent, the Secured Parties, the Servicer, the Collateral Custodian, the Backup Servicer and the Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of CapitalSource Inc. and its Affiliates, the Seller and the Servicer hereto, and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein or related to any of the underlying Obligors, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors parties that provide or may in the future provide first loss or credit enhancement to such Person and the agents of such Persons (“Excepted Persons”); (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.
     (b) Anything herein to the contrary notwithstanding, the Seller and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Collateral Custodian, the Backup Servicer or the Secured Parties by each other, (ii) by the Administrative Agent, the Collateral Custodian, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, (iii) by the Administrative Agent and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Issuer, or to any subordinated investor in any Issuer, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information or (iv) to any Rating Agency. In addition, the Secured Parties and the Administrative Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
     (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Secured Parties’, the Collateral Custodian’s, the Backup Servicer’s, the Seller, the Servicer or the Originator business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties, the Collateral Custodian, the Backup Servicer, the Seller, the Servicer or the Originator or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Seller, the Servicer or the Originator or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Custodian or Backup Servicer having a need to know the same, provided that the Collateral Custodian or Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized in writing by the Seller, Servicer or Originator.
     (d) Notwithstanding any other provision herein or in any other Transaction Document, each Purchaser and the Administrative Agent hereby confirms that the Seller, the Originator and the Servicer (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.
     Section 13.14 Execution in Counterparts; Severability; Integration.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile or by electronic mail in portable document format (pdf)), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and the Transaction Documents contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings delivered by the Originator to the Administrative Agent and the Secured Parties.
     Section 13.15 Waiver of Set-off.
     (a) The Seller, the Servicer and the Originator each hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, each Purchaser, its Affiliates or its respective assets.
     (b) Without in any way limiting the provisions of Section 13.3, the Administrative Agent and each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of a Termination Event to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent or such Purchaser to, or for the respective account of, the Seller, the Servicer or the Originator against any amount owing by the Seller, the Servicer or the Originator, respectively, to such Person or to the Administrative Agent on behalf of such Person (even if contingent or unmatured). For the avoidance of doubt, the right of setoff set forth in this Section 13.15(b) does not permit setoff of deposits and indebtedness held or owing by one Person to or for the account of a second Person against amounts owing by any Person other than such second Person.
     Section 13.16 Assignments.
     (a) This Agreement and each Issuer’s rights and obligations herein (including ownership of each Asset) shall be assignable by the Issuers and their successors and assigns to any Eligible Assignee (including, without limitation, pursuant to the Liquidity Agreement). Each assigning Issuer shall notify the Administrative Agent and the Seller of any such assignment.
     (b) Each Liquidity Bank may assign to any Eligible Assignee or to any other Liquidity Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Assets or interests therein owned by it); provided, however, that
     (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,
     (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $25,000,000 and (y) all of the assigning Purchaser’s Commitment,
     (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $2,500,
     (iv) with respect to any Liquidity Bank, concurrently with such assignment, such assignor Liquidity Bank shall assign to such assignee Liquidity Bank or other Eligible Assignee an equal percentage of its rights and obligations under the Liquidity Agreement (or, if such assignor Liquidity Bank is Citibank, it shall arrange for such assignee Liquidity Bank or other Eligible Assignee to become a party to the Liquidity Agreement for a maximum principal amount equal to the assignee’s Commitment), and
     (v) Citibank may not assign any portion of its Commitment to the extent that it reduces such Commitment below 50% of the Facility Amount.
     Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Liquidity Bank hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).
     (c) With respect to the Liquidity Banks, the Administrative Agent shall maintain at its address referred to in Section 13.2 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Liquidity Banks and the Commitment of, and aggregate outstanding principal of Advances owned by, each Liquidity Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Originator, the Administrative Agent and the Liquidity Banks may treat each person whose name is recorded in the Register as a Liquidity Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Liquidity Bank at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Liquidity Bank and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.
     (d) Notwithstanding any other provision of this Section 13.16, any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and principal) under this Agreement or under any Liquidity Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of the Seller or the Administrative Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder or under the Liquidity Agreement, as the case may be, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto or to the Liquidity Agreement, as the case may be.
     (e) Each Liquidity Bank may sell participations, to one or more banks or other entities, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owned by it); provided, however, that
     (i) such Liquidity Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged,
     (ii) such Liquidity Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, and
     (iii) concurrently with such participation, the selling Liquidity Bank shall sell to such bank or other entity a participation in an equal percentage of its rights and obligations under the Liquidity Agreement.
     The Administrative Agent, the Purchasers, other Liquidity Banks and the Seller shall have the right to continue to deal solely and directly with such Liquidity Bank in connection with such Person’s rights and obligations under this Agreement.
     (f) This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent and its successors and assigns; provided, however, that the Administrative Agent agrees that it will not assign such rights and obligations to any Person other than an Affiliate of Citibank unless:
     (i) in the reasonable judgment of the Administrative Agent, the Administrative Agent determines that continued service by it (or its Affiliate) as Administrative Agent hereunder would be inconsistent with, or otherwise disadvantageous under, applicable legal, tax or regulatory restrictions, in which case the Administrative Agent shall notify the Seller of such determination and consult with the Seller regarding the selection of an assignee; or
     (ii) there shall have occurred any Termination Event, which shall be continuing; or
     (iii) the Seller shall have consented to such assignment (such consent not to be unreasonably withheld or delayed).
     (g) The Seller may not assign its rights or obligations hereunder or any interest herein, or permit any Lien (other than any Permitted Lien) to exist upon, any of the Seller’s rights, obligations or duties under this Agreement, without the prior written consent of the Administrative Agent and each Hedge Counterparty.

     (h) Each of the Purchasers and any Eligible Assignee that becomes a party to this Agreement shall be deemed to have represented, acknowledged and agreed as follows:
     (1) Such Person is either (i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), who is also a Qualified Purchaser (as defined in the 1940 Act), acquiring the Variable Funding Certificate for its own account or for one or more accounts, each of whom is a qualified institutional buyer who is also a Qualified Purchaser, or (ii) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act who is also a Qualified Purchaser.
     (2) The Variable Funding Certificate may not be reoffered, resold, pledged or otherwise transferred except to a Qualified Purchaser. Such Person understands that the Variable Funding Certificate may not at any time be held by or on behalf of a Person that is not a Qualified Purchaser. No sale, pledge or other transfer of the Variable Funding Certificate (or any interest therein) may be made if such transfer would have the effect of requiring the Seller to register as an investment company under the 1940 Act.
     Section 13.17 Heading and Exhibits.
     The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 13.18 Loans Subject to Retained Interest Provisions.
     (a) With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the Seller will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Collections from the Obligor on such Revolving Loan will be allocated first to the portion of such Revolving Loan owned by the Originator, its Affiliate special purpose entities under any warehouse facility involving the Originator or one of its Affiliates, any co-lenders under such facilities or a term transaction or warehouse facility involving the Originator or one of its Affiliates; provided that if (i) a payment default occurs, or an event of default occurs (without waiver) with respect to any of the related Loans, or an Insolvency Event with respect to the related Obligor, (ii) the Servicer has determined that the creditworthiness of the Obligor under such related Loan has deteriorated such that it materially and adversely affects the value of such related Loan or has reduced in a material manner the likelihood of repayment in full thereunder, (iii) the Originator has determined in its sole discretion to reduce or terminate its commitment to an Obligor, (iv) a Termination Event or Unmatured Termination Event occurs, (v) an Allocation Adjustment Event occurs, or (vi) a Liquidity Factor Reduction Event shall have occurred and be continuing, then at such time and all times thereafter, Collections received on (A) the applicable Loan (in the case of clause (i), (ii) or (iii) above or during the time that a Liquidity Factor Reduction Event shall have occurred and be continuing in the case of clause (vi) above) or (B) all the Revolving Loans (in the case of clause (iv) or (v) above) will be allocated between the portion owned by the

Originator, its Affiliate special purpose entities under the warehouse or term facilities then outstanding and the portion owned by the Seller, pro rata based upon the outstanding principal amount of each such portion.
     (b) With respect to any Term Loans included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the Seller and to the portion not owned by the Seller (if any) on a pro rata basis according to the outstanding principal amount of such portion.
     Section 13.19 Tax Treatment of Advances.
     It is the intention of the Seller and the Purchasers that, for U.S. federal, state and local income and franchise tax purposes only, the Advances made hereunder will be treated as indebtedness secured by the Collateral. The Seller, by entering into this Agreement, and the Purchasers, by making the Advances described herein, agree to treat the Advances for U.S. federal, state and local income and franchise tax purposes as indebtedness. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.
     Section 13.20 Appointment of Successor Agent.
     (a) Pursuant to the provisions of Section 12.1(f), the Original Agent resigns as administrative agent under the Original Agreement and the other Transaction Documents, effective as of the date on which the conditions precedent set forth in Section 3.3 are satisfied or waived. The Purchasers and the Seller appoint CNAI as Administrative Agent under this Agreement and the other Transaction Documents effective as of such date and agree to waive the notice period set forth in Section 12.1(f).
     (b) In connection with the agency succession described in the foregoing Section 13.20(a), and effective as of the date set forth in Section 13.20(a) and without the need for further action (except as expressly set forth below), (i) the Administrative Agent shall succeed to and become vested with all of the rights, powers, privileges and duties as administrative agent under the Transaction Documents, (ii) the Original Agent shall be discharged from its duties and obligations as administrative agent under the Transaction Documents, (iii) all provisions of this Agreement set forth in Article XII and Sections 11.1 and 11.2 hereof shall continue in effect for the Original Agent while it was acting as administrative agent under the Transaction Documents, (iv) the Administrative Agent shall bear no responsibility or liability for any actions taken or omitted to be taken by the Original Agent while Original Agent served as administrative agent under the Transaction Documents, (v) each of Original Agent, Seller, Servicer, Originator and the Purchasers authorizes the Administrative Agent to file any Uniform Commercial Code financing statements, assignments or amendments that the Administrative Agent deems necessary or desirable to evidence the Administrative Agent’s succession as administrative agent under the Transaction Documents, and (vi) each of Original Agent, Seller, Servicer and Originator agrees, upon the reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such other documents and instruments as the Administrative Agent may reasonably request to effect the

Administrative Agent’s succession as administrative agent under the Transaction Documents. Without limiting the generality of the foregoing, Original Agent hereby assigns to the Administrative Agent, without warranty, recourse or representation, all of the Original Agent’s right, title and interest and all liens and security interests in and on the Collateral, all of which the Seller and Originator affirms shall remain in full force and effect; and the Original Agent acknowledges and agrees that, after giving effect to such assignment to the Administrative Agent, the Original Agent shall no longer have any right, title and interest or any liens and security interest in and on the Collateral.
     Section 13.21 Payment Direction.
          The Seller hereby directs the Purchasers to pay the amount of the initial Advance to be made by them on the Closing Date, in accordance with the terms of the Omnibus Payoff and Restructuring Agreement, in the amount of $499,500,000 directly to the Original Purchaser in immediately available funds at the account designated by the Original Purchaser.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:	CS FUNDING VII DEPOSITOR LLC

	By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Vice President & Treasurer

CS Funding VII Depositor LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.: (301) 841-2375
Confirmation No.: (301) 841-2731]

THE LOAN ORIGINATOR AND SERVICER:	CAPITALSOURCE FINANCE LLC

	By:	/S/ JEFFREY A. LIPSON

	Name:	Jeffrey A. Lipson
	Title:	Vice President & Treasurer

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.: (301) 841-2375
Confirmation No.: (301) 841-2731
[Signatures Continued on the Following Page]

ISSUER:	CHARTA, LLC,

in its capacity as an Issuer

	By:	Citicorp North America, Inc.,
as Attorney-in-Fact

	By: Name:	/S/ GERALD F. KEEFE Gerald F. Keefe
	Title:	Vice President

CHARTA, LLC
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No.: 914-899-7890
Confirmation No.: 914-899-7218
[Signatures Continued on the Following Page]

LIQUIDITY BANK:	CITIBANK, N.A.,
in its capacity as a Liquidity Bank

	By:	/S/ GERALD F. KEEFE

	Name:	Gerald F. Keefe
	Title:	Vice President

Citibank, N.A.
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No.: 914-899-7890
Confirmation No.: 914-899-7218

THE ADMINISTRATIVE AGENT:	CITICORP NORTH AMERICA, INC.

	By:	/S/ GERALD F. KEEFE

	Name:	Gerald F. Keefe
	Title:	Vice President

Citicorp North America, Inc., as Administrative Agent
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No.: (914) 899-7890
Confirmation No.: (914) 899-7218